UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WALKER & DUNLOP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

WALKER & DUNLOP, INC.

7272 Wisconsin Avenue, Suite 1300

Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 2, 2024

10:00 a.m. Eastern Daylight Time

Dear Stockholder:

You are cordially invited to attend our 2024 annual meeting of stockholders to be held on Thursday, May 2, 2024, at 10:00 a.m., Eastern Daylight Time, at

Hilton Garden Inn

7301 Waverly Street

Bethesda, Maryland 20814

for the following purposes:

1.	To elect seven directors from the nominees named in this proxy statement to serve one-year terms expiring at the 2025 annual meeting of stockholders;
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;
3.	To vote on an advisory resolution to approve executive compensation;
4.	To approve adoption of the Company's 2024 Equity Incentive Plan, which constitutes an amendment and restatement of the Walker & Dunlop, Inc. 2020 Equity Incentive Plan, as amended; and
5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Only stockholders of record at the close of business on March 8, 2024 will be entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY PRIOR TO THE MEETING BY FOLLOWING THE INSTRUCTIONS FOR VOTING ACCOMPANYING THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR, IF YOU REQUESTED PRINTED COPIES OF THE PROXY MATERIALS, YOUR PROXY OR VOTING INSTRUCTION CARD. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE, AS DISCUSSED IN THIS PROXY STATEMENT.

By Order of the Board of Directors

Name:	Richard M. Lucas
Title:	Executive Vice President, General Counsel and Secretary

Bethesda, Maryland
March 15, 2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 2, 2024:

The Proxy Statement and Annual Report to Stockholders are available free of charge at http://www.edocumentview.com/WD.

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WALKER & DUNLOP, INC.

7272 Wisconsin Avenue, Suite 1300

Bethesda, Maryland 20814

PROXY STATEMENT

QUESTIONS AND ANSWERS

Why is this proxy statement being made available?

We have made this proxy statement available to you because you own shares of common stock of Walker & Dunlop, Inc. This proxy statement contains information related to the solicitation of proxies for use at our 2024 annual meeting of stockholders, to be held at 10:00 a.m., Eastern Daylight Time, on Thursday, May 2, 2024 at the Hilton Garden Inn, 7301 Waverly Street, Bethesda, Maryland 20814, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders.

This solicitation is made by Walker & Dunlop, Inc. on behalf of our Board of Directors. Unless otherwise stated, as used in this proxy statement, the terms “we,” “our,” “us” and the “Company” refer to Walker & Dunlop, Inc. The Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) is first being mailed to stockholders beginning on or about March 22, 2024.

Why did I receive a Notice of Internet Availability in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are permitted to furnish our proxy materials over the internet to our stockholders by delivering a Notice of Internet Availability in the mail. The Notice of Internet Availability instructs you on how to access and review the proxy statement and 2023 Annual Report to Stockholders over the internet. The Notice of Internet Availability also instructs you on how you may submit your proxy over the internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering our costs and reducing the environmental impact of our annual meeting.

If you received a Notice of Internet Availability in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability.

What information is presented in this proxy statement?

The information contained in this proxy statement relates to the proposals to be voted on at the annual meeting of stockholders, the voting process, information about our Board of Directors and Board committees, the compensation of our directors and our executive officers for the fiscal year ended December 31, 2023, and other required information.

Who is entitled to vote at the annual meeting?

Only holders of our common stock at the close of business on March 8, 2024, the record date for the annual meeting of stockholders, are entitled to receive notice of the annual meeting and to vote at the annual meeting. Our common stock constitutes the only class of securities entitled to vote at the meeting.

When you vote by following the instructions in the Notice of Internet Availability or, if you requested printed copies of the proxy materials, your proxy or voting instruction card, you appoint Richard M. Lucas and William M. Walker as your representatives to vote your shares of common stock at the annual meeting. Messrs. Lucas and Walker, or either of them, will vote your shares of common stock as you instruct. Accordingly, your shares of common stock will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by following the instructions in the Notice of Internet Availability or, if you requested printed copies of the proxy materials, your proxy or voting instruction card, in advance.

Who can attend the annual meeting?

If you are a holder of our common stock at the close of business on March 8, 2024, the record date for the annual meeting, or a duly appointed proxy, you are authorized to attend the annual meeting. You will need to present proof of stock ownership and valid picture identification, such as a driver’s license or passport, before being admitted. If your common stock is held beneficially in the name of a bank, broker or other holder of record (i.e., street name), you must present the proxy card or proof of your ownership by presenting a bank or brokerage account statement reflecting your ownership as of the record date.

Cameras, recording equipment and other electronic devices will not be permitted at the annual meeting. For directions to the annual meeting of stockholders, contact Investor Relations at (301) 202-3207.

What will constitute a quorum at the annual meeting?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on March 8, 2024 will constitute a quorum, permitting the stockholders to conduct business at the annual meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the annual meeting, including for purposes of determining the presence of a quorum at the meeting.

What are the voting rights of stockholders?

As of March 8, 2024, there were 33,602,593 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of common stock outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

How do I vote?

If you hold your shares of common stock directly (i.e., not in a bank or brokerage account), you may vote by attending the meeting and voting in person or you may provide your proxy via the internet, telephone or mail in accordance with the instructions provided on the Notice of Internet Availability or, if you requested printed copies of the proxy materials, your proxy or voting instruction card.

If your shares of common stock are held in street name, you should follow the voting instructions provided to you by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by the internet or by telephone to your broker or nominee. If you provide specific instructions, your broker or nominee will vote your shares of common stock as directed. Additionally, if you want to vote in person and hold your shares in street name, you will need a “legal proxy” from your broker to vote at the annual meeting. Contact your broker or nominee for specific information on how to obtain a legal proxy in order to attend and vote your shares at the meeting.

What is a “broker non-vote”?

A broker non-vote occurs when shares held through a broker are voted on certain proposals but are not voted on other proposals because the broker (i) has not received voting instructions from the stockholder who beneficially owns the shares and (ii) lacks the authority to vote the shares at the broker’s discretion on such proposals. Under New York Stock Exchange (“NYSE”) rules, the election of directors (Proposal 1), the advisory resolution to approve executive compensation (Proposal 3) and the approval of the adoption of the Company's 2024 Equity Incentive Plan (the “2024 Plan”) (Proposal 4) are considered to be non-routine matters, and brokers will lack the authority to vote uninstructed shares at their discretion on such proposals. However, the ratification of our independent registered public accounting firm (Proposal 2) is a routine matter, so brokers may vote uninstructed shares at their discretion on Proposal 2. Accordingly, we do not expect any broker non-votes for Proposal 2.

How are votes counted?

If your vote is made in accordance with the instructions in the Notice of Availability or, if you requested printed copies of the proxy materials, your proxy or voting instruction card, and your vote is not revoked, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as directed by you. If you return a signed proxy card but fail to indicate your voting preferences, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as recommended by the Board. The Board recommends a vote “FOR” the election of each of the nominees for our Board of Directors named in this proxy statement (Proposal 1); “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2024 fiscal year (Proposal 2); “FOR” the advisory resolution to approve executive compensation (Proposal 3) and "FOR" the approval of the adoption of the 2024 Plan (Proposal 4).

In the election of directors (Proposal 1), you may either vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees, and for Proposals 2, 3 and 4, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each proposal. For each of Proposals 1, 2, 3 and 4, abstentions and broker non-votes, if any, will not count as votes cast for a proposal and will have no effect on the result of the vote on any proposal.

Will my shares of common stock be voted if I do not provide my proxy and I do not attend the annual meeting?

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3) and the approval of the adoption of the 2024 Plan (Proposal 4). Under applicable rules, the bank or broker that holds your shares does not have the ability to vote your uninstructed shares on Proposals 1, 3 or 4 on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote on Proposals 1, 3 or 4, votes will not be cast on your behalf. Your bank or broker will, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal 2). If you are a stockholder of record and you do not cast your vote, votes will not be cast on your behalf on any of the items of business at the annual meeting.

May I change my vote?

Yes. You may change or revoke a previously granted proxy at any time before it is exercised by either (i) submitting a later-dated proxy, (ii) delivering a written request to our Secretary at our principal executive offices located at 7272 Wisconsin Avenue, Suite 1300, Bethesda, Maryland 20814 that revokes your previously granted proxy or (iii) attending the annual meeting and voting in person. Please note that attendance at the annual meeting will not, in and of itself, constitute revocation of a previously granted proxy.

If your shares of common stock are held in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from your broker as described above. Please note that attendance at the annual meeting will not, in and of itself, constitute revocation of a previously granted proxy.

How many votes are needed to approve each of the proposals?

A nominee for director shall be elected to the Board of Directors (Proposal 1) if such nominee receives the affirmative vote of a majority of the total votes cast. If a nominee who is an incumbent director does not receive the affirmative vote of a majority of the total votes cast, the director shall offer his or her resignation to the Board of Directors, and the Board will consider whether to accept or reject the director’s offer to resign. Abstentions and broker non-votes will not count as votes cast and will have no effect on the result of the vote on Proposal 1.

Ratification of our independent registered public accounting firm (Proposal 2), the advisory resolution to approve executive compensation (Proposal 3) and the approval of the adoption of the 2024 Plan (Proposal 4) will require the affirmative vote of the holders of a majority of the votes cast. Abstentions and broker non-votes, if any, will not count as votes cast for a proposal and will have no effect on the result of the vote on Proposals 2, 3 and 4.

Will any other matters be voted on?

As of the date of this proxy statement, we do not know of any matters that will be presented for consideration at the annual meeting other than those matters discussed in this proxy statement. If any other matters properly come before the annual meeting and call for a stockholder vote, valid proxies will be voted by the holders of the proxies in accordance with the recommendation of the Board or, if no recommendation is given, in their own discretion.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the costs of soliciting proxies, including the cost of printing, postage and handling. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse these persons' out-of-pocket expenses. We have retained MacKenzie Partners, Inc. to solicit proxies for a fee of approximately $11,000 plus reasonable expenses.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders of record entitled to vote at the annual meeting will be available for ten days prior to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 7272 Wisconsin Avenue, Suite 1300, Bethesda, Maryland 20814, by contacting the Secretary.

How can I obtain a copy of the 2023 Annual Report and the Annual Report on Form 10-K for the year ended December 31, 2023?

You may access, read and print copies of the proxy materials for this year’s annual meeting, including our proxy statement, form of proxy card, and annual report to stockholders, at the following Web address: http://www.edocumentview.com/WD.

We file annual, quarterly and current reports; proxy statements; and other information with the SEC. You may read and copy any reports, statements or other information we file with the Securities & Exchange Commission (“SEC”) on the website maintained by the SEC at www.sec.gov. At the written request of any stockholder who owns common stock as of the close of business on the record date, we will provide, without charge, paper copies of our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, except exhibits thereto. If requested by eligible stockholders, we will provide copies of the exhibits for a reasonable fee. You can request a copy of our Annual Report on Form 10-K, free of charge, by following the instructions on the Notice of Internet Availability or by mailing a written request to: Walker & Dunlop, Inc., Attention: Investor Relations, 7272 Wisconsin Avenue, Suite 1300, Bethesda, Maryland 20814.

You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different information. You should assume that the information in this proxy statement is accurate only as of the date of this proxy statement, or, where information relates to another date set forth in this proxy statement, as of that date.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Proposal 1: Election of Directors for a One-Year Term Expiring at the 2025 Annual Meeting of Stockholders

Our Board of Directors, or the Board, is currently comprised of eight directors, each with terms expiring at the 2024 annual meeting. Mr. Smith, our former President and a current director, retired from the Company on January 1, 2024, and informed us that, in connection with his retirement, he will not stand for re-election at the 2024 annual meeting. As previously announced, Mr. Warren also informed us he would not stand for re-election at the 2024 annual meeting. Our Board determined to reduce the size of the Board to seven directors effective immediately prior to the opening of the polls on the election of directors at the 2024 annual meeting. Our Nominating and Corporate Governance Committee has recommended to our Board the seven nominees set forth below for election or re-election, as applicable, as directors to serve for one-year terms until the 2025 annual meeting and until their successors are duly elected and qualified. Following the Nominating and Corporate Governance Committee’s recommendation, our Board has nominated those persons set forth below.

Based on its review of the relationships between the director nominees and the Company, and as discussed in greater detail below, the Board has affirmatively determined that, if these nominees are elected, the following six directors are “independent” directors under the rules of the NYSE: Jeffery R. Hayward, Ellen D. Levy, Michael D. Malone, John Rice, Dana L. Schmaltz and Donna C. Wells. The Board has also affirmatively determined that Michael Warren is an “independent” director under the rules of the NYSE.

The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote on the substitute nominee recommended by the Board, or the Board may, as permitted by our bylaws, decrease the size of our Board.

Vote Required

A nominee for director shall be elected to the Board of Directors (Proposal 1) if such nominee receives the affirmative vote of a majority of the total votes cast as to such nominee. If a nominee who is an incumbent director does not receive the affirmative vote of a majority of the total votes cast as to such nominee, the director shall offer his or her resignation to the Board of Directors, and the Board will consider whether to accept or reject the director’s offer to resign. Cumulative voting in the election of directors is not permitted. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH BELOW.

Nominees for Election for a One-Year Term Expiring at the 2025 Annual Meeting of Stockholders

The following table sets forth the name and age of each nominee for director, indicating all positions and offices with us currently held by the director.

Name	Age	Title
William M. Walker	56	Chairman of the Board of Directors and Chief Executive Officer
Jeffery R. Hayward	58	Director Nominee
Ellen D. Levy	54	Director
Michael D. Malone	70	Director
John Rice	57	Director
Dana L. Schmaltz	57	Director
Donna C. Wells	62	Director

Set forth below are descriptions of the backgrounds and principal occupations of each of our nominees for director, and the period during which he or she has served as a director. Also set forth below are specific experience, qualifications, skills and attributes that supported the Board’s determination to nominate the director for election or re-election, as applicable.

William M. Walker
Chairman and Chief Executive Officer, Walker & Dunlop, Inc.

Committees: None; member of management

EXPERIENCES, QUALIFICATIONS, SKILLS & ATTRIBUTES

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Executive leadership, strategic planning and commercial real estate experience as chairman and chief executive officer of Walker & Dunlop
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Affiliation with leading commercial real estate policy associations
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Previous outside board experience

Mr. Walker has been a member of our Board since July 2010 and a board member of Walker & Dunlop, LLC, our operating company, or its predecessors since February 2000. Mr. Walker has served as our chief executive officer since January 2007. He also previously served as our president from January 2005 to April 2015 and as our executive vice president and chief operating officer from September 2003 to January 2005. Mr. Walker currently serves on the boards of the National Multifamily Housing Council and the United States Olympic and Paralympic Committee Foundation, and also is a member of the Real Estate Round Table. Mr. Walker received his Bachelor of Arts in Government from St. Lawrence University and his Master’s in Business Administration from Harvard University.

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Jeffery R. Hayward
Retired Chief Administrative Officer, Fannie Mae, a government-sponsored, stockholder-owned corporation

Committees: None; new director nominee

EXPERIENCES, QUALIFICATIONS, SKILLS & ATTRIBUTES

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Executive leadership, strategic planning and broad commercial real estate experience as Head of Multifamily and Chief Administrative Officer at Fannie Mae

Mr. Hayward served as Fannie Mae’s Executive Vice President and Chief Administrative Officer from August 2020 until his retirement in December 2023.  Prior to that role, Mr. Hayward served as Head of Multifamily at Fannie Mae from 2012 to August 2020, first as Senior Vice President from 2012 to 2014 and then as Executive Vice President from 2014 to August 2020. During his 36-year tenure at Fannie Mae, Mr. Hayward held many leadership roles, including Head of Single Family Mortgage Servicing during the Great Recession.  Mr. Hayward received his Bachelor of Science in Business Management from Widener University.

Ellen D. Levy, Ph.D.
Managing Director, Silicon Valley Connect, LLC, a management consulting firm

Committees:  Compensation  Nominating & Corporate Governance

EXPERIENCES, QUALIFICATIONS, SKILLS & ATTRIBUTES

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Executive leadership and strategic planning and technology experience as vice president of strategic investments at LinkedIn Corporation
●
Public company board experience

Dr. Levy has been a member of our Board since March 2019. Dr. Levy serves as managing director of Silicon Valley Connect, LLC, a management consulting company she founded. From 2008 to April 2012, Dr. Levy served in various roles at LinkedIn Corporation, a professional social networking internet service, including as its vice president of strategic initiatives from March 2010 to April 2012. Dr. Levy is currently a member of the board of directors of Learn CW Investment Corporation, a blank check company. From 2021 to 2023, Dr. Levy served as a member of the Board of Healthwell Acquisition Corp. I, a special acquisition company. From 2015 to 2020, Dr. Levy served as a member of the board of directors of Instructure, Inc., a publicly traded educational technology company. Dr. Levy received her Bachelor of Science from the University of Michigan and a Masters and Doctorate in cognitive psychology from Stanford University.

Michael D. Malone
Retired Managing Director, Fortress Investment Group LLC, a global private equity firm

Committees:  Audit and Risk;  Compensation (chair)

EXPERIENCES, QUALIFICATIONS, SKILLS & ATTRIBUTES

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Executive leadership and strategic planning experience as managing director of Fortress Investment Group LLC
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Investment banking experience at Banc of America Securities

•

Public company board experience

Mr. Malone has been a member of our Board since November 2012. From February 2008 to February 2012, Mr. Malone served as managing director of Fortress Investment Group LLC, where he was in charge of the Charlotte, North Carolina office and responsible for the business of the capital formation group in the southeast and southwest regions of the United States. Mr. Malone retired from Bank of America in November 2007, after nearly 24 years of service as a senior executive banker and managing director. Over those years, Mr. Malone worked in and ran a number of investment banking businesses for the bank and its subsidiary, Banc of America Securities, including real estate, gaming, lodging, leisure, and the financial sponsors businesses. Mr. Malone is the lead director and member of the board of directors of Mr. Cooper Group Inc., a publicly traded non-bank residential mortgage lender, where he is the nominating and corporate governance committee chairman and a member of the audit and compensation committees. From 2014 to 2021, Mr. Malone served on the board of directors of New Senior Investment Group Inc., a publicly traded internally managed real estate investment trust. Mr. Malone received his Bachelor of Science in General Studies from the University of Kentucky.

John Rice
Chief Executive Officer, Management Leadership for Tomorrow, a national non-profit organization

Committees:  Compensation;  Nominating & Corporate Governance (chair)

EXPERIENCES, QUALIFICATIONS, SKILLS & ATTRIBUTES

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Executive leadership and strategic planning experience as CEO of Management Leadership for Tomorrow and previously as managing director of NBA Japan, an affiliate of the National Basketball Association
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Marketing experience as director of marketing for Latin America for the National Basketball Association
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Public company board experience

Mr. Rice has been a member of our Board since July 2010 and served as our Lead Director from September 2010 to June 2012. Mr. Rice is the chief executive officer of Management Leadership for Tomorrow, a national non-profit organization that he founded in 2001. Management Leadership for Tomorrow advances racial equity by elevating the career and economic trajectory of people of color and by changing employer practices to improve outcomes for all. Prior to Management Leadership for Tomorrow, Mr. Rice was an executive with the National Basketball Association from 1996 to 2000, where he served as managing director of NBA Japan and as director of marketing for Latin America. Before joining the National Basketball Association, Mr. Rice spent four years with the Walt Disney Company in new business development and marketing, and two years with AT&T. Mr. Rice is a member of the board of directors and lead director of Opendoor Technologies Inc., a publicly traded digital platform for residential real estate, where he serves as a member of the nominating and corporate governance committee. From 2021 to 2023, Mr. Rice also served on the board of directors of Alpha Partners Technology Merger Corp., a publicly traded blank check company. Mr. Rice also serves on the board of directors of Morgan Stanley Real Estate’s Prime Property Fund, a private fund. Mr. Rice serves on the boards of several non-profits including New Profit, a venture philanthropy fund. Mr. Rice received his Bachelor of Arts from Yale University and his Master’s in Business Administration from Harvard University.

Dana L. Schmaltz
Founder and Partner, Yellow Wood Partners, LLC, a private equity firm focused on the consumer products industry

Committees:  Compensation;  Nominating & Corporate Governance

EXPERIENCES, QUALIFICATIONS, SKILLS & ATTRIBUTES

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Executive leadership and strategic planning experience as founder and partner at Yellow Wood Partners, LLC
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Experience acquiring and operating several portfolio companies in various roles
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Chief financial officer experience at Blacksmith Brands, Inc.

Mr. Schmaltz has been a member of our Board since December 2010. Mr. Schmaltz is currently a partner at Yellow Wood Partners, LLC, a private equity firm he founded, which is focused on the consumer products industry. Mr. Schmaltz was the co-founder, director and chief financial officer of Blacksmith Brands, Inc., a privately owned consumer products company that was created in September 2009. As the co-founder and a senior manager of Blacksmith Brands, Mr. Schmaltz was responsible for overseeing the operations of the business with the senior management team, as well as for developing future acquisition opportunities for the company. Prior to founding Blacksmith Brands, Mr. Schmaltz was a managing partner of West Hill Partners, LLC, a Boston-based private equity firm, from 2007 to 2009. Prior to that, Mr. Schmaltz was the president of J.W. Childs Associates, LP, a private equity fund, where he focused on investments in the consumer/specialty retail sector, and served as partner of J.W. Childs from 1997 to 2007. Mr. Schmaltz received his Bachelor of Arts in History from Dartmouth College and his Master’s in Business Administration from Harvard University.

Donna C. Wells
Chief Executive Officer, Valencia Ventures, LLC a strategic consulting and corporate governance firm

Committees:  Audit and Risk (chair); Nominating & Corporate Governance

EXPERIENCES, QUALIFICATIONS, SKILLS & ATTRIBUTES

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Executive leadership and strategic planning experience as president and chief executive officer of Mindflash Technologies
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Chief marketing officer experience at Mint Software, Inc., and marketing leadership responsibilities at Intuit and Expedia
●
Public company board experience

Ms. Wells has been a member of our Board since March 2021. Ms. Wells is chief executive officer of Valencia Ventures, LLC, a strategic consulting and corporate governance firm which she founded. From 2010-2017, Ms. Wells served as President and Chief Executive Officer of Mindflash Technologies, Inc., an innovative, venture-backed enterprise software company that provided a cloud-based training platform for businesses prior to its acquisition by Trakstar. From 2007-2009, Ms. Wells was Chief Marketing Officer at Mint Software, Inc. (“Mint”) where she led the growth strategy for this mobile personal finance software company from product launch to the company’s acquisition by

Intuit. Prior to Mint, Ms. Wells led US marketing for Intuit and the Expedia Group, roles which drew on her 20 years of experience in strategic consumer and product marketing with leading brands including The American Express Company and The Charles Schwab Corporation. Ms. Wells is a member of the board of directors of Mitek Systems, Inc., a publicly traded software development company, where she is the chair of the nominating and governance committee and has served as a member of the audit and compensation committees. Ms. Wells was previously a director and risk committee member at Boston Private Financial Holdings, Inc., a publicly traded bank holding company from 2014 to 2018, and a director and audit committee member at Apex Technology Acquisition Corporation, a publicly traded special acquisition company, from 2019 until its 2021 merger with enterprise software provider AvePoint. She also serves on the board of Betterment Holdings, Inc., a leading independent digital wealth management platform with over $40 billion in AUM. In September 2019, Ms. Wells was appointed by the Center for Entrepreneurial Studies at the Stanford University Graduate School of Business as a Lecturer in Management. She holds a Bachelor of Science in Economics from The Wharton School at the University of Pennsylvania, a Master’s in Business Administration from Stanford University and Director Certification from the National Association of Corporate Directors (NACD). Ms. Wells was named Board Director of the Year by Women in Information Technology in 2021.

Corporate Governance Information

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. Accordingly, our Board has adopted and maintains the following corporate governance guidelines, codes and charters:

●	Corporate Governance Guidelines;
●	Code of Business Conduct and Ethics;
●	Code of Ethics for Principal Executive Officer and Senior Financial Officers;
●	Charter of the Audit and Risk Committee of the Board of Directors;
●	Charter of the Compensation Committee of the Board of Directors;
●	Charter of the Nominating and Corporate Governance Committee of the Board of Directors; and
●	Complaint Procedures for Accounting and Auditing Matters.

From time to time, we may revise the above-mentioned corporate governance guidelines, codes and charters in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents. Please visit our website at www.walkerdunlop.com to view or obtain a copy of the current version of any of these documents. We will provide any of the above-mentioned documents, free of charge, to any stockholder who sends a written request to:

Walker & Dunlop, Inc.

Attn: Investor Relations

7272 Wisconsin Avenue, Suite 1300

Bethesda, Maryland 20814

References to our website address throughout this proxy statement are for informational purposes only, or to fulfill specific disclosure requirements of the SEC’s rules. These references are not intended to, and do not, incorporate the contents of our website by reference into this proxy statement.

Director Independence

Our bylaws and Corporate Governance Guidelines conform to the NYSE rules, which require us to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent directors.

To adequately assess and ensure that (i) at least a majority of our directors qualify as independent and (ii) each of the Board committees is comprised of solely independent directors, the Board assesses annually the independence of all directors and director nominees. In accordance with the independence criteria established by the Board from time to time, our Board considers all relevant facts and circumstances in order to make an affirmative determination as to whether any director has a direct or indirect material relationship to the Company. In assessing the materiality of a director’s or nominee’s relationship with the Company, the Board considers the issues from the director’s or nominee’s standpoint and from the perspective of the persons or organization with which the director or nominee has an affiliation. Our Board has evaluated the status of each current director and each director nominee, and has affirmatively determined, after considering the relevant facts and circumstances and the independence standards set forth above, that each of Jeffery R. Hayward, Ellen D. Levy, Michael D. Malone, John Rice, Dana L. Schmaltz, Michael J. Warren and Donna C. Wells is independent, as defined in the NYSE rules, and that none of these directors have a material relationship with us. In evaluating Mr. Rice’s independence, the Board considered the payment in 2023 of $33,750 by us to Management Leadership for Tomorrow (or MLT), a not-for-profit entity of which Mr. Rice serves as chief executive officer, in connection with obtaining MLT Black Equity at Work and Hispanic Equity at Work Certifications. MLT had 2023 gross receipts in excess of $38 million. MLT, which was founded by Mr. Rice in 2001, has a mission to equip under-represented minorities with the skills, coaching and relationships that unlock their potential as senior business and community leaders. In evaluating Mr. Warren’s independence, the Board considered the Company’s immaterial indirect business relationship with Brookfield Business Corporation on whose board Mr. Warren is a member. Specifically, the Board evaluated Mr. Warren’s independence in light of a lending and loan servicing relationship with Brookfield Properties, an affiliate of Brookfield Business Corporation. The Board considered one loan brokered in 2023 by Walker & Dunlop, LLC on a property owned by Brookfield Properties with an aggregate principal amount of $50 million, and four loans serviced in 2023 on properties owned by Brookfield Properties, for which the Company received immaterial 2023 aggregate lending and loan servicing fees. The loans contain customary terms and conditions.

Board Leadership Structure

Mr. Walker serves as the Company’s Chairman and Chief Executive Officer. The Board has determined that combining the Chairman and Chief Executive Officer positions is the appropriate leadership structure for the Company and believes that combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making and alignment on corporate strategy.

Nevertheless, the Board understands that the structure of the Board must encourage the free and open dialogue of competing views and provide for strong checks and balances. Specifically, an effective governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

The Board is committed to maintaining a “Lead Director” as a matter of good corporate governance. The Lead Director is an independent director consistent with criteria established by the NYSE and will be selected on an annual basis by a majority of the independent directors then serving on the Board. The role of the Lead Director is to serve as liaison between (i) the Board and management, including the Chief Executive Officer, (ii) independent directors and (iii) interested third parties and the Board. The Lead Director serves as the focal point of communication to the Board regarding management plans and initiatives and ensures that the role between board oversight and management operations is respected. The Lead Director reviews and provides input on full Board meeting agendas, and plays a central role in developing, managing and overseeing our annual Board self-assessment process along with the Chair of the Nominating and Corporate Governance Committee. The Lead Director acts as chairman of executive sessions of our independent directors and also provides the medium for informal dialogue with and among independent directors, allowing for free and open communication within that group. For example, the Lead Director frequently holds informal conference calls with our independent directors prior to our quarterly Board meetings to discuss any issues the directors would like raised at the Board meetings. In addition, the Lead Director serves as the communication conduit for third parties who wish to communicate with the Board. Our current Lead Director is Mr. Malone.

The Board carefully considers the effectiveness of the Board leadership structure at least annually in connection with its self-assessment.

Management Succession Planning

At least annually, Mr. Walker, our CEO, and our Executive Vice President & Chief Human Resources Officer (the “CHRO”) provide an in-depth succession planning report to our Compensation Committee detailing succession plans for our CEO and our other executive officers and certain other members of management considering long-term, medium-term and short-term options. The Compensation Committee’s discussion and views and the written succession plan presented to the Committee are also reported to the full Board. Additionally, the Board also has ongoing exposure to, and regular interaction with, succession candidates through their periodic participation in Board meetings and/or engagement outside of Board meetings.

Executive Sessions of Non-Management and Independent Directors

Pursuant to our Corporate Governance Guidelines and the NYSE rules, in order to promote open discussion among independent directors, our Board devotes a portion of each regularly scheduled Board meeting to executive sessions of only independent directors. See “— Director Independence” for a list of our independent directors. The Lead Director acts as chairman of each of the executive sessions described above.

Communications with the Board

Stockholders and other interested parties may communicate with the Board (i) by sending any correspondence they may have in writing to the “Lead Director” c/o the Executive Vice President, General Counsel & Secretary of Walker & Dunlop, Inc., at 7272 Wisconsin Avenue, Suite 1300, Bethesda, Maryland 20814, who will then directly forward such correspondence to the Lead Director, or (ii) by e-mailing correspondence directly to the Lead Director at leaddirector@walkerdunlop.com. The Lead Director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board.

Board Meetings and Director Attendance

Pursuant to our Corporate Governance Guidelines, (i) we are required to have at least four regularly scheduled Board meetings in each calendar year and additional unscheduled Board meetings may be called upon appropriate notice at any time to address specific needs of the Company; and (ii) directors are expected to attend, in person or by telephone or video conference, all Board meetings and meetings of committees on which they serve. Our Board held nine Board meetings in 2023. Each of our directors serving on the Board in 2023 attended at least 75% of the total regularly scheduled and special meetings of the Board and the committees on which he or she served. Additionally, pursuant to our Corporate Governance Guidelines, the directors are encouraged, but not required, to attend our annual meetings of stockholders. One of the eight directors elected to the Board at the 2023 annual meeting of stockholders attended the meeting.

Criteria for Board Membership

The Board has adopted a policy to be used for considering potential director candidates to further the Nominating and Corporate Governance Committee’s goal of ensuring that our Board consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board. However, at a minimum, candidates for director must possess:

●	high integrity;
●	an ability to exercise sound judgment;
●	an ability to make independent analytical inquiries;
●	a willingness and ability to devote adequate time and resources to diligently perform Board duties; and
●	a reputation, both personal and professional, consistent with the image and reputation of the Company.

In addition to the aforementioned minimum qualifications, the Nominating and Corporate Governance Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

●	diversity, age, background, skills and experience;
●	personal qualities and characteristics, accomplishments, and reputation in the business community;
●	knowledge and contacts in the communities in which the Company conducts business and in the Company’s industry or other industries relevant to the Company’s business;
●	ability and willingness to devote sufficient time to serve on the Board and committees of the Board;
●	knowledge and expertise in various areas deemed appropriate by the Board;
●	fit of the individual’s skills, experience, and personality with those of other directors in maintaining an effective, collegial and responsive Board;
●	whether the person’s nomination and election would enable the Board to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC; and
●	whether the person would qualify as an “independent” director under the NYSE’s listing standards and our Corporate Governance Guidelines.

Neither the Nominating and Corporate Governance Committee nor the Board has adopted a formal policy with respect to diversity of its directors. However, in connection with its overall director candidate review, the Nominating and Corporate Governance Committee does consider diversity of experience in areas that are relevant to the Company’s activities, including, for example, experience in commercial real estate, commercial lending, technology and finance and experience as a board member of a publicly traded company. The Nominating and Corporate Governance Committee also remains committed to ensuring women and underrepresented racially/ethnically diverse candidates are included in every pool of individuals from which new Board nominees are chosen, and we have made substantial progress in improving the overall diversity of the Board. Directors must be willing and able to devote sufficient time to carrying out their duties effectively. The Nominating and Corporate Governance Committee takes into account the other demands on the time of a candidate, including, for example, occupation and memberships on other boards.

The Nominating and Corporate Governance Committee will seek to identify director candidates based on input provided by a number of sources, including (i) Nominating and Corporate Governance Committee members and other members of the Board, (ii) our stockholders and (iii) others as it deems appropriate. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in identifying qualified director candidates. Jeffery R. Hayward was initially recommended to the Nominating and Corporate Governance Committee by a current Board member.

As part of the identification process, the Nominating and Corporate Governance Committee considers the number of expected director vacancies and whether existing directors have indicated a willingness to continue to serve as directors if re-nominated. Once a director candidate has been identified, the Nominating and Corporate Governance Committee will then evaluate this candidate in light of their qualifications and credentials, and any additional factors that it deems necessary or appropriate. Existing directors who are being considered for re-nomination will be re-evaluated as part of the Nominating and Corporate Governance Committee’s process of recommending director candidates. The Nominating and Corporate Governance Committee will consider all persons recommended by stockholders in the same manner as all other director candidates, provided that such recommendations are submitted in accordance with the procedures set forth in our bylaws and summarized below.

After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee will recommend to the Board the nomination of a number of candidates equal to the number of director vacancies that will exist at the annual meeting of stockholders. The Board will then select the Board’s director nominees for stockholders to consider and vote upon at the stockholders’ meeting.

Board Refreshment

The Board refreshes its membership through a combination of adding or replacing directors to achieve the appropriate balance of maintaining longer-serving directors with deep institutional knowledge of the Company and adding directors who bring a fresh perspective. At the time of our Initial Public Offering (IPO) in 2010, the Board was comprised of eight directors, six of whom were not members of management and five of whom were independent. Since our IPO:

●	four of the six non-management directors who were serving on the Board as of our IPO have left the Board;
●	the Lead Director and the chairs of the Audit and Risk, Compensation and Nominating and Corporate Governance Committees have changed, and all three current members of our Audit and Risk Committee joined the Board after our IPO; and
●	we have expanded the representation of women and underrepresented racially/ethnically diverse individuals on our Board, and four of our seven nominees are women or underrepresented racially/ethnically diverse individuals.

Engagement with Stockholders

We engage frequently and actively with our stockholder base through participation in conferences, non-deal roadshows in partnership with sell side analysts, and company-organized one-on-one or group meetings and conference calls. In 2023, we traveled for various in-person investor conferences and meetings, but it is apparent that virtual meetings remain the preference for many investors. Virtual meetings are a very efficient way to conduct a day of meetings with investors across the world, and as a result, we will continue to participate in virtual events (in combination with in-person meetings) for the foreseeable future. A summary of 2023 in-person and virtual outreach is listed below:

●	participated in nine investor conferences and three non-deal road shows hosted by sell side analysts;
●	held 177 total meetings with investors and analysts; and
●	held our 2023 annual meeting of stockholders in person.

During these meetings, we discussed macroeconomic conditions affecting our competitive environment and our business, our financial and operating results, our five-year business strategy, our corporate governance and other matters of executive compensation and our environmental, social and governance (“ESG”) initiatives.

Our Strategy and Alignment of Director Skills and Experience

We have a track record of setting long-term growth plans with quantitative financial objectives. Consistent with that approach, in 2020, we adopted an ambitious five-year business strategy, named Drive to ‘25.

Our Drive to ‘25 strategy is centered around growing debt financing volume, expanding our property sales platform, growing our servicing portfolio, building investment banking and asset management capabilities, and achieving environmental and social goals. Our Drive to ‘25 strategy includes the following five-year operational, financial and ESG targets to be achieved by year-end 2025:

Operational	Financial	ESG
● $65B+ in Annual Debt Financing Volume, including $5B+ in Annual Small Balance Loans ● $160B+ Servicing Portfolio Balance ● $25B+ in Annual Property Sales Volume ● $10B+ in Assets Under Management	● $2B in Annual Total Revenues ● At least $13.00 per share in Annual Diluted Earnings Per Share (“EPS”)
●
Increase Diversity of Leadership
●
Reduce greenhouse gas (“GHG”) Emissions Intensity
●
Donate 1% of Annual Income from Operations to Non-profits
●
Originate a Cumulative $60B of Affordable Housing Debt Financing Volume from 2021 – 2025

To achieve these ambitious targets, we are focusing on the following areas:

●	defending our market position as a leading provider of capital to multifamily borrowers;
●	continuing to expand our loan origination and property sales teams;
●	expanding our capabilities and service offerings in the affordable housing sector, including debt financing, low income housing tax credit investment, structured equity solutions and property sales representation;
●	continuing to develop and deploy technological products and improvements across our businesses;
●	establishing commercial real estate investment banking and advisory capabilities and growing our existing commercial real estate (“CRE”) investment management activities through organic growth and via acquisitions; and
●	continuing to invest in programs and activities that enhance our overall ESG impact as described below in “ENVIRONMENTAL, SOCIAL AND GOVERNANCE.”

Successful execution of our growth strategy involves organic growth, recruiting additional bankers and brokers, business acquisitions and successful integration of the people and businesses we acquire and developing and implementing proprietary technology to improve our product and service offerings and the efficiency of our business operations. The Board believes that, collectively, the nominees bring to the Board, through a variety of backgrounds and experiences, including through education, direct hands-on experience and managerial roles, a diverse range of skills and experience in relevant areas that align with our growth strategy, as depicted in the following table:

Stockholder Recommendations of Director Nominees

For nominations for election to the Board to be properly brought before an annual meeting by a stockholder, the stockholder must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws. These notice provisions require that nominations for directors must be received by the Secretary at our principal executive offices (the “Stockholder Notice”) not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, nor earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, such Stockholder Notice to be timely must be so delivered not earlier than the 150th day prior to such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. See also “OTHER MATTERS — Stockholder Proposals and Nominations for the 2025 Annual Meeting.”

Code of Ethics for Principal Executive Officer and Senior Financial Officers; Code of Business Conduct and Ethics

We have adopted the Code of Ethics for Principal Executive Officer and Senior Financial Officers, which is applicable to our Chief Executive Officer, Chief Financial Officer and all other senior financial officers. This code is intended to:

●	deter wrongdoing;
●	encourage honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●	promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;
●	ensure compliance with applicable governmental laws, rules and regulations;
●	support the prompt internal reporting of violations of the Code of Ethics for Principal Executive Officer and Senior Financial Officers to the appropriate persons identified in the Code of Ethics for Principal Executive Officer and Senior Financial Officers; and
●	create accountability for adherence to the Code of Ethics for Principal Executive Officer and Senior Financial Officers.

We have also adopted the Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees. This code covers areas of professional conduct, including honest and ethical conduct, conflicts of interest, public disclosure, compliance with all applicable laws, rules and regulations, corporate opportunities, confidentiality, fair dealing and the protection and proper use of Company assets.

We have posted both our Code of Ethics for Principal Executive Officer and Senior Financial Officers and Code of Business Conduct and Ethics to our website and intend to promptly post any waiver or amendment of our Code of Ethics for Principal Executive Officer and Senior Financial Officers to our website.

In addition to the Code of Ethics for Principal Executive Officer and Senior Financial Officers and Code of Business Conduct and Ethics, our Audit and Risk Committee has in place a whistleblower reporting procedure that enables it to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. The procedures in place permit our employees to confidentially and anonymously submit their concerns regarding questionable accounting or auditing matters directly to the Audit and Risk Committee. Upon receiving a concern or complaint pursuant to these procedures, the individual designated by our Chief Executive Officer as our compliance officer (currently, our Executive Vice President, General Counsel and Secretary, Richard M. Lucas) or the Chair of the Audit and Risk Committee, will:

●	determine whether the complaint or concern is an accounting complaint and, when possible, acknowledge receipt of the complaint or concern to the reporting person;
●	review the complaint in a manner determined by and with the oversight of the Audit and Risk Committee and with input from the compliance officer or such other persons, including any third-party investigators, as the Audit and Risk Committee determines to be appropriate;
●	appoint one or more internal and/or external investigators to promptly and fully investigate such accounting complaints under the supervision of the compliance officer and, as may be appropriate, the Audit and Risk Committee;

●	provide the reporting person, to the extent possible and appropriate, the name and contact information for the investigator(s) assigned to the accounting complaint;
●	maintain confidentiality to the fullest extent possible, consistent with the need to conduct an adequate review;
●	coordinate with other Board committees and government authorities, as appropriate, to the extent that an accounting complaint relates to an ongoing government audit, inspection or investigation;
●	obtain advice and assistance from and retain, at the Company’s expense, investigators, internal or outside legal counsel and other advisors, as may be appropriate; and
●	take prompt and appropriate corrective or remedial action when and as warranted in the judgment of the Audit and Risk Committee.

Risk Oversight

The Board continuously monitors risk oversight and designates one meeting each year at which the Board works with management to conduct an in-depth review of the Company’s strategic plans and identify the principal issues and risks to its ongoing operations and accomplishing its strategy. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor the risks that relate to the committees’ respective oversight authorities. In accordance with NYSE Corporate Governance Standards, the Audit and Risk Committee charter assigns to the Audit and Risk Committee the responsibility to review our policies and procedures with respect to risk assessment and risk management. The Audit and Risk Committee receives regular reports from our Executive Vice President, General Counsel and Secretary and SVP of Internal Audit on the Company’s inventory of key risks and the risk management controls and other monitoring mechanisms related to the risks and how management identifies new and emerging risks. As it relates to specific risks, the Audit and Risk Committee oversees our financial statements, internal control over financial reporting, compliance with legal and regulatory requirements, the performance of our internal audit function and cybersecurity risk. The Audit and Risk Committee receives quarterly reports from our Chief Information Security Officer and our Chief Information Officer on our cybersecurity risks and meets in executive session with our Chief Information Security Officer following such reports. Additionally, the Chief Information Security Officer oversees our information security team, which works in partnership with our internal audit department to review information technology-related internal controls with our external auditors as part of the overall internal controls process.

An important feature of the Board’s risk oversight function is to receive regular updates at each quarterly Board meeting from its committees and management. For example, each year our senior management will work with the SVP of Internal Audit, who reports directly to the Audit and Risk Committee, to develop an audit plan designed to address key corporate governance controls, financial reporting and internal control risks and pre-implementation reviews of significant corporate projects. This plan will subsequently be approved by the Audit and Risk Committee, and our internal auditors will report the audit results to the Audit and Risk Committee on a quarterly basis, or more frequently as needed. The SVP of Internal Audit also meets with the Audit and Risk Committee in executive session at least quarterly. In addition, our Executive Vice President, General Counsel & Secretary meets regularly with the Audit and Risk Committee and the Nominating and Corporate Governance Committee and provides them with regular updates regarding material litigation and legal and regulatory compliance matters.

The Compensation Committee is responsible for overseeing compensation risk, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. The Compensation Committee is charged with monitoring our equity-based compensation plans, including employee benefit plans. The Nominating and Corporate Governance Committee oversees risk related to our overall governance, including Board and committee composition, Board size and structure, director independence, ethical and business conduct and ESG risks.

The full Board is kept informed of each committee’s risk oversight and related activities through standard reports to the Board by each committee chairman, frequent non-member attendance at committee meetings and committee meeting materials, minutes and resolutions which are made available to all directors. Current and emerging strategic, operational and competitive risks are presented and discussed at the Board’s regular quarterly meetings. In addition to receiving direct information from its committees, the Board receives updates directly from members of management. For example, a committee of senior management comprised of representatives of our balance sheet loan origination, loan underwriting, loan servicing, accounting, legal, human resources, investment advisory, broker-dealer, information security, investor relations, internal audit, tax credit syndication and treasury groups meet monthly to discuss current and emerging risks that we face and prepare a written report to the full Board at least quarterly, describing key risks faced by us and how they are addressed. In 2023, we also established an information technology risk committee comprised of senior managers in our information technology, including our Chief Information Security Officer, loan origination, loan servicing, accounting, and legal groups that meets monthly to review information security risks and the development and implementation of policies and procedures and other controls to mitigate cybersecurity and other information security risks. Our Chief Information Security Officer provides a report to our management risk committee on the activities of the information technology risk committee, which committee, in turn, reports regularly to the full Board on its activities.

Additionally, as needed between Board meetings, Mr. Walker, our Chairman and Chief Executive Officer, reports to the Board on the critical issues we face and recent developments in our business units, including identified risks. The Board believes the leadership structure described in “— Board Leadership Structure” above facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Director and working through its committees, including the independent Audit and Risk Committee, to proactively participate in the oversight of management’s actions.

Board Committees

The Board has a standing Audit and Risk Committee, Compensation Committee and Nominating and Corporate Governance Committee. All members of the committees described below are “independent” under NYSE rules as discussed under “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE — Corporate Governance Information — Director Independence.” In addition, the members of the Audit and Risk and Compensation Committees satisfy the additional independence criteria applicable to members of such committees under SEC and NYSE rules.

The table below provides membership information for each of the Board committees as of March 8, 2024 and the number of meetings held by each committee in 2023:

Nominating and
	Audit and				Corporate
	Risk		Compensation		Governance
Name	Committee		Committee		Committee
Ellen D. Levy			X		X
Michael D. Malone	X	†	X	*
John Rice			X		X	*
Dana L. Schmaltz			X		X
Michael J. Warren(1)	X	†
Donna C. Wells	X	*†			X
2023 Meetings	5		6		7
*	Committee Chair
†	Audit Committee Financial Expert
(1)	Mr. Warren is not standing for re-election at the 2024 annual meeting.

Audit and Risk Committee

Our Audit and Risk Committee consists of Donna C. Wells, Michael D. Malone and Michael J. Warren, three of our independent directors, with Ms. Wells serving as the Chair of the Audit and Risk Committee. Each of Ms. Wells and Messrs. Malone and Warren qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations. Our Board has also determined that each Audit and Risk Committee member is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit and Risk Committee charter that details the principal functions of the Audit and Risk Committee, including oversight related to:

●	our accounting and financial reporting processes;
●	the integrity of our consolidated financial statements and financial reporting processes;
●	our systems of disclosure controls and procedures and internal control over financial reporting;
●	our compliance with financial, legal and regulatory requirements;
●	the annual independent audit of the Company’s financial statements, the engagement and retention of the registered independent public accounting firm and the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;
●	the performance of our internal audit function;
●	our policies and procedures with respect to risk assessment and risk management, including key risks to which we are subject, such as cybersecurity risk, credit risk, liquidity risk and market risk, and the steps that management has taken to monitor and control exposure to such risks, which is overseen in consultation with our management, and the full Board, as appropriate; and
●	review and approval of any related party transactions.

The Audit and Risk Committee is responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit and Risk Committee also prepares the Audit and Risk Committee report required by SEC regulations to be included in our annual proxy statement.

Our Audit and Risk Committee charter and the corporate governance rules of the NYSE require that, in the event a director simultaneously serves on the audit committee of more than three public companies, including us, the Board must determine that such simultaneous service would not impair the ability of that member to effectively serve on our Audit and Risk Committee and disclose that determination. None of our Audit and Risk Committee members serves on the audit committees of more than three public companies (including our Audit and Risk Committee).

The Audit and Risk Committee met five times in 2023.

Compensation Committee

Our Compensation Committee consists of Ellen D. Levy, Michael D. Malone, John Rice and Dana L. Schmaltz, four of our independent directors, with Mr. Malone serving as the Chair of the Compensation Committee. We have adopted a Compensation Committee charter that details the principal functions of the Compensation Committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our executive officers’ compensation, evaluating our executive officers’ performance in light of such goals and objectives and determining and approving the remuneration of our executive officers based on such evaluation;
●	reviewing and approving the compensation of our executive officers, subject to the terms and conditions of any pre-existing employment agreements;
●	reviewing and evaluating, as it deems appropriate, the compensation for directors, including board committee retainers, meeting fees, equity-based compensation and such other forms of compensation as the compensation committee may consider appropriate and recommending to the Board, as appropriate, changes to such compensation;
●	reviewing our executive compensation policies and plans;

●	reviewing and monitoring: (1) the development and implementation of goals established from time to time for our performance with respect to ESG initiatives, (2) the development of metrics to gauge progress toward achievement of those goals, and (3) our progress against those goals;
●	implementing and administering our incentive and equity-based compensation plans;
●	determining the number and terms of equity awards to be granted to our directors, executive officers and other employees pursuant to these plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing the Company’s policies and procedures with respect to risk assessment and risk management for compensating all employees, including non-executive officers, and reporting its findings to the Board.

Pursuant to its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members.

Under its charter, the Compensation Committee has authority to retain compensation consultants, outside counsel and other advisors that the Compensation Committee deems appropriate, in its sole discretion, to assist it in discharging its duties. The Compensation Committee engaged Pay Governance LLC (“Pay Governance”) in 2023 to act as its compensation consultant. Pay Governance reported directly to the Compensation Committee and the Compensation Committee had the sole authority to terminate the engagement.

Pay Governance’s primary roles for 2023 were to:

●	re-assess the peer group identified by our Compensation Committee in 2022 against which our 2023 performance and non-employee director and executive pay should be examined;
●	advise on the performance metrics, rigor of performance goals and structure of our 2023 annual cash incentive plan and our 2023-2025 long-term performance share plan;
●	evaluate our executive compensation programs and provide recommendations regarding executive compensation strategy and policies, including a review of philosophy, comparative review of total direct compensation at our peer group companies (for example, base salary, short- and long-term incentives and mix of pay, as applicable), and provide insight related to potential enhancements and/or modifications;
●	assess the alignment of executive officer compensation to our performance;
●	assess the competitiveness of outside director total compensation;
●	evaluate and analyze our compensation policies and practices for our executive officers and our loan origination staff to determine whether they create risks that are reasonably likely to have a material adverse effect on us;
●	review the Compensation Discussion and Analysis and Pay-Versus-Performance disclosures in our annual proxy statement;
●	advise the Compensation Committee on executive and director compensation trends and best practices; and
●	attend selected Compensation Committee meetings.

Pay Governance did not provide any other services to the Company. The Compensation Committee concluded that Pay Governance had no conflicts of interest during fiscal year 2023. In reaching this conclusion, the Compensation Committee considered all relevant factors, including the six independence factors relating to committee advisors that are specified in the NYSE rules. These factors are:

●	the provision of other services to the company by an advisor’s employer;
●	the amount of fees received from the company by an advisor’s employer as a percentage of the total revenue of the advisor’s employer;
●	the policies and procedures of an advisor’s employer that are designed to prevent conflicts of interest;

●	any business or personal relationship of an advisor with a member of the committee;
●	any stock of the company owned by an advisor; and
●	any business or personal relationship of an advisor or the advisor’s employer with an executive officer of the Company.

For further discussion of the role of the Compensation Committee in the executive compensation decision-making process, and for a description of the nature and scope of Pay Governance’s assignments, see the section titled “COMPENSATION DISCUSSION AND ANALYSIS.”

Our Compensation Committee considers the recommendations of Mr. Walker regarding any Company and individual performance targets, assessments of performance and compensation levels generally for our executive officers. Mr. Walker presents a self-assessment of his own individual performance to the Compensation Committee and makes recommendations regarding his own compensation, but the Compensation Committee considers the compensation determination without Mr. Walker and other members of management being present. Senior members of the human resources, legal, finance and accounting departments may also provide input to the Compensation Committee concerning matters relevant to the compensation plans and amounts, including compensation plan structure, individual and company-specific performance achievements and the impacts of the compensation plans and related payments on the Company’s financial performance, but neither they, nor any other employee of the Company, are present for executive sessions of the Compensation Committee.

The Compensation Committee met six times in 2023.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Ellen D. Levy, John Rice, Dana L. Schmaltz and Donna C. Wells, four of our independent directors, with Mr. Rice serving as the Chair of the Nominating and Corporate Governance Committee. We have adopted a Nominating and Corporate Governance Committee charter that details the principal functions of the Nominating and Corporate Governance Committee, including:

●	identifying and recommending to the Board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
●	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;
●	overseeing the Board’s compliance with financial, legal and regulatory requirements and its ethics program as set forth in the Company’s Code of Business Conduct and Ethics and the Code of Ethics for Principal Executive Officer and Senior Financial Officers;
●	reviewing and making recommendations on matters involving the general operation of the Board, including board size and composition, and committee composition and structure;
●	recommending to the Board nominees for each Board committee;
●	overseeing our efforts with regard to ESG matters; and
●	overseeing the annual evaluation process for the Board, management and the other committees of the Board, as required by applicable law, regulations and the NYSE corporate governance listing standards.

The Nominating and Corporate Governance Committee met seven times in 2023.

AUDIT-RELATED MATTERS

Proposal 2:   Ratification of Appointment of Independent Registered Public Accounting Firm

Our consolidated financial statements for the year ended December 31, 2023 were audited by KPMG LLP, which served as our independent registered public accounting firm for the last fiscal year. The Audit and Risk Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2024. We have been advised by KPMG LLP that representatives of KPMG LLP will be present at our 2024 annual meeting. These representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Sarbanes-Oxley Act of 2002 requires the Audit and Risk Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. Nevertheless, our Board is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of KPMG LLP, the Audit and Risk Committee may reconsider the appointment or may retain KPMG LLP or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment, the Audit and Risk Committee may select another firm if it determines such selection to be in our and our stockholders’ best interest.

Vote Required

The ratification of the appointment of KPMG LLP requires the affirmative vote of the holders of a majority of the votes cast. Abstentions and broker non-votes, if any, will not count as votes cast with respect to the proposal and will have no effect on the result of the vote.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024.

Disclosure of KPMG LLP Fees for the Years Ended December 31, 2023 and December 31, 2022

The following table shows the fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2023 and December 31, 2022, and fees billed for other services rendered by KPMG LLP during those periods:

	2023	2022
Audit Fees(1)	$1,718,050	$1,920,000
Audit-Related Fees(2)	123,375	117,500
Tax Fees(3)	476,061	915,822
All Other Fees(4)	6,000	11,000
Total	$2,323,486	$2,964,322
(1)	Audit Fees include fees for audits of our 2023 and 2022 consolidated financial statements.
(2)	Audit-Related Fees include fees for our statutory and regulatory compliance audits and an audit of an unconsolidated joint venture entity.
(3)	Tax Fees include fees for tax compliance and advisory services.
(4)	All Other Fees includes fees relating to management’s participation in the KPMG LLP Executive Leadership for Women program.

All services provided by KPMG LLP to us since we became a public company have been pre-approved by the Audit and Risk Committee, either pursuant to the Audit and Risk Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit and Risk Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence from us.

Pre-Approval Policies and Procedures

The Audit and Risk Committee’s policy is to review and pre-approve, either pursuant to the Audit and Risk Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit and Risk Committee, any engagement of our independent registered public accounting firm to provide any audit or permissible non-audit service to the Company. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which the Audit and Risk Committee will review and reassess annually, a list of specific services within certain categories of services, including audit and audit-related services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit and Risk Committee. Additionally, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit and Risk Committee. The Audit and Risk Committee has delegated authority to its Chair to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for each specified type of service shall not exceed $100,000. The Audit and Risk Committee Chair must report all pre-approval decisions to the Audit and Risk Committee at its next scheduled meeting and provide a description of the terms of the engagement, including:

●	the type of services covered by the engagement;
●	the dates the engagement is scheduled to commence and terminate;
●	the estimated fees payable by us pursuant to the engagement;
●	other material terms of the engagement; and
●	such other information as the Audit and Risk Committee may request.

Report of the Audit and Risk Committee

One of the Audit and Risk Committee’s principal purposes is to assist the Board in overseeing the integrity of our consolidated financial statements. Our management team has the primary responsibility for our consolidated financial statements and the reporting process, including the system of internal control over financial reporting and disclosure controls and procedures. KPMG LLP, our independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles (“GAAP”). In carrying out its responsibilities, the Audit and Risk Committee reviewed and discussed our audited consolidated financial statements as of and for the year ended December 31, 2023 with our management and representatives of KPMG LLP. Management represented to the Audit and Risk Committee that our consolidated financial statements were prepared in accordance with GAAP.

The Audit and Risk Committee is also responsible for assisting the Board in overseeing the qualification, independence and performance of our independent registered public accounting firm. The Audit and Risk Committee discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit and Risk Committee received the written disclosures from KPMG LLP, as well as engaged in a dialogue, as required by the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit and Risk Committee concerning independence, and discussed with KPMG LLP the independence of KPMG LLP from us. The Audit and Risk Committee also has considered whether the provision of any non-audit services, and any fees charged for such non-audit services, by KPMG LLP are compatible with maintaining the independence of KPMG LLP from us.

Based on the reviews and discussions described above, the Audit and Risk Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023.

Respectfully submitted, The Audit and Risk Committee of the Board of Directors Donna C. Wells (Chair) Michael D. Malone Michael J. Warren

The Audit and Risk Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

We understand the importance of operating our business in a socially responsible and environmentally sustainable manner in order to maximize stockholder value, and we regularly consider ways to improve our internal culture and the communities in which we operate while also supporting our clients in their sustainability efforts.

Our key ESG efforts include:

Human Capital and Workforce Excellence

We believe the foundation of our success begins with hiring and developing a highly skilled and motivated employee base. All employees take part in our rigorous goal setting and performance review each year. In 2023, we continued various mentoring and sponsorship programs, learning initiatives, and employee support and outreach efforts to support the ongoing development and advancement of our employees. We believe that our culture is extremely strong today, as evidenced by the results of our 2023 Great Place to Work® survey, which revealed that 93% of respondents feel that we are a great place to work and 96% believe our leadership is honest and ethical in its business practices.

We monitor and evaluate various talent metrics and report out to management monthly on hiring, diversity, turnover and promotions. Our voluntary annualized turnover rate was 7%, and our average tenure was 4.7 years for the year ended December 31, 2023. We also conduct a pay equity analysis annually to compare base wage and total compensation across genders and ethnicity. As of December 31, 2023, our workforce consists of 35% women, 64% men and <1% not disclosed, and women represented 28% of management positions (defined as Assistant Vice President and above; position classifications reflect Company-specific organizational structure). Employees who identify as members of traditionally underrepresented racial/ethnic groups represented 22% of our workforce and 14% of management positions.

Led by our Diversity, Equity & Inclusion (“DE&I”) team, we offer employee resource groups (“ERGs”), including, but not limited to, the following groups: Black/African American, Latino/a, LGBTQIA+, Asian American Pacific Islander, Military/Veterans, Neurodiversity and Caregivers. Our ERGs are open to all employees. We are purposeful in our drive to promote an inclusive workplace, where our employees are engaged and can develop within the Company. As described below in “— Key ESG Targets,” we have included ambitious goals related to DE&I in our Drive to ‘25 corporate strategy, as well as in every employee’s individual goals. We are committed to driving our long-term performance in part through our DE&I efforts, consistent with applicable law. We do not make employment decisions on the basis of any legally protected characteristic.

Community Outreach

It is our policy to give back to the communities in which we operate, and overall, to financially support the fight against homelessness in the United States. We included a community giving target of 1% of annual income from operations in our Drive to ‘25 corporate strategy, and in 2023, we achieved that objective by contributing $1.6 million or 1% of our 2023 income from operations to charitable organizations we, and our employees, sponsor. We also provide all employees with paid time off for volunteering in their communities, and we also encourage every employee to participate in at least one community-focused event each year. We offer a matching fund program for charitable donations and volunteer hours to support and recognize contributions and involvement in causes that matter personally to our employees. We also hold an annual charitable fundraiser focused on addressing homelessness where we match our employee contributions dollar-for-dollar. Additionally, we finance several billions of dollars of affordable housing properties each year through our debt financing activities.

Environmental Stewardship

We strive to reduce the negative environmental impact of our day-to-day operations on the planet. We work with an international consulting firm to measure and manage our carbon footprint through the purchase of carbon offsets and renewable energy credits on a yearly basis. We are proactive in implementing corporate policies and practices focused on energy conservation and waste reduction throughout our 43 offices with a focus on making changes that will meaningfully reduce our emissions in pursuit of our emissions reduction goal as described below. Our Environmental Policy can be found on our website. In addition, during 2023, we issued our third annual report addressing the recommendations of the Task Force on Climate-Related Financial Disclosures (TCFD), which can also be found on our website. Our Environmental Policy and TCFD report do not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Key ESG Targets

We have set the following targets related to our core ESG focus areas that we aim to achieve by the end of 2025:

●	Increase the proportion of women and members of traditionally underrepresented racial/ethnic groups in management positions from 25% and 11%, respectively as of December 31, 2020, to at least 35% and 25%, respectively;
●	As of December 31, 2023, women held 28% of management positions, and members of traditionally underrepresented racial/ethnic groups held 14% of management positions.
●	Increase the proportion of women and members of traditionally underrepresented racial/ethnic groups among the top 20% of company earners from 9% and 6%, respectively, as of December 31, 2020 to both 15%;
●	As of December 31, 2023, women represented 12% of top company earners, and members of traditionally underrepresented racial/ethnic groups represented 8% of top company earners.
●	Finance a cumulative $60 billion of affordable housing properties;
●	Over the past three years, Walker & Dunlop financed $27.1 billion of affordable housing properties.
●	With the acquisition of affordable housing-focused Alliant Capital and its affiliates in late 2021, Walker & Dunlop has the opportunity to increase its impact on the affordable housing market through new client relationships, affordable housing development and preservation and sales and financing opportunities.
●	Donate 1% of our annual income from operations to charitable organizations;
●	In 2023, we contributed $1.6 million to charitable organizations, which is 1% of our 2023 income from operations, compared to 0.36% and 0.53% in 2021 and 2022, respectively.
●	Reduce our aggregate Scope 1, 2, and 3 (for categories then measured) GHG emissions by 50% from the level in 2019 on a per-employee basis.
●	We are in the process of working with an outside consultant to measure our 2023 emissions. We expect that our flexible work policy will have an ongoing positive impact on our Scope 3 emissions from our corporate operations.

The Nominating and Corporate Governance Committee oversees our ESG efforts and receives a report from management on our ESG activities at each quarterly meeting. Additionally, the Compensation Committee reviews and monitors (1) the development and implementation of goals established from time to time for our performance with respect to ESG initiatives, (2) the development of metrics to gauge progress toward achievement of those goals, and (3) our progress against those goals.

More information about our ESG efforts and five-year goals, including Sustainability Accounting Standards Board (SASB) disclosures, can be found in our most recent ESG Report published on our website. The ESG Report does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act or the Exchange Act that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings. Additionally, we may provide, both in our SEC filings and extra regulatory reporting, information that is not necessarily material for SEC reporting purposes but that is informed by various ESG standards and frameworks including standards for the measurement of underlying data), internal controls, and assumptions that are still evolving and subject to change. For example, we note that standards and expectations regarding GHG accounting and the processes for measuring and counting GHG emissions and GHG emission reductions are evolving, and it is possible that our approaches both to measuring our emissions and to reducing emissions and measuring those reductions may be, either currently by some stakeholders or at some point in the future, considered inconsistent with common or best practices with respect to measuring and accounting for such matters. We also rely on third-party information for certain of these disclosures, which may change over time as methodologies and data availability and quality continue to evolve. These factors, as well as any inaccuracies in third-party information we use, including in estimates or assumptions, may cause results to differ materially and adversely from statements, estimates, and beliefs made by us or third-parties. Moreover, our disclosures based on any standards may change due to revisions in framework requirements, availability of information, changes in our business or applicable governmental policies, or other factors, some of which may be beyond our control.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers as of March 8, 2024. Executive officers are appointed by and serve at the discretion of our Board.

Name	Age	Title
William M. Walker	56	Chairman of the Board of Directors and Chief Executive Officer
Gregory A. Florkowski	43	Executive Vice President and Chief Financial Officer
Stephen P. Theobald	61	Executive Vice President and Chief Operating Officer
Richard M. Lucas	58	Executive Vice President, General Counsel and Secretary
Paula A. Pryor	46	Executive Vice President and Chief Human Resources Officer

Executive Officer Biographies

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Mr. Walker, whose background is described above (See “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE — Nominees for Election for a One-Year Term Expiring at the 2025 Annual Meeting of Stockholders”).

Gregory A. Florkowski has served as our Executive Vice President and Chief Financial Officer since June 2022. He previously served as Walker & Dunlop, LLC’s Senior Vice President and Controller from December 2010 to January 2019 and as Executive Vice President, Business Development from February 2020 to June 2022. Mr. Florkowski is responsible for our Financial Reporting, Budgeting and Accounting, Corporate Treasury, Business Development and Investor Relations groups and, together with the other executive officers, the overall strategic direction of our Company. Mr. Florkowski also has served as a member of the board of managers of Walker & Dunlop, LLC since June 2022. Mr. Florkowski began his career at KPMG. In his role at KPMG, Mr. Florkowski last worked as a senior manager in the assurance practice where he primarily served public companies in the financial services industry and non-public companies in financial services, private equity and specialty finance. Mr. Florkowski holds a Bachelor of Science in Accounting from Salisbury University.

Stephen P. Theobald has served as our Executive Vice President and Chief Operating Officer since June 2022. He served as our Executive Vice President and Chief Financial Officer from April 2013 to June 2022. Mr. Theobald is responsible for our Servicing and Asset Management, Investment Management, Investment Banking and Research, Valuation and Appraisal, Technology and Marketing groups and, together with the other executive officers, the overall strategic direction of our Company. Mr. Theobald also has served as a member of the board of managers of Walker & Dunlop, LLC since April 2013. From December 2010 to March 2013, Mr. Theobald served as the executive vice president and chief financial officer of Hampton Roads Bankshares, Inc., a publicly traded holding company for Bank of Hampton Roads, a Virginia state-chartered commercial bank. From April 2010 to November 2010, Mr. Theobald served as a financial consultant to Hampton Roads Bankshares, Inc. Mr. Theobald also held a number of senior financial positions at Capital One Financial Corporation from 1999 to 2010, most recently serving as chief financial officer, local banking, from 2005 to 2010. Mr. Theobald began his career at KPMG LLP in 1984, and he served as audit partner, financial services, from 1996 to 1999. From 1990 to 1992, he served as a professional accounting fellow in the Office of the Chief Accountant at the Comptroller of the Currency. Mr. Theobald received a Bachelor of Science in Business Administration in Accounting from the University of Notre Dame.

Richard M. Lucas serves as our Executive Vice President, General Counsel and Secretary. Mr. Lucas was a member of our Board from July to November 2010, when he joined the Company as Executive Vice President and General Counsel and has served as a member of the board of managers of Walker & Dunlop, LLC since January 2010. Mr. Lucas is responsible for our Legal and Compliance group, administrative oversight of the internal audit function and, together with the other executive officers, the overall strategic direction of our Company. Mr. Lucas joined Hilton Worldwide, Inc., a global hospitality company, in May 2008 as executive vice president, general counsel and corporate secretary and served as a member of Hilton’s executive committee until he joined us in November 2010. Prior to joining Hilton, Mr. Lucas was a partner at the law firm of Arnold & Porter LLP in Washington, D.C., where he was in private practice for 18 years. At Arnold & Porter, his practice focused on real estate transactions and litigation, primarily in the hospitality and senior living areas. From 2005 to 2008, Mr. Lucas also served as an adjunct faculty member at The George Washington University Law School, where he taught a course on real estate transactions. Mr. Lucas is the former president and a member of the board of directors for the Mid-Atlantic Chapter of the non-profit JDRF. Mr. Lucas also is a member of the Executive Committee of the Advisory Board of Georgetown University’s McDonough School of Business Steers Center for Global Real Estate. Mr. Lucas received his Bachelor of Science in Business Administration from Georgetown University’s McDonough School of Business and his Juris Doctor from Yale Law School.

Paula A. Pryor serves as our Executive Vice President and Chief Human Resources Officer, where she oversees all things “people” at Walker & Dunlop. In her role, she is responsible for talent acquisition, total rewards, talent management, diversity, equity and inclusion, learning and development, charitable giving, internal communications, events, office services, and the overall culture and strategic direction of our Company. Ms. Pryor also has served as a member of the board of managers of Walker & Dunlop, LLC since May 2020. Ms. Pryor joined us in 2009 and served as Vice President, Human Resources from 2009 to 2013 and as Senior Vice President, Human Resources from 2013 to 2018, when she was promoted to Executive Vice President. Prior to joining Walker & Dunlop, Ms. Pryor served as a Manager of Human Resources at Capital Source Inc. from 2007 to 2009 and as a Manager of the People Team at Katzenbach Partners from 2002 to 2007. Beyond the company, Ms. Pryor serves on the board of Leadership Women and as a trustee of The Woods Academy. Ms. Pryor graduated cum laude from the University of Richmond with a Bachelor of Arts in International Studies and Spanish, and a minor in History. She completed her Master’s degree in Latin American Political Economy with distinction at Georgetown University’s School of Foreign Service.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee establishes the underlying policies and principles of our compensation programs. This Compensation Discussion and Analysis describes our executive compensation programs for our named executive officers (the “NEOs”) and explains in detail the process the Committee followed to reach its 2023 compensation decisions. Our NEOs for 2023 were:

Named Executive Officers
William M. Walker	Chairman and Chief Executive Officer (CEO)
Gregory A. Florkowski	Executive Vice President and Chief Financial Officer (CFO)
Howard W. Smith, III	President (retired effective January 1, 2024)
Stephen P. Theobald	Executive Vice President and Chief Operating Officer (COO)
Richard M. Lucas	Executive Vice President, General Counsel and Secretary (General Counsel)

Executive Summary

The Compensation Committee places significant value on linking our NEOs’ compensation to the long-term value creation for our stockholders and is strongly committed to pay and performance alignment. Our executive compensation program is designed to appropriately reward our NEOs to successfully manage our distinctive business model and execute on our ambitious long-term business plan, the Drive to ‘25. On an annual basis, we evaluate and make executive compensation decisions based on a comprehensive review of our short-term and long-term performance, current market practices and governance trends, among other factors.

Our Business Model and Ambitious Long-Term Business Plan

We are a leading commercial real estate (i) services, (ii) finance, and (iii) technology company in the United States. Through investments in people, brand, and technology, we have built a diversified suite of commercial real estate services to meet the needs of our customers. Our services include: (i) multifamily lending and property sales, (ii) commercial real estate appraisal, valuation, research, debt brokerage and advisory services, (iii) investment management, and (iv) affordable housing lending, tax credit syndication, development, and investment. We have a long track record of delivering strong growth through establishing ambitious five-year business plans, and in 2021, we embarked on our current five-year plan called the Drive to ‘25.

The Drive to ‘25 includes the following ambitious five-year operational, financial and ESG targets to be achieved by year-end 2025:

Operational	Financial	ESG
• $65B+ in Annual Debt Financing Volume, including $5B+ in Annual Small Balance Loans • $160B+ Servicing Portfolio Balance • $25B+ in Annual Property Sales Volume • $10B+ in Assets Under Management	• $2B in Annual Total Revenues • At least $13.00 per share in Annual Diluted EPS

•

Increase Diversity of Leadership

•

Reduce GHG Emissions Intensity

•

Donate 1% of Annual Income from Operations to Non-profits

•

Originate a Cumulative $60B of Affordable Housing Debt Financing Volume from 2021 – 2025

2023 Performance Highlights

2023 presented a very challenging year for Walker & Dunlop as macroeconomic conditions, including rising interest rates, led to a significant decline in our lending and investment sales activity compared to 2022. Although the decline in business activity impaired our ability to make year over year progress on some of our Drive to ‘25 objectives, our NEOs exhibited outstanding leadership and drive in navigating these challenges. Through their efforts, we remained focused on executing on the underlying Drive to ‘25 strategy, improving the efficiency of our operations and maintaining our outstanding culture. As a result, we ultimately achieved a one-year total shareholder return of 46%.

Drive to ‘25 Progress

Despite the challenges impacting the commercial real estate industry and us in 2023, our executive management team continued to make progress towards our long-term Drive to ‘25 operational objectives including:

Drive to ‘25 Goal	2023 Achievements
$65 billion of debt financing volume (including $5 billion of small balance lending (“SBL”))

Originated debt financing volume of $24.2 billion, allowing us to maintain rankings as the #1 Fannie Mae lender and #3 Freddie Mac lender. We ended 2023 with 10.2% and 12.0% market share in SBL with Fannie Mae and Freddie Mac, respectively.

$160 billion+ servicing portfolio balance	Loan servicing portfolio ended the year at $130.5 billion, up 6% from 2022.
$25 billion of property sales volume	Closed $8.8 billion of annual property sales volume and grew market share in multifamily property sales from 6.7% in 2022 to 7.4% in 2023.
$10 billion of assets under management as part of a broader strategy to establish investment banking capabilities

$17.3 billion of assets under management (includes Walker & Dunlop Investment Partners (“WDIP”) and tax credit equity funds). We raised Alliant’s 117th tax credit equity fund and closed WDIP’s first debt fund.

Grow emerging businesses, including appraisals and investment banking

Grew Zelman’s research business, which contributed a stable revenue stream during a period of market dislocation. During 2023, Zelman’s investment banking platform expanded to include commercial real estate-focused capabilities and closed its largest transaction in its history and grew revenues by $13.2 million. Apprise grew its market share from 6% in 2022 to 11% in 2023.

2023 Financial Results

Financial results for the year ended December 31, 2023 include the following:

●	Total Revenues of $1.1 billion, down only 16% from 2022 despite significant market dislocation that led to a steep industry-wide decline in transaction activity
●	Total Transaction Volume of $33.0 billion, down 48% from 2022
●	Diluted Earnings per Share of $3.18, down 50% from 2022
●	Net Income of $107.4 million, down 50% from 2022
●	Adjusted EBITDA(1) of $300.1 million, down only 8% from 2022, reflecting the strength of recurring revenues
●	Return on Equity of 6%
●	Dividend Growth of 5% in 2023 ($0.63 per quarter versus $0.60 in 2022)

ESG Efforts

We also continued to execute on our short-term and long-term ESG priorities, building on the considerable progress made in 2022. In 2023, we were able to achieve the following ESG accomplishments:

●	Continued our commitment to comprehensive disclosures with the publication of our annual ESG Report

●	Issued our third annual TCFD report

●	Issued our first annual DEI Report

●	Proactively managed our Scope 1, 2 and 3 emissions, targeting a decrease in Scope 3 emissions intensity, from a 2019 baseline, by 2025 for categories then-measured

●	Continued to embrace our valued culture and named to the Great Places to Work® in Financial Services & Insurance (Large Employers) list for the second time

●	Awarded the Mortgage Bankers Association’s Commercial/Multifamily DEI Leadership Award for Market & Community Outreach Strategies for our CREUnited initiative

●	Achieved an MLT Black Equity at Work Bronze Certification for the second consecutive year

●	Increased our charitable donations in 2023 by 10% from 2022, donating a total of $1.6 million to 361 different charities

(1)	Adjusted EBITDA is not a financial measure calculated in accordance with GAAP. A reconciliation of adjusted EBITDA to GAAP net income is located on page 40 of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission on February 22, 2024.

Total Shareholder Return Performance

Consistent with our long-term business plan, we aim to deliver long-term growth to our stockholders. We recognize that short-term results are often impacted by external market conditions, but long-term performance should ultimately align with stockholder value creation. We have delivered exceptional returns both over a one-year period (46%) and the longer term. The following table illustrates our comparative 10-Year TSR growth based on the value of $100 invested on 12/31/2013, including reinvested dividends, through 12/29/2023.

Source: S&P Global Capital IQ Pro

History of Strong Say on Pay Support

At our 2023 annual meeting, more than 99% of votes cast were voted in favor of our say on pay vote, representing the fifth consecutive year of above 98% support, strongly affirming our stockholders’ support of our approach to executive compensation. Our say on pay vote is currently held on an annual basis, consistent with the preference expressed by a majority of our stockholders at our 2022 annual meeting. We carefully consider stockholder feedback on all matters, including our executive compensation. Given the strong support over the past several years and the fact that our executive compensation program is in line with our long-term strategy, no specific changes to our executive compensation program were made in 2023.

Compensation Governance

We are committed to strong compensation governance:

WHAT WE DO	WHAT WE DON’T DO
•
Align pay and performance by linking NEO compensation to the achievement of rigorous pre-established performance metrics
•
Maintain a mix of short-term and long-term incentive measures that are aligned with our long-term strategic plan, the Drive to ‘25
•
Base a majority of equity compensation on performance-based measures
•
Cap awards for NEOs under our short-term and long-term incentive plans
•
Include DE&I performance goals in our annual cash incentive compensation program
•
Maintain an SEC and NYSE-compliant clawback policy to recover any erroneously awarded incentive-based compensation in the event of a financial restatement
•
Require significant share ownership for executives and directors, including 5x base salary for the CEO and President, 3x base salary for other NEOs and 5x annual cash retainer for non-employee directors
•
Engage an independent compensation consultant to advise the Compensation Committee of the Board on executive compensation matters that provide no other services to the Company
•
Use tally sheets to review historical and current total compensation (including amounts actually earned)

•
No hedging or pledging of shares by NEOs or Board members
•
No guaranteed cash incentives, equity awards or salary increases for NEOs
•
No incentive compensation based on a single performance metric
•
No excessive perquisites or other benefits
•
No “single-trigger” change in control cash severance provisions
•
No excise tax or income tax gross-ups
•
No repricing of stock options or stock appreciation rights (if ever granted) permitted without stockholder approval

2023 NEO Compensation Review

Our Compensation Committee is firmly committed to a pay-for-performance philosophy and undertakes a thorough review of our performance each year. For 2023, the Compensation Committee reviewed (i) our short-term and long-term performance, (ii) the current competitive market in which we compete for talent, and (iii) external market conditions. Based on these factors and our rigorous pay-for-performance formulaic structure, the following key compensation actions were taken by the Compensation Committee:

•	No increases to 2023 target compensation levels for the NEO team

There were no increases to base salaries, annual cash incentive opportunities or target grant value of long-term equity awards for any of our NEOs.

•	Our CEO’s and other NEOs’ annual cash incentive payouts funded at 35% and 51% of target, respectively

Our annual cash incentive program requires the achievement of stretch goals that would require significant effort and industry-leading performance to achieve. Accordingly, despite the fact that our 2023 TSR placed in the top quartile of our peer group companies, our CEO’s and other NEOs’ annual cash incentives funded significantly below target at only 35% and 51% of target, respectively.

•	Performance-based equity awards funded at 0% for the performance period ending December 31, 2023

Despite our strong 2023 TSR, no payout was earned under the 2021-2023 Performance Share Plan.

Setting Executive Compensation

Compensation Philosophy

Our executive compensation program is designed to provide a competitive and market-aligned total compensation package that attracts and rewards our executives for significant performance achievements. We believe that our compensation program should:

●	align with stockholders’ interests and drive long-term value creation;
●	support our business strategies and objectives;
●	pay for performance;
●	be market competitive; and
●	encourage short- and long-term retention.

Role of Board and Management in Compensation Decisions

●	CEO and other NEO pay is set by the Compensation Committee;
●	the CEO, the CHRO and senior members of the legal and accounting departments provide support to the Compensation Committee. The CHRO and the Secretary or Assistant Secretary attend all Compensation Committee meetings, but neither they nor any other employee of the Company are present for executive sessions of the Compensation Committee;

●	the CEO provides performance assessments and compensation recommendations for each of the NEOs, including a self-assessment of his own performance, but is not present during deliberations concerning his compensation, which is done without members of management present;
●	the Compensation Committee meets in executive session, when appropriate, without members of management present;
●	the Compensation Committee regularly updates, and receives feedback from, the full Board regarding matters relating to compensation and our equity plans; and
●	the Compensation Committee Chair meets with the CEO, other members of senior management and the Committee’s compensation consultant, outside of Compensation Committee meetings to discuss executive compensation matters, including compensation plan design and other ways to drive desired financial and operational results.

Role of Compensation Consultant

The Compensation Committee retained Pay Governance in 2023 to provide the Compensation Committee with independent compensation data, analysis and advice. Pay Governance reported directly to the Compensation Committee, and the Compensation Committee had the sole authority to approve the terms of, and terminate, their engagement. For additional information regarding the Compensation Committee’s use of Pay Governance, refer to “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE — Board Committees — Compensation Committee” above.

Use of Peer Group

The Compensation Committee strives to maintain a compensation program that is both appropriate and competitive with the market in which we compete for both executive talent and business opportunities. Given that our business model has no direct publicly traded peers, the Compensation Committee carefully selected companies in consultation with Pay Governance that on a blended basis would best reflect our unique operations. In constructing an appropriate Peer Group, we took into consideration the following criteria:

●	Companies with significant CRE financing operations;
●	Companies that engage in financing/origination services and/or investment banking/CRE investment management; and
●	Companies with relevant revenues and market capitalization relative to ours.

At the time 2023 compensation was determined, the Compensation Committee deemed the existing 16 company peer group used to determine 2022 compensation appropriate for comparison in determining 2023 compensation. On a standalone basis, each Peer Group company does not fully reflect our scope of operations, but on an aggregate basis, the Peer Group reflects the most comparable public companies.

The 2023 Peer Group was comprised of the 16 companies below and remained unchanged from the 2022 Peer Group.

Comparative market data is not used by the Compensation Committee to “benchmark” the amount of total compensation or any specific element of compensation for the NEOs. Instead, the Compensation Committee aims to provide total pay opportunities to our executives based on consideration of a number of factors, including pay levels for executives in similar positions within our Peer Group, the nature and scope of each executive’s duties, individual performance, and internal pay positioning, taking into account each executive’s pay components and levels relative to other executives.

			Market
		Total 2023	Capitalization	Number
		Revenues	at 12/31/2023	of Employees	1-Year	3-Year
Company Name	Ticker	(in millions)	(in millions)	as of 12/31/2023	TSR	TSR
American Assets Trust, Inc.	AAT	$441.2	$1,370.8	228	(9.64)%	(10.81)%
Annaly Capital Management, Inc.	NLY	$(1,398.8)	$9,686.7	187	4.88%	(15.27)%
Arbor Realty Trust, Inc.	ABR	$719.0	$2,861.5	647	30.17%	43.93%
BrightSpire Capital, Inc.	BRSP	$415.1	$967.1	54	34.72%	32.60%
Cowen Inc.	COWN	$ N/A	$ N/A	N/A	N/A %	N/A %
Encore Capital Group, Inc.	ECPG	$1,222.7	$1,194.1	7,400	5.86%	30.30%
Kennedy-Wilson Holdings, Inc.	KW	$562.6	$1,725.7	259	(16.05)%	(18.81)%
Ladder Capital Corp	LADR	$253.5	$1,460.8	59	25.12%	49.85%
Marcus & Millichap, Inc.	MMI	$645.9	$1,676.1	896	28.82%	23.30%
MGIC Investment Corporation	MTG	$1,155.1	$5,349.3	627	52.42%	65.20%
Mr. Cooper Group Inc.	COOP	$1,794.0	$4,288.8	6,800	62.27%	109.86%
Ocwen Financial Corporation	OCN	$1,066.7	$236.1	4,500	0.59%	6.40%
PennyMac Financial Services, Inc.	PFSI	$2,005.7	$4,411.9	3,914	57.82%	40.00%
Piper Sandler Companies	PIPR	$1,358.1	$2,644.4	1,725	36.67%	94.35%
Radian Group Inc.	RDN	$1,240.6	$4,372.7	1,100	55.25%	55.53%
Redwood Trust, Inc.	RWT	$158.3	$879.1	289	21.86%	12.91%
Median		$719.0	$1,725.7	647	28.82%	32.60%
Average		$776.0	$2,875.0	1,912	26.05%	34.62%
Walker & Dunlop, Inc.	WD	$1,054.4	$3,713.3	1,326	45.92%	29.65%
WD Rank:		8 out of 17	6 out of 17	6 out of 17	5 out of 17	10 out of 17

Source: S&P Global Capital IQ Pro.

In 2023 (and for purposes of reviewing 2024 executive pay levels), the Compensation Committee modified the Peer Group to remove Cowen Inc. after it was acquired by TD Bank Group in March 2023, and add Newmark Group, Inc. due to the comparable nature of certain aspects of their commercial real estate operations, market capitalization and revenues.

2023 Key Elements of Compensation

Our compensation program for our NEOs consists of the following elements, each of which satisfies one or more of our alignment, performance and retention objectives:

Component	Objectives	Key Features
Base Salary	• Provides fixed cash compensation at market competitive levels to attract and retain talent	• Adjustments are considered annually based on individual performance, market competitiveness, internal pay equity and retention issues
Annual Cash Incentive Award

•

Rewards Company and individual performance

•

Aligns NEOs’ interests with those of our stockholders by promoting the achievement of targeted annual financial results

•

Retains NEOs by providing competitive compensation opportunity

•

Payouts are based upon a combination of Company financial performance and strategic and individual performance consisting of:

(25%) Adjusted EBITDA

(25%) Total Revenues

(25%) Diluted EPS

(15%) Leadership & Strategy

(10%) DE&I

Variable, at-risk compensation that can be earned between 0% and 412.5% of salary for our CEO, between 0% and 300% of salary for our President and COO and between 0% and 250% of salary for our other NEOs

Long-Term Equity Awards	• Directly aligns NEOs’ interests with long-term stockholder interests • Provides meaningful ownership and opportunities for wealth creation, which enables us to retain and motivate our NEOs	• Balanced approach that includes annual awards of: (i) restricted stock (“Annual Equity Award”), and (ii) performance share units (“Performance Share Units”)
Annual Equity Award

•

Retains NEOs through multi-year vesting of equity grants and by providing market-competitive compensation

•

Aligns NEOs’ interests with long-term stockholder interests by linking a portion of each NEO’s realizable compensation to long-term stock performance

•

Represents ~33% of Target Long-Term Equity Award for CEO, President and COO and 50% of Target Long-Term Equity Award for CFO and General Counsel (“GC”) (based on grant date fair value)

•

Restricted stock awards generally vest in ratable increments over a three-year period

•

Our NEOs are subject to the same stock price fluctuations as our stockholders

Performance Share Units
• Aligns a significant portion of our NEOs’ compensation to achieving long-term financial objectives • Emphasizes the achievement of long-term financial growth and TSR performance

•

Represents ~67% of Target Long-Term Equity Award for CEO, President, and COO and 50% of Target Long-Term Equity Award for CFO and GC (based on grant date fair value)

•

Variable, at-risk compensation that can be earned between 0% to 250% of target pay for our CEO, President and COO (inclusive of the TSR outperformance modifier) and between 0% to 225% of target pay for our other NEOs

•

Earned based on long-term financial performance, including:

(50%) Averaged Diluted EPS

(25%) Aggregate Total Revenues

(25%) Return on Equity

•

For the CEO, the President and the COO only, if the metrics described above are attained at the maximum level of performance and relative TSR performance versus S&P MidCap 400 Financials Index is in the top quartile (i.e., above the 75th percentile), maximum payouts can be increased by up to 25% (for example, a maximum payout of 200% would increase to 250% payout if relative TSR is at the 100th percentile)

Mix of Target Total Direct Compensation

Our executive compensation reflects a well-aligned pay-for-performance program that emphasizes variable performance-based pay. The charts below show the relative amounts for each element of total direct compensation comprised of base salary, target annual incentive, Annual Equity Award and award of Performance Share Units (based on 2023 target levels). More than 85% of our CEO’s compensation and more than 75% of our other NEOs’ compensation (on average) is variable and performance-based, tied to the achievement of financial and operational performance. These variable and performance-based elements are not guaranteed and are subject to rigorous performance goals and performance assessments.

*

For other NEOs, reflects the average of the NEOs compensation component as a percentage of their total target compensation based on base salary, target annual incentive, Annual Equity Award and Performance Share Unit award value.

2023 Executive Officer Compensation

Base Salary

The Compensation Committee reviews base salaries annually, and considers the following factors (among others):

●	Market data;
●	Company performance;
●	Individual performance and scope of responsibility, in consultation with the CEO for the other NEOs;
●	Internal pay equity; and
●	Retention concerns.

In its review, the Compensation Committee also considers the impact of base salary on other elements of compensation. No adjustments were made to 2023 base salaries for the NEOs.

Base salaries for each of our NEOs in 2023 and 2022 were as follows:

	Base Salary ($)
Name	2023	2022	Change
William M. Walker	1,000,000	1,000,000	—
Gregory A. Florkowski(1)	475,000	475,000	—
Stephen P. Theobald	500,000	500,000	—
Howard W. Smith, III	750,000	750,000	—
Richard M. Lucas	500,000	500,000	—

(1) The amount shown for 2022 reflects Mr. Florkowski’s annualized base salary, effective June 1, 2022 upon his appointment as CFO, which was increased from $325,000.

Annual Cash Incentive Award

Each NEO is eligible to receive cash awards based on the achievement of pre-determined financial goals, strategic objectives and individual performance criteria at threshold, target and maximum levels as a percentage of base salary. These payout levels are established in consideration of each NEO’s position and responsibilities, applicable market data and our overall compensation philosophy that emphasizes performance-based compensation.

For 2023, the Compensation Committee reviewed the NEOs’ annual incentive opportunities based on both individual performance and contributions and competitiveness relative to the market. Based on its review, the Committee established the following annual incentive opportunities as a percentage of base salary, which remained unchanged from 2022:

	Annual Incentive Opportunity
	as a Percentage of Base Salary
Name	Threshold	Target	Maximum
William M. Walker	137.5%	275%	412.5%
Gregory A. Florkowski	50%	100%	250%
Stephen P. Theobald	75%	150%	300%
Howard W. Smith, III	75%	150%	300%
Richard M. Lucas	50%	100%	250%

In March 2023, the Company established the 2023 annual cash incentive plan based on pre-determined Company, individual and DE&I goals set by the Compensation Committee. The Company-specific performance goals include total revenues, diluted EPS and adjusted EBITDA, and each goal is weighted at 25%, as set forth in the table below. Target performance goals for each of these metrics were set at levels that require meaningful year-over-year growth from 2022. Consistent with our pay philosophy, maximum performance levels require significant stretch performance compared to past years, such that maximum payout would only be achieved for truly outstanding results. In the event that one or more of the metrics falls between two of the levels in the table, the value of the cash incentive with respect to that metric would be calculated by linear interpolation.

	2023 Performance Goals
Metric	Weighting	Threshold	Target	Maximum	2023 Result
Adjusted EBITDA	25%	$325,095,000	$341,349,750	$357,604,500	$300,123,000
Total Revenues	25%	$1,258,753,000	$1,321,690,650	$1,384,628,300	$1,054,440,000
Diluted EPS	25%	$6.04	$6.68	$7.00	$3.18
Corporate Leadership & Strategic Initiatives	15%	See below for a description of goals and achievements			Maximum Achievement
DE&I Initiatives	10%	See below for a description of goals and achievements			Between Target and Maximum Achievement

The corporate leadership and strategic initiatives include corporate performance and individual performance goals designed to support the achievement of our Drive to ‘25 strategy, and they are collectively weighted at 15%. The DE&I goals are designed to support the ultimate achievement of the DE&I goals included in our Drive to ‘25 strategy, and they are weighted at 10%.

NEO Corporate Leadership & Strategic Goals and Results

The following tables set forth the 2023 corporate leadership and strategic initiative and goals on both a Company-wide and individual basis and the related results:

Category	2023 Goals	Results
Financial/Operations

1.

Drive to make technology and data a key business differentiator throughout the enterprise

2.

Build significant momentum toward achievement of Drive to ‘25 beyond
AUM goals

3.

Further integrations of Alliant, Zelman and GeoPhy

•

Successfully deployed our new Client Navigator technology that provides our clients with insightful information regarding their loans financed with us.

•

Deployed technology from GeoPhy and other internally developed products into our SBL and appraisal businesses, and Apprise ended the year with 11% market share of the appraisal market in 2023, up from 6% in 2022.

●
Fully integrated the Alliant, Zelman and GeoPhy teams to leverage synergies and continue to transform our diversified platform. Alliant closed $688 million of LIHTC investments, an all-time record, and Zelman grew their revenues 66% from 2022.

•

Transitioned the leadership of Alliant following the planned retirement of its founder and CEO.

Employees

1.

Embody the Walker Way. Maintain Company culture as evidenced by a variety of measures including third-party corporate recognition, internal employee survey or Company turnover

2.

Navigate through evolution of COVID/remote work to keep employees safe, informed and connected

•

Named to the Great Places to Work® in Financial Services & Insurance list for the second time (two consecutive years being named to the Large Employers list).

•

In a year where we implemented several cost reductions, including impacting staffing, 93% of our Great Places to Work® survey respondents reported that “Taking everything into account, I would say this is a great place to work.”

●
Continued to provide support for our employees from enhanced manager engagement, in-person team building events and flexible work arrangements.

Category	2023 Goals	Results
Customers/ Community	1. Expand our brand, including building on the success of the Walker Webcast 2. Participate in federal policy setting

•

We produced 40 Walker Webcasts in 2023 on various topics significantly growing the brand recognition of Walker & Dunlop in the commercial real estate industry, as evidenced by an 18.8% year-over-year increase of registrations and a 64.3% year-over-year increase of views/listens.

3.

Support ESG efforts aligned with 2025 goals, including:

•

Remain carbon neutral through purchase of environmental attributes for identified emissions, while decreasing GHG emissions per employee by 50% by 2025

•

Prioritize and increase charitable giving to support 2025 goal to donate 1% of annual pre-tax profits to philanthropic efforts

•

Provide corporate opportunities for employees to volunteer at least 20 hours per year

•

Members of our executive team participated in several housing policy-oriented interactions with Federal governmental officials and continued to provide input on Agency policies and other requirements impacting our business.

•

We launched our new branding campaign named “Community Starts Here,” which achieved 30 million viewing impressions.

•

We have continued to support our goal to reduce our GHG emissions per employee through several efforts, including the reduction of Scope 3 emissions from our corporate operations as a result of our flexible work arrangements.

•

In 2023, we grew our charitable contributions by 10% over 2022, which comprised 1% of our 2023 income from operations.

•

We continue to support our volunteer opportunities for our employees. We organized 81 volunteer opportunities in 2023 and 34% of our employees (437 in total) collectively invested almost 6,000 volunteer hours.

Category	2023 Goals	Results
Stockholders	1. Interactions with analysts and shareholder 2. Financial results and stock price relative to peers 3. Dividend actions
●
In 2023 we frequently and actively engaged with our shareholders as follows:
o
participated in nine investor conferences and three non-deal road shows hosted by sell side analysts;
o
held 177 total meetings with investors and analysts; and
o
held our 2023 annual meeting of stockholders in person.
●
Achieved one-year annual TSR of 46%, which places us in the top 30% of our Peer Group.
●
In 2023, we increased the quarterly dividend by 5% to $0.63 per share, the fifth consecutive yearly increase.

William M. Walker

Drive business recovery despite current market dislocation to meet 2023 budget and set the company up for growth in 2024

●	Effectively managed the executive team to develop a significant cost reduction plan that was implemented in the second quarter of 2023.
●	Demonstrated exceptional leadership navigating the challenges negatively impacting our loan origination and property sales business, as evidenced by us retaining our position as the #1 Fannie Mae DUS® lender by volume and #3 Freddie Mac Optigo® Lender, and growing multifamily property sales market share from 6.7% in 2022 to 7.4% in 2023.

Manage new leadership structure to significantly amplify the team’s collective impact on all aspects of W&D’s business and culture; advance succession plans with a focus on capital markets.

●	Reorganized our various loan origination and property sales businesses, including though re-aligning the reporting relationships of leaders of our loan origination and investment sales teams directly to Mr. Walker.

Gregory A. Florkowski

Continue to support the integration of business development initiatives, including structurally consolidate finance functions and systems throughout the organization.

●	Completed the transition of our Alliant, Zelman and WDIP businesses to our corporate general ledger software system.
●	Implemented new financial performance forecasting software across the organization, which developed additional insights on business performance and profitability.

Drive ROE. Analyze capital structure. Deploy cash to our interim lending program, fund initiatives, acquisitions, share buybacks or dividend to generate solid returns.

●	Successfully managed our $200 million incremental term loan, which closed in early 2023, to improve our liquidity and capital efficiency.

●	Successfully deployed capital across our Alliant and WDIP businesses to support the closing of Alliant’s LIHTC funds and 14% growth of WDIP’s regulatory assets under management from 2022.

Drive focus on expense management across organization in 2023.

●	Developed a significant cost reduction plan implemented in the second quarter of 2023 that is designed to reduce corporate general and administrative expenses by over $20 million annually.

Stephen P. Theobald

Continue to advance our marketing through digital, external, and internal communications strategies and development.

●	Managed our marketing expenses to below budget while achieving the significant growth in the Walker Webcast described above and launching a new advertising campaign.
●	Managed the closing, subletting and renegotiation of underutilized office space and opened new offices in Needham, Calabasas, Nashville and Charlotte.

Continue to build out COO position to enable the successful advancement of Zelman, Alliant, WDIP, WDTech, Apprise and Small Balance Lending Group (“SBG”)

●	Managed WDIP’s final investment in Fund VI; expanded its multifamily preferred equity partnership with Ivanhoe Cambridge and closed its first debt fund with $158 million in equity commitments.
●	Managed the deployment of our technology resources across the organization to support our Apprise, SBG loan origination and loan servicing businesses.

Howard W. Smith, III

Opportunistically grow bankers and brokers by +/-5% (net of departures) as W&D navigates current market dislocation.

●	Hired 20 sales professionals in 2023 with only a 2% decrease in sales professional headcount, while effectively navigating the macroeconomic challenges facing our loan origination and property sales businesses.

Build out succession plans; further empowering his direct reports to play a larger role in the strategy and day to day operations of the business.

●	Executed on his retirement succession plan.

Richard M. Lucas

Oversee the legal department to: (i) complete the Enterprise Risk Assessment and restructure the management risk committee and its operations to implement the new framework; (ii) select and implement new enterprise-wide contract management software and process; (iii) assess mandatory mediation and arbitration process and implement any appropriate changes in employment agreements; and (iv) support any personnel actions.

●	Completed the Company-wide enterprise risk assessment and the restructuring of management’s risk committee.
●	Completed the selection and pre-implementation testing of an enterprise-wide contract management software.
●	Completed the assessment of our mandatory mediation and arbitration processes and implemented updated contractual terms accordingly.
●	Effectively managed our litigation and employment disputes.

Manage our compliance program including as they relate to the requirements of our highly regulated registered investment advisor and broker-dealer businesses.

●	Fully implemented updates to our compliance program, including establishing a new compliance office overseeing compliance for WDIP and Zelman.

2023 DE&I Goals and Achievements

The 2023 DE&I goals included in the 2023 cash incentive plan were designed to build on our 2022 accomplishments and are as follows:

Support ERGs while fostering open dialogue and joining meetings as appropriate

Supported our ERGs, through a combination of increasing ERG membership, meeting participation and dedicated listening sessions with our NEOs. We also launched a new neurodiversity ERG and provided training for our ERG leaders.

Actively participate in DEI Training and Programming

Sponsored our Third Annual Diversity Summit, continued the Allies for Gender Equity program, and managed the creation of products and services training to develop a baseline understanding of all business units and promote future career development and internal mobility.

Participate in at least one external partnership (e.g., CREUnited, Rutgers, Project Destined, Cristo Rey)

Continued to strengthen relationships with our external partnerships to, in turn, improve the communities we serve. We created introductory commercial real estate programming for three college organizations, including sessions facilitated by our NEOs.

Our CREUnited initiative received the Mortgage Bankers Association’s Commercial/Multifamily DEI Leadership Award for Market & Community Outreach Strategies based on our efforts in 2023 to expand access to capital, our capacity to build partnerships, and our financial commitment to the communities we serve. We also established a new partnership with the Black Commercial Real Estate Network, an advocacy group launched in 2020 with the goal of amplifying the voices of Black members in our industry. We also achieved an MLT Black Equity at Work Bronze Certification for the second consecutive year and maintained MLT Hispanic Equity at Work plan-approved status.

Sponsor or mentor at least one woman or individuals from underrepresented racial/ethnic groups	Each NEO served as a sponsor to at least two mentees, and at least one woman or individuals from underrepresented racial/ethnic groups under our formal sponsor and mentorship program.
Achieve certain year-over-year growth in the number of women and individuals from underrepresented racial/ethnic groups in management positions and in our top 20% compensated employees

In a year in which we implemented a multitude of cost reductions, including staffing, we still achieved year-over-year growth in the number of women and underrepresented racial/ethnic groups in management positions, and year-over-year growth in the number of women and underrepresented racial/ethnic groups in our top 20% compensated employees, respectively. Despite falling below our annual targeted growth metrics designed to achieve our highly ambitious Drive to ‘25 objectives for DEI, our NEOs’ performance in 2023 kept these long-term objectives within reach.

Annual Cash Incentive Payout

In 2023, the Compensation Committee determined that the Company’s performance was below threshold level with respect to the Company-specific corporate performance goals (i.e., Total Revenues, Diluted EPS and Adjusted EBITDA), at maximum level with respect to the Corporate Leadership & Strategic goals, and between target and maximum level with respect to the DE&I goals. Based on the Compensation Committee’s determination of 2023 performance, the Compensation Committee awarded annual cash incentive payouts to our NEOs for 2023 as set forth in the table below:

Name	2023 Payout ($)
William M. Walker	969,375
Gregory A. Florkowski	279,063
Stephen P. Theobald	352,500
Howard W. Smith, III	528,750
Richard M. Lucas	293,750

Equity Awards

The equity awards granted to our NEOs in 2023 consisted of: (i) an annual equity award of restricted stock and (ii) Performance Share Units, representing a performance-based long-term equity incentive award for the 2023-2025 performance period. Award opportunities for 2023 were based on a review of individual performance, market competitiveness and internal equity considerations. Based on this review the Compensation Committee established equity award opportunities for 2023 that remained unchanged from 2022 levels as follows:

	Equity Award Opportunity as a Percentage of Base Salary(1)
		2023 – 2025 Performance Share Plan
					TSR
Name	Annual Equity Award	Threshold	Target	Maximum	Outperformance(2)
William M. Walker	142%	142%	283%	567%	142%
Gregory A. Florkowski	100%	75%	100%	225%	—
Stephen P. Theobald	108%	108%	217%	433%	108%
Howard W. Smith, III	108%	108%	217%	433%	108%
Richard M. Lucas	100%	75%	100%	225%	—
(1)	The number of shares of restricted stock and Performance Share Units granted are determined based on the values as determined above divided by the fair market value of a share of common stock on the grant date.
(2)	TSR Outperformance is only earned to the extent that Company achieves the maximum goal under the Average Diluted EPS, Aggregate Total Revenues and Return on Equity goals and relative TSR performance is in the top quartile of the S&P MidCap 400 Financials Index.

Annual Equity Award

The annual equity award for the NEOs is comprised entirely of restricted stock (based on the fair value on the date of the grant). The restricted stock granted to the NEOs in 2023 vests ratably on February 15 in 2024, 2025 and 2026. Restricted stock award values were based on a review of individual performance and management responsibilities and were held flat from 2022 amounts.

Our NEOs were granted a total of 38,660 shares of restricted stock in 2023. In addition to serving as a retention tool with awards vesting over a long-term three-year vesting period, restricted stock further aligns the interests of the NEOs with our stockholders through the promotion of significant share ownership. Each NEO’s 2023 restricted stock award is detailed below.

Number of Shares
Name	of Restricted Stock Granted(1)
William M. Walker	14,621
Gregory A. Florkowski	4,902
Stephen P. Theobald	5,590
Howard W. Smith, III	8,387
Richard M. Lucas	5,160
(1)	Shares of restricted stock vest in one-third increments on each of February 15, 2024, 2025 and 2026, subject to the NEO’s continued employment with the Company on the applicable vesting date.

2023-2025 Performance Share Plan

In 2023, the Compensation Committee approved awards of Performance Share Units (which are performance-based long-term equity incentive awards) for the Company’s NEOs and senior management to drive outstanding performance over the next three years. Consistent with prior years, under these 2023 Performance Share Unit awards, the NEOs are eligible to receive a payout in the form of shares of stock if certain pre-established performance goals (tied to average diluted EPS, aggregate total revenues and return on equity) underlying the award are met over the course of the 2023 through 2025 performance period. Consistent with the Performance Share Unit awards granted in 2022, a TSR outperformance modifier was included in the awards granted to the CEO, the President and the COO.

		2023-2025 Performance Goals
Metric and Rationale for Inclusion	Weighting	Threshold	Target	Maximum
Average Diluted EPS
Most direct measure of value returned to our stockholders, in both the short and long term. Goals are established at significant levels in excess of annual cash incentive goals and our actual 2022 results.	50%	$ 7.02	$ 7.72	$ 8.47
Aggregate Total Revenues
Motivates our executives to drive significant growth and diversification of our platforms. Goals are established at meaningful levels that require significant effort by our executives to achieve.	25%	$ 4.17 billion	$ 4.59 billion	$ 5.03 billion
Return on Equity
Motivates management to create stockholder value while remaining focused on profitability and capital management.	25%	13.0%	15.0%	17.0%

The Compensation Committee established the award of the Performance Share Units as a performance award, setting very challenging performance targets designed to incentivize our senior management team, including the NEOs, to strive for outstanding Company performance. As a result, the amounts actually earned by the NEOs under the awards of Performance Share Units may be less, in some cases substantially so, than the amounts shown as compensation in the “2023 Summary Compensation Table” below.

2021-2023 Performance Share Plan

In 2021, the Compensation Committee approved a performance-based long-term equity incentive award for the Company’s NEOs and senior management. These awards, denoted as Performance Share Units, vest in the form of shares of common stock if certain pre-established performance goals (tied to average diluted EPS, aggregate total revenues and return on equity) underlying the award are met over the course of a 2021 through 2023 performance period.

Additionally, the Compensation Committee undertook a review of our performance share plan to ensure that the program was well-aligned with our long-term strategic plan and appropriately calibrated to reward our executives for their significant achievements under our 5-year strategic plans. Based on this review, the Compensation Committee implemented a TSR component to the 2021-2023 performance shares plan for the CEO, President and CFO to reward them for both significant financial achievements and strong TSR outperformance. If our performance exceeds the maximum level for average diluted EPS, aggregate total revenues and return on equity goals, these select executives have an opportunity to earn up to an additional 25% based on relative TSR performance between the 75th percentile and the 100th percentile versus the S&P MidCap 400 Financials Index. These additional outperformance shares require significant achievements for both financial results and TSR to provide any payouts.

Over the 2021-2023 performance period, the Company achieved average diluted EPS of $5.90, which was below the threshold goal of $8.48, aggregate total revenues of $3.58 billion, which was below the threshold goal of $3.60 billion, and return on equity of 13%, which was below the threshold goal of 16%. Accordingly, the Compensation Committee determined that due to below-threshold performance across all metrics, no shares were earned for the 2021-2023 performance period.

2022-2024 Performance Share Plan

In 2022, the Compensation Committee approved awards of Performance Share Units for the Company’s NEOs and senior management to drive outstanding performance over the next three years. Consistent with prior years, under these 2022 Performance Share Unit awards, the NEOs are eligible to receive payout in the form of shares of stock if certain pre-established performance goals (tied to average diluted EPS, aggregate total revenues and return on equity) underlying the award are met over the course of a 2022 through 2024 performance period. Consistent with the Performance Share Unit awards granted in 2021, a TSR outperformance modifier was included in the awards granted to the CEO, the President and the COO.

Management Deferred Stock Unit Purchase Plan

The Management Deferred Stock Unit Purchase Plan (the “MSPP”) supports the Company’s existing stock ownership goals for the NEOs and further aligns the interests of plan participants, including the NEOs, with our stockholders by providing a means for deferral of annual cash incentive compensation by eligible employees into deferred stock units that are settled in shares of the Company’s common stock upon payout. In connection with the MSPP, participants who acquire deferred stock units are generally granted a matching deferred stock unit or restricted stock unit award equal to 50% of the deferred stock units acquired in the MSPP, which matching award vests fully on March 15 of the third calendar year following the grant date. The matching awards are reflected in the “2023 Summary Compensation Table” below. See the “2023 Nonqualified Deferred Compensation” table and related narrative below for additional information concerning the MSPP and the related matching component.

Employment Agreements

We have entered into employment agreements with each of our NEOs and the compensation packages described above reflect, in part, the employment agreements that we entered into with each of our NEOs. The employment agreements with our NEOs also include severance provisions. See “COMPENSATION OF DIRECTORS AND OFFICERS — Employment and Separation Agreements” and “COMPENSATION OF DIRECTORS AND OFFICERS — Potential Payments upon Termination or a Change in Control” for a description of the specific terms of these agreements.

Walker & Dunlop, Inc. Deferred Compensation Plan

In November 2019, we approved the Walker & Dunlop, Inc. Deferred Compensation Plan (the “NQDCP”). Under the NQDCP, which became effective on January 1, 2020, certain key employees, including our NEOs are able to defer eligible compensation. Pursuant to the NQDCP, a select group of highly compensated or management-level employees are eligible to participate by making an election to defer, as applicable, up to 75% of the participant’s annual base salary, as well as one hundred percent (100%) of any discretionary or annual cash bonus award, cash long-term incentive award and commissions. Participants will be 100% vested at all times in their individual deferral accounts maintained under the NQDCP. We may make discretionary contributions to the NQDCP on behalf of any participant; however, we do not currently intend to make such contributions. Any discretionary contributions will be credited to a separate contribution account, and a participant will vest in amounts credited to the participant’s contribution account based upon the schedule or schedules determined by us. Payment of accounts under the NQDCP will occur upon a participant’s separation from service with us and/or pursuant to scheduled in-service distributions. We will require a six-month delay in the payment of benefits under the NQDCP if the participant is a “specified employee” pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of his or her separation from service with us and its affiliates, and an earlier payment would result in the imposition of an excise tax on the participant if the amounts were received at the time of his or her separation.

Compensation Policies

We do not currently have any formal policies regarding long-term versus currently paid compensation but believe that both elements are necessary for achieving our compensation objectives. Currently paid compensation provides financial stability for each of our NEOs and immediate reward for superior Company and individual performance, while long-term compensation rewards achievement of long-term strategic objectives and contributes towards overall stockholder value.

Clawback Policy

The Company has adopted a compensation recovery policy as required by Rule 10D-1 under the Exchange Act and the corresponding NYSE listing standards. This policy provides for the mandatory recovery (subject to limited exceptions) from current and former officers of incentive-based compensation that was erroneously received during the three years preceding the date that the Company is required to prepare an accounting restatement. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.

Prohibition on Hedging

Our insider trading policy prohibits our directors and all employees, including our NEOs, from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities.

Prohibition on Pledging

Our insider trading policy also prohibits our non-employee directors and all employees, including our NEOs, from pledging Company securities to secure margin or other loans. This prohibition means our non- employee directors and employees may not hold our securities in margin accounts.

Stock Ownership Guidelines for NEOs

We have stock ownership guidelines for our Executive Officers that are intended to further align their interests with the interests of our stockholders. Under these guidelines, each Executive Officer must hold an ownership stake in the Company that is significant in comparison to their base salary. The amount required to be retained varies depending on the Executive Officer’s position, as follows:

●	Chief Executive Officer and President: five times base salary; and
●	CFO, COO, General Counsel and CHRO: three times base salary.

Stock ownership for the purpose of these guidelines includes stock currently held by the NEO, restricted stock and stock units, excluding stock units that remain subject to achievement of performance goals. As of December 31, 2023, each NEO was in compliance with the stock ownership guidelines.

Tax Treatment of NEO Compensation

Section 162(m) of the Code generally limits tax deductibility of compensation paid by a public company to its chief executive officer and certain other executive officers in any year to $1 million in the year compensation becomes taxable to the executive.

While the Compensation Committee considers the impact of 162(m) and other tax rules when developing, structuring and implementing our executive compensation programs, the Compensation Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) or any other tax rule.

Compensation Policies and Practices As They Relate to Risk Management

Management reports regularly to the Compensation Committee on our executive and employee compensation and benefit programs. The Compensation Committee engaged Pay Governance to perform a compensation risk assessment for the NEOs and our sales professionals for 2023 and to advise the Compensation Committee on the findings of the assessment. Our CHRO also reported on the compensation structure and benefit programs and risks associated with such structure and programs for all of our other employees. The Compensation Committee considered the findings of these reports and determined that the NEO and other employee compensation and benefit programs do not pose any material risks to us and therefore are not reasonably likely to have a material adverse effect on us. With respect to the NEO compensation programs, the Compensation Committee found that they continue to be well-balanced between fixed and variable compensation, cash and equity and short- and long-term incentives, take into account both qualitative and quantitative performance factors, reflect an appropriate mix of compensative instruments, are well-aligned with stockholder interests and have elements and are subject to policies that discourage the NEOs from taking unnecessary or excessive risks, including with respect to compensation clawbacks and prohibitions on hedging and pledging. With the assistance of Pay Governance, the Compensation Committee continues to review all of the Company’s executive compensation programs as they relate to risk management.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on such review and discussion, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the Securities and Exchange Commission.

Respectfully submitted, The Compensation Committee of the Board of Directors Michael D. Malone (Chair) Ellen D. Levy John Rice Dana L. Schmaltz

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

The following table sets forth the compensation paid to or earned by our NEOs during 2023, 2022 and 2021:

2023 Summary Compensation Table

							Non-Equity
							Incentive
					Stock	Option	Plan	All Other
		Salary	Bonus		Awards	Awards	Compensation	Compensation		Total
Name	Year	($)	($)		($)(2)	($)	($)(3)	($)(4)		($)
William M. Walker	2023	1,000,000	14,000	(1)	2,833,238	—	969,375	4,500		4,821,113
Chairman and Chief Executive	2022	1,000,000	—		3,083,116	—	687,500	4,500		4,775,116
Officer	2021	1,000,000	—		3,083,219	—	3,471,249	4,500		7,558,968
Gregory A. Florkowski	2023	475,000	—		831,202	—	279,063	4,500		1,589,765
Executive Vice President and	2022	422,917	—		1,148,406	—	118,750	4,500		1,694,573
Chief Financial Officer
Stephen P. Theobald	2023	500,000	7,000	(1)	1,083,260	—	352,500	4,500		1,947,260
Executive Vice President and	2022	500,000	—		1,183,019	—	187,500	4,500		1,875,019
Chief Operating Officer	2021	500,000	—		1,183,190	—	1,143,409	4,500		2,831,099
Howard W. Smith, III	2023	750,000	—		1,625,274	—	528,750	15,768	(5)	2,919,792
President (retired,	2022	750,000	—		1,796,732	—	281,250	4,500		2,832,482
effective January 1, 2024)	2021	750,000	—		1,875,246	—	1,715,113	4,500		4,344,859
Richard M. Lucas	2023	500,000	—		874,937	—	293,750	6,500	(6)	1,675,187
Executive Vice President,	2022	500,000	—		1,062,191	—	125,000	4,500		1,691,691
General Counsel and Secretary	2021	500,000	7,000		1,062,374	—	893,409	4,500		2,467,283

(1)	Represents a cash bonus award paid to Messrs. Walker and Theobald in 2023 under a Company program in which all full-time employees may participate and earn a cash-based award upon the completion of 20 years and 10 years, respectively, of continuous service with the Company.
(2)	Amounts shown in these columns represent the grant date fair value calculated in accordance with FASB ASC Topic 718 of shares of restricted common stock. In addition, the Stock Awards column includes restricted stock units (some of which may be deferred stock units) awarded as the matching grant under the Management Deferred Stock Unit Purchase Matching Program. The Stock Awards column also includes the threshold value for the 2021-2023, 2022-2024 and 2023-2025 Performance Share Units. The maximum possible value of the 2021-2023 Performance Share Units (which for Messrs. Walker, Theobald and Smith includes achievement of the TSR-based outperformance goal) was as follows: $7,083,249 for Mr. Walker, $2,708,228 for Mr. Theobald, $4,063,325 for Mr. Smith, and $1,124,964 for Mr. Lucas. The maximum possible value of the 2022-2024 Performance Share Units (which for Messrs. Walker, Theobald and Smith includes achievement of the TSR-based outperformance goal) was as follows: $7,083,305 for Mr. Walker, $2,708,246 for Mr. Theobald, $4,063,272 for Mr. Smith, $787,436 for Mr. Florkowski, and $1,124,924 for Mr. Lucas. The maximum possible value of the 2023-2025 Performance Share Units (which for Messrs. Walker, Theobald and Smith includes achievement of the TSR-based outperformance goal) was as follows: $7,083,277 for Mr. Walker, $2,708,301 for Mr. Theobald, $4,063,289 for Mr. Smith, $1,068,471 for Mr. Florkowski, and $1,124,955 for Mr. Lucas. For a discussion of the assumptions made in the valuation reflected in this column, see Notes 2 and 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(3)	Amounts shown in this column represent annual cash incentive awards to each NEO.
(4)	Amounts shown in this column include the Company’s $4,500 matching contribution to the executive’s 401(k) plan for each year presented.
(5)	Amount for Mr. Smith also includes an $11,268 gift awarded to Mr. Smith in 2023 for his retirement after 43 years of service to the Company.
(6)	Amount for Mr. Lucas also includes a $2,000 charitable contribution made by us pursuant to our matching gift program under which we will make a matching contribution of up to $2,000 annually to eligible charitable organizations that receive contributions from our employees or directors.

2023 Grants of Plan-Based Awards

								All Other	Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Stock Awards:	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			Number of	of Stock
		Plan Awards			Plan Awards			Shares of	and Option
Name/Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Awards
Type(1)	Date	($)(2)	($)(2)	($)(2)	(#)(3)	(#)(3)	(#)(3)	(#)(4)	($)(5)
William M. Walker
Restricted Stock	2/15/2023							14,621	1,416,629
Cash Awards	3/31/2023	1,375,000	2,750,000	4,125,000				—	—
Performance Share Units	3/31/2023				18,598	37,197	74,394	—	1,416,610
Gregory A. Florkowski
Restricted Stock	2/15/2023							4,902	474,955
Cash Awards	3/31/2023	237,500	475,000	1,187,500				—	—
Performance Share Units	3/31/2023				4,677	6,236	14,031	—	356,247
Stephen P. Theobald
Restricted Stock	2/15/2023							5,590	541,615
Cash Awards	3/31/2023	375,000	750,000	1,500,000				—	—
Performance Share Units	3/31/2023				7,111	14,222	28,445	—	541,645
Howard W. Smith, III
Restricted Stock	2/15/2023							8,387	812,616
Cash Awards	3/31/2023	562,500	1,125,000	2,250,000				—	—
Performance Share Units	3/31/2023				10,669	21,338	42,676	—	812,658
Richard M. Lucas
Restricted Stock	2/15/2023							5,160	499,952
Cash Awards	3/31/2023	250,000	500,000	1,250,000				—	—
Performance Share Units	3/31/2023				4,923	6,564	14,769	—	374,985
(1)	All plan-based awards were made pursuant to the 2020 Equity Incentive Plan.
(2)	Represents awards that could be earned under our annual cash incentive plan. See “COMPENSATION DISCUSSION AND ANALYSIS — 2023 Executive Officer Compensation — Annual Cash Incentive Award.”
(3)	For Messrs. Walker, Theobald and Smith, represents shares that could be earned under awards of the maximum standard Performance Share Units and over-performance stock units over the 2023-2025 performance period. For Mr. Florkowski and Mr. Lucas, represents shares that could be earned under awards of the Performance Share Units over the 2023-2025 performance period upon the attainment of the maximum performance level. See “COMPENSATION DISCUSSION AND ANALYSIS — 2023 Executive Officer Compensation — Equity Awards — 2023-2025 Performance Share Plan.”
(4)	Grants of restricted stock vest in one-third increments on each of February 15, 2024, 2025 and 2026, subject to the executive’s continued employment with the Company on the applicable vesting date.
(5)	Amounts shown in this column represent the estimated grant date fair value calculated in accordance with FASB ASC Topic 718 of shares of restricted common stock, and Performance Share Units awarded under the 2020 Equity Incentive Plan, as amended. For the Performance Share Units, the amounts shown reflect the threshold value of the Performance Share Units awarded to each NEO. The Compensation Committee established very challenging targets for the 2023-2025 performance cycle. As a result, the value of the shares of common stock that will actually be received by the NEOs may be less or more, in some cases substantially so, than the amounts reported above as compensation. For a discussion of the assumptions made in the valuation reflected in this column, see notes 2 and

10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

Narrative Disclosures to Summary Compensation and Grants of Plan-Based Awards Tables

The grant date values of the 2023 Performance Share Unit “threshold,” “target” and “maximum” opportunities in the 2023 Grants of Plan Based Awards Table are 142%, 283% and 708%, respectively, of the 2023 base salary for Mr. Walker, 108%, 217%, and 542%, respectively, of the 2023 base salary for Mr. Smith and Mr. Theobald, and 75%, 100%, and 225%, respectively, of the 2023 base salaries for the other NEOs. The matching grants under the Management Deferred Stock Unit Purchase Matching Program are accompanied by dividend equivalent units, subject to the terms of the applicable deferral election. Holders of restricted stock are entitled to dividends paid in cash at the same time paid to other stockholders of the Company. The applicable dividend rate is equal to the dividend rate payable to other stockholders of the Company.

Employment and Separation Agreements

We have entered into employment agreements with each of our NEOs. Each employment agreement has an initial three-year term, and automatically extends for a series of additional one-year terms at the end of the expiration of the then-current term, unless either party gives 60 days’ prior notice that the term will not be extended. These employment agreements provide for an initial base salary, a target cash bonus opportunity (with the actual bonus payment to be determined by the Compensation Committee), and eligibility for grants of equity. For information regarding each NEO’s 2023 base salary and other compensation arrangements with us, see “COMPENSATION DISCUSSION AND ANALYSIS — 2023 Executive Officer Compensation” above. Additionally, each NEO’s employment agreement also contains customary non-competition and non-solicitation covenants that apply during the term and for up to 12 months after the termination of each executive’s employment with us. For information concerning the termination-related terms of the NEOs’ employment agreements, see “— Potential Payments upon Termination or a Change in Control” below.

Outstanding Equity Awards at December 31, 2023

	Option Awards					Stock Awards
									Equity	Equity
									Incentive	Incentive
		Number of	Number of			Number of		Market Value	Plan Awards:	Plan Awards:
		Securities	Securities			Shares or		of Shares or	Number of	Market Value
		Underlying	Underlying			Units of Stock		Units of Stock	Unearned	of Unearned
		Unexercised	Unexercised	Option	Option	That Have		That Have	Units that	Units that
	Grant	Options (#)	Options (#)	Exercise	Expiration	Not Vested		Not Vested	Have Not	Have Not
Name	Date	Exercisable(1)	Unexercisable(1)	Price ($)	Date	(#)		($)(2)	Vested (#)(3)	Vested ($)(2)
William M. Walker	2/15/2019	—	—	—	—	3,614	(5)	401,212	—	—
	2/14/2020	—	—	—	—	3,494	(5)	387,840	—	—
	2/12/2021	—	—	—	—	4,705	(4)	522,302	—	—
	2/12/2021	—	—	—	—	2,678	(5)	297,257	—	—
	3/3/2021	—	—	—	—	—		—	—	—
	2/15/2022	—	—	—	—	6,758	(4)	750,206	—	—
	2/15/2022	—	—	—	—	1,889	(5)	209,666	—	—
	2/1/2022	—	—	—	—	—		—	10,803	1,199,241
	2/15/2023	—	—	—	—	14,621		1,623,077	—	—
	3/31/2023	—	—	—	—	—		—	18,598	2,064,564
Gregory A. Florkowski	2/12/2021	—	—	—	—	1,080	(4)	119,891	—	—
	2/12/2021	—	—	—	—	1,740	(5)	193,199	—	—
	3/3/2021	—	—	—	—	—		—	—	—
	2/15/2022	—	—	—	—	3,220	(4)	357,452	—	—
	2/15/2022	—	—	—	—	1,596	(5)	177,184	—	—
	2/1/2022	—	—	—	—	—		—	2,001	222,131
	2/15/2023	—	—	—	—	4,902	(4)	544,171	—	—
	3/31/2023	—	—	—	—	—		—	4,677	519,194
Stephen P. Theobald	2/15/2016	13,870	—	20.40	2/15/2026	—		—	—	—
	2/15/2017	8,344	—	39.82	2/15/2027	—		—	—	—
	2/15/2016	—	—	—	—	5,252	(5)	582,976	—	—
	2/14/2020	—	—	—	—	2,795	(5)	310,321	—	—
	2/12/2021	—	—	—	—	1,799	(4)	199,707	—	—
	2/12/2021	—	—	—	—	1,071	(5)	118,855	—	—
	3/3/2021	—	—	—	—	—		—	—	—
	2/15/2022	—	—	—	—	2,584	(4)	286,850	—	—
	2/15/2022	—	—	—	—	755	(5)	83,843	—	—
	2/1/2022	—	—	—	—	—		—	4,130	458,471
	2/15/2023	—	—	—	—	5,590	(4)	620,546	—	—
	3/31/2023	—	—	—	—	—		—	7,111	789,392
Howard W. Smith, III	2/15/2015	60,166	—	16.72	2/15/2025	—		—	—	—
	2/14/2020	—	—	—	—	2,096	(5)	232,680	—	—
	2/12/2021	—	—	—	—	2,699	(4)	299,616	—	—
	2/12/2021	—	—	—	—	2,678	(5)	297,257	—	—
	3/3/2021	—	—	—	—	—		—	—	—
	2/15/2022	—	—	—	—	3,877	(4)	430,386	—	—
	2/15/2022	—	—	—	—	1,296	(5)	143,882	—	—
	2/1/2022	—	—	—	—	—		—	6,197	687,929
	2/15/2023	—	—	—	—	8,387	(4)	931,041	—	—
	3/31/2023	—	—	—	—	—		—	10,669	1,184,366
Richard M. Lucas	2/12/2021	—	—	—	—	1,661	(4)	184,388	—	—
	2/12/2021	—	—	—	—	2,008	(5)	222,913	—	—
	3/3/2021	—	—	—	—	—		—	—	—
	2/15/2022	—	—	—	—	2,385	(4)	264,759	—	—
	2/15/2022	—	—	—	—	1,417	(5)	157,250	—	—
	2/1/2022	—	—	—	—	—		—	2,859	317,378
	2/15/2023	—	—	—	—	5,160	(4)	572,812	—	—
	3/31/2023	—	—	—	—	—		—	4,923	546,502
(1)	These options were granted pursuant to our 2010 Equity Incentive Plan, as amended and our 2015 Equity Incentive Plan and vest ratably on each anniversary of the date of grant over a three-year period, conditioned upon the executive’s continued employment with the Company on the applicable vesting date. We have not granted options since 2017 and currently have no plans to do so.
(2)	Based on the closing stock price of our common stock on December 29, 2023 of $111.01 per share.
(3)	Represents Performance Share Units under our 2021-2023 performance share plan, our 2022-2024 performance share plan and our 2023-2025 performance share plan. There are no units reported for the 2021-2023 performance share plan as none of the performance thresholds were achieved. The number of Performance Share Units reported for the 2022-2024 performance share plan is based on threshold level of performance for the revenue goal, return on equity goal, and the diluted earnings per share goal. The number of Performance Share Units reported for the 2023-2025 performance share plan is also based on threshold level of performance of the revenue goal, return on equity goal, and the diluted earnings per share goal.
(4)	Represents restricted stock granted pursuant to our 2020 Equity Incentive Plan, which vest ratably on or around the anniversary of the date of grant over a three-year period, conditioned upon the executive’s continued employment with the Company on the applicable vesting date.

(5)	Represents restricted stock units (some of which may be deferred stock units) and their associated dividend equivalent units, granted under the Management Deferred Stock Unit Purchase Matching Program, which vest on March 15 in the third calendar year following the grant date.

2023 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)
William M. Walker	—	—	73,791	7,149,610
Gregory A. Florkowski	—	—	13,323	1,271,410
Stephen P. Theobald	35,445	2,685,494	22,543	2,184,191
Howard W. Smith, III	100,000	5,338,417	39,519	3,828,996
Richard M. Lucas	—	—	24,698	2,347,503

2023 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Aggregate Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal Year
Name	Year ($)(1)	Year ($)	Year ($)(2)	Distributions ($)(3)	End ($)(4)
William M. Walker	500,000	—	765,882	53,744	5,394,718
Gregory A. Florkowski	139,532	—	219,600	16,977	834,566
Stephen P. Theobald	—	—	880,471	44,483	2,852,845
Howard W. Smith, III	317,250	—	1,100,330	29,587	5,320,384
Richard M. Lucas	293,750	—	225,341	18,974	1,006,323
(1)	The reported amounts include compensation deferred under the Company’s NQDCP. All of the amounts shown in this column were included as compensation in the “2023 Summary Compensation Table” for 2023.
(2)	Earnings (loss) represent a change in the value of the (i) aggregate balance in the Company’s NQDCP and (ii) our common stock underlying an NEO’s deferred stock units and their associated dividends and dividend equivalent units. None of the amounts in this column have been included in the “2023 Summary Compensation Table” because the earnings are not preferential or above-market.
(3)	Distributions represent the value of cash dividends paid on deferred stock units during 2023.
(4)	Total aggregate balance calculated as the sum of (i) the number of deferred stock units held as of December 31, 2023, multiplied by $111.01, the closing stock price of our common stock on December 29, 2023, and (ii) the value of the amount as of December 29, 2023 of the executive’s balance in the Company’s NQDCP. The following amounts included in this column have been reported in the “2023 Summary Compensation Table” for 2023 or a prior fiscal year: Mr. Walker — $4,894,718, Mr. Florkowski — $695,034, Mr. Theobald — $2,852,845, Mr. Smith — $5,003,133, and Mr. Lucas — $712,573.

Management Deferred Stock Unit Purchase Plan (MSPP)

Under the MSPP, eligible employees may voluntarily elect to purchase shares of the Company’s common stock with up to 100% of their annual cash incentive award on a specified date each calendar year. On the date that the annual cash incentive award is paid (the “Award Date”), the portion of the bonus that is deferred is used to purchase deferred stock units at the fair market value of the Company’s common stock on such date. These deferred stock units granted under the MSPP are fully vested and non-forfeitable on the date of purchase. With respect to each deferred stock unit granted under the MSPP, the Company issues to the participant one share of the Company’s common stock on the date elected by the participant, which is either (i) January 31 of the year immediately following the participant’s separation from the Company (the “Termination Date Election”); (ii) the first to occur of (A) March 15 of the third calendar year after the Award Date and (B) January 31 of the year immediately following the participant’s separation from the Company (the “Vesting Date Election”); or (iii) the first to occur of (A) January 31 of the fifth or tenth, as elected by the participant, calendar year after the Award Date and (B) January 31 of the year immediately following the participant’s separation from the Company (the “Deferred Distribution Date Election”). In connection with the MSPP, participants who acquire deferred stock units are generally granted a matching deferred stock unit or restricted stock unit award equal to 50% of the deferred stock units acquired in the MSPP, which matching award vests fully on March 15 of the third calendar year following the grant date.

In the event of a change in control of the Company, if the deferred stock units purchased under the MSPP and the deferred stock units and restricted stock units granted under the matching component of the MSPP are not assumed or continued, shares of the Company’s common stock underlying the deferred stock units purchased under the MSPP and the deferred stock units and restricted stock units granted under the matching component of the MSPP are delivered immediately prior to the change in control. In the event of a change in control of the Company, the deferred stock units and restricted stock units granted under the matching component of the MSPP become 100% vested (i) if such units are not assumed or (ii) if such units are assumed and the participant is terminated without cause or for good reason (as such terms are defined in the Management Deferred Stock Unit Purchase Matching Program) within 24 months following the change in control of the Company.

Potential Payments upon Termination or a Change in Control

Regardless of the reason for any termination of employment, each NEO is entitled to receive the following benefits upon termination: (a) payment of any unpaid portion of such executive’s base salary through the effective date of termination, (b) reimbursement for any outstanding reasonable business expenses, (c) continued insurance benefits to the extent required by law, (d) payment of any vested but unpaid rights as may be required independent of the employment agreement and (e) except in the case of termination by the company for cause, any earned but unpaid annual bonus for the calendar year prior to the calendar year of termination based on actual performance achieved (together, the “Accrued Benefits”).

In addition to the Accrued Benefits, each NEO is entitled to receive a severance payment if we terminate his or her employment without cause or the executive resigns for good reason. The severance payment is equal to (i) continued payment by the company of the executive’s base salary, as in effect as of the executive’s last day of employment, for a period of 12 months, (ii) continued payment for life and health insurance coverage for 12 months, to the same extent the company paid for such coverage immediately prior to termination, (iii) two times the average annual bonus earned by the executive over the preceding two years (or if the executive has not been employed for two years, payments equal to two times the target bonus for the year of termination), (iv) payment of a pro-rated bonus for the year of termination (calculated based on actual performance) and (v) immediate vesting as of the last day of employment in any unvested portion of any time-based equity awards previously issued to the executive (with any awards that vest based in whole or in part on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement). If the continued payment of health insurance coverage would result in violations of certain tax or other statutes or regulations, then we will instead pay the NEO a fully taxable cash payment each month equal to the insurance premiums plus an additional amount necessary to cover any additional taxes owed by the NEO (such additional amount, the “Indemnity Amount”). The foregoing benefits are conditioned upon the executive’s execution of a general release of claims and compliance with the terms of the employment agreement. In addition, pursuant to the terms of each NEO’s performance share unit award agreements, upon such termination of employment, the NEO vests in a pro rata portion of his or her performance share units (based on the number of days in the performance period prior to termination) to the extent the applicable performance goals are otherwise satisfied.

If the NEO’s employment terminates due to death or disability, in addition to the Accrued Benefits, the executive or his or her estate, as applicable, is entitled to receive (i) immediate vesting as of the last day of employment in any unvested portion of any time-based equity awards previously issued to the executive (with any awards that vest based in whole or in part on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement) and (ii) payment of a pro-rated bonus for the year of termination (calculated based on actual performance). In addition, pursuant to the terms of each NEO’s performance share unit award agreements, upon such termination of employment, the NEO vests in his or her target number of Performance Share Units, and pursuant to the terms of the matching component under the MSPP, the deferred stock units and restricted stock units granted thereunder become 100% vested.

If the NEO’s employment terminates due to retirement, in addition to the Accrued Benefits, the executive is entitled to receive (i) immediate vesting as of the last day of employment in any time-based equity awards previously issued to the executive previously issued to the executive (with any awards that vest based in whole or in part on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement), (ii) payment of a pro-rated bonus for the year of termination (calculated based on actual performance), and (iii) pro-rated vesting of Performance Share Units if the retirement occurs on or after the first anniversary of the first day of the performance period and achievement of the performance goals relating to such Performance Share Units is certified by the Committee at the end of the applicable performance period.

While none of the employment agreements includes severance provisions that are tied to a change in control, pursuant to the 2020 Equity Incentive Plan and the award agreements governing the NEO’s outstanding equity awards, upon a change in control of the Company, (i) the NEO’s outstanding, unvested options and restricted stock become fully vested (A) if the equity awards are not assumed or (B) if the equity awards are assumed and the NEO’s employment is terminated without cause or for good reason within 12 months following the change in control, and (ii) the NEO will vest in a number of Performance Share Units equal to the greater of (A) a pro rata portion of his or her Performance Share Units to the extent the applicable performance goals are otherwise satisfied and (B) his or her target number of Performance Share Units. In addition, the deferred stock units and restricted stock units granted under the matching component of the MSPP become 100% vested (i) if such units are not assumed or (ii) if such units are assumed and the participant is terminated without cause or resigns for good reason (as such terms are defined in the matching component of the MSPP) within 24 months following the change in control of the Company.

Neither the employment agreements nor the equity award agreements provide for any excise or other tax gross-up other than the potential for payment of the Indemnity Amount discussed above.

The table below summarizes the potential cash payments and estimated equivalent cash value of benefits that will be generally owed to our NEOs under the terms of their employment agreements and equity award agreements described above in connection with the occurrence of the following various scenarios as of December 31, 2023 (other than for Mr. Smith, who retired on January 1, 2024 and whose retirement payments and benefits are described below). Amounts shown do not include the Accrued Benefits.

				Without Cause/
		Non-renewal		For Good
Executive		by Company		Reason		Death		Disability		Retirement
Officer	Benefit	($)(1)		($)(2)		($)		($)(3)		($)(4)
William M. Walker	Cash	6,128,124	(5)	6,128,124	(5)	N/A		N/A		N/A
	Continued Life and Health	17,352	(6)	17,352	(6)	N/A		N/A		N/A
	Equity Acceleration	2,895,585	(7)(8)	2,895,585	(7)(8)	13,853,649	(7)(9)	13,853,649	(7)(9)	N/A
	Total	9,041,061		9,041,061		13,853,649		13,853,649		N/A
Gregory A. Florkowski	Cash	1,522,855	(5)	1,522,855	(5)	N/A		N/A		N/A
	Continued Life and Health	23,550	(6)	23,550	(6)	N/A		N/A		N/A
	Equity Acceleration	1,021,514	(7)(8)	1,021,514	(7)(8)	2,739,892	(7)(9)	2,739,892	(7)(9)	N/A
	Total	2,567,919		2,567,919		2,739,892		2,739,892		N/A
Stephen P. Theobald	Cash	2,183,409	(5)	2,183,409	(5)	N/A		N/A		N/A
	Continued Life and Health	306	(6)	306	(6)	N/A		N/A		N/A
	Equity Acceleration	1,107,103	(7)(8)	1,107,103	(7)(8)	5,897,288	(7)(9)	5,897,288	(7)(9)	N/A
	Total	3,290,818		3,290,818		5,897,288		5,897,288		N/A
Richard M. Lucas	Cash	1,812,159	(5)	1,812,159	(5)	N/A		N/A		N/A
	Continued Life and Health	23,550	(6)	23,550	(6)	N/A		N/A		N/A
	Equity Acceleration	1,021,958	(7)(8)	1,021,958	(7)(8)	3,107,123	(7)(9)	3,107,123	(7)(9)	N/A
	Total	2,857,667		2,857,667		3,107,123		3,107,123		N/A

(1)	This column describes the payments and benefits that become payable if the Company elects not to renew the employment agreement.
(2)	The term “cause” means any of the following, subject to any applicable cure provisions: (i) the conviction of the executive of, or the entry of a plea of guilty or nolo contendere by the executive to, any felony; (ii) fraud, misappropriation or embezzlement by the executive; (iii) the executive’s willful failure or gross negligence in the performance of his or her assigned duties for the Company; (iv) the executive’s breach of any of his or her fiduciary duties to the Company; (v) a material violation of a material Company policy; or (vi) the material breach by the executive of any material term of the employment agreement.

The term “good reason” means any of the following, subject to any applicable cure provisions, without the executive’s consent: (i) the assignment to the executive of substantial duties or responsibilities inconsistent with the executive’s position at the Company, or any other action by the Company which results in a substantial diminution of the executive’s duties or responsibilities; (ii) a requirement that the executive work principally from a location that is 20 miles further from the executive’s residence than the Company’s address on the effective date of the executive’s employment agreement; (iii) a 10% or greater reduction in the executive’s aggregate base salary, target bonus , excluding any reductions caused by the failure to achieve performance targets, or annual grant date fair value of time-based equity awards; or (iv) any material breach by the Company of the employment agreement.

(3)	The term “disability” means such physical or mental impairment as would render the executive unable to perform each of the essential duties of the executive’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months.
(4)	The term “retirement” means the executive’s resignation on or after age 65. As of December 31, 2023, Mr. Smith had attained age 65 and was retirement-eligible. Messrs. Walker, Theobald, Florkowski and Lucas had not attained age 65 and were not retirement-eligible.
(5)	Represents the sum of the following: (i) the executive’s 2023 base salary at December 31, 2023, to be paid for a period of 12 months in approximately equal installments on the Company’s regularly scheduled payroll dates, subject to payroll deductions and withholdings, (ii) two times the average annual bonus earned by the executive for 2021 and 2022, and (iii) the executive’s earned 2023 bonus (based on actual performance).
(6)	Represents the value of life and health benefits paid by the Company for 12 months.
(7)	Includes the value of accelerated vesting of restricted stock granted to the executives. The acceleration value of the restricted stock was calculated using the closing price of $111.01 per share on December 29, 2023.

The value of accelerated vesting of Performance Share Units is included in the columns for termination without cause or for good reason, due to death and due to disability. The acceleration value of the Performance Share Units is calculated using the closing price of $111.01 per share on December 29, 2023 and the applicable number Performance Share Units under our 2021-2023, 2022-2024 and 2023-2025 performance share plans that are eligible to vest upon such a termination pursuant to the terms of the applicable award agreement. For termination without cause or for good reason, the number of Performance Share Units reported for the 2021-2023 performance share plan is based on the actual level of performance. The number of Performance Share Units reported for the 2022-2024 performance share plan is based on no achievement of the revenue goal, return on equity goal, or the diluted earnings per share goal, which is reflective of performance during 2022 and 2023. The number of Performance Share Units reported for the 2023-2025 performance share plan is based on no achievement of the revenue goal, return on equity goal, or the diluted earnings per share goal, which is reflective of performance during 2023. For termination due to death and disability, the number of Performance Share Units for each of the 2021-2023, 2022-2024 and 2023-2025 performance plans is the number that would be achieved under the target level of performance.

(8)	Does not include the value of accelerated vesting of deferred stock units and restricted stock units granted under the matching component of the MSPP upon a termination of employment without cause or for good reason occurring within 24 months of a change in control. For additional information, see the table below.
(9)	Includes the value of accelerated vesting of deferred stock units and restricted stock units granted under the matching component of the MSPP, calculated using the closing price of $111.01 per share on December 29, 2023.

In addition to the applicable amounts disclosed in the table above, the table below sets forth the estimated value as of December 31, 2023 of accelerated vesting that will be generally owed to our NEOs under the terms of the matching component of the MSPP described above if the NEO’s employment is terminated without cause or the NEO resigns for good reason within 24 months of a change in control of the Company or if awards under the matching component of the MSPP are not assumed in the change in control transaction. Mr. Smith retired on January 1, 2024 and consequently is not entitled to receive these benefits.

		Without Cause/For Good Reason
		Within 24 Months of a Change in
Executive Officer	Benefit	Control ($)(1)
William M. Walker	Equity Acceleration	1,295,975
Gregory A. Florkowski	Equity Acceleration	370,384
Stephen P. Theobald	Equity Acceleration	1,095,995
Richard M. Lucas	Equity Acceleration	380,162
(1)	Represents the value of accelerated vesting of deferred stock units and restricted stock units granted under the matching component of the MSPP upon a termination of employment without cause or for good reason occurring within 24 months of a change in control. The acceleration value is calculated using the closing price of $111.01 per share on December 29, 2023.

Amounts that could be payable under the NQDCP upon a triggering event described in this section are disclosed above in the “2023 Nonqualified Deferred Compensation” table and related narrative.

On January 1, 2024, Mr. Smith retired from the Company. In connection with his retirement, Mr. Smith received immediate vesting of 14,963 shares of restricted stock and 3,973.86 shares of restricted stock units, comprising his matching awards under the MSPP, which shares had a closing price value of $111.01 per share on December 29, 2023. Mr. Smith also received $28,846 for his accrued paid time off.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Walker, our CEO. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K.

We identified the median employee by examining taxable earnings of all employees employed by us on December 31, 2023, excluding (i) our CEO and (ii) all 34 employees located in countries outside of the United States, representing approximately 2.56% of the Company’s total employees. Except for the CEO and non-U.S. employees, we included all employees, whether employed on a full-time or part-time basis, and did not make any estimates, assumptions or adjustments to any annual base salaries.

After identifying the median employee based on taxable earnings, we calculated annual total compensation for 2023 for such employee using the same methodology we used for our NEOs as set forth in the 2023 Summary Compensation Table earlier in this section.

For 2023, the annual total compensation of the median employee was $145,770. For 2023, the annual total compensation of our CEO was $4,821,113. The resulting pay ratio of the annual total compensation of our CEO to the annual total compensation of the median employee for 2023 was 33:1.

Pay-Versus-Performance(1)

Pay-Versus-Performance Table

As required by the Securities and Exchange Commission, the following table is intended to compare the amounts of compensation “actually paid” to our NEOs for each of the fiscal years ended December 31, 2020, 2021, 2022 and 2023 to the Company’s:

●	TSR (on an absolute and relative basis);
●	net income; and
●	diluted EPS, the Company’s selected measure.

Differences in our summary compensation table amounts and compensation actually paid reflect changes in the fair value of equity awards, both outstanding and vested in each year, and the probability assessment of performance under our PSP at the end of each fiscal year.

					Value of Initial Fixed $100
					Investment Based On:
			Average
	Summary		Summary	Average		S&P 600
	Compensation	Compensation	Compensation	Compensation		Small Cap		Diluted
	Table Total	Actually Paid	Table Total for	Actually Paid	Company	Financials	Net	Earnings
	for PEO	to PEO	Other NEOs	to Other NEOs	TSR	TSR	Income	per Share
Year	($)	($)(1)	($)	($)(1)	($)(2)	($)(2)	($mm)	($)
2023	4,821,113	4,679,223	2,033,001	2,042,895	189.23	105.65	107.36	3.18
2022	4,775,116	(7,712,630)	1,899,621	(2,818,053)	129.68	100.43	213.82	6.36
2021	7,558,968	19,975,036	2,928,087	7,305,891	243.74	116.80	265.76	8.15
2020	6,954,317	20,191,276	3,497,906	7,609,006	145.95	91.65	246.18	7.69
(1)	Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2023	William M. Walker	Gregory A. Florkowski, Howard W. Smith, Stephen P. Theobald and Richard M. Lucas

2022	William M. Walker	Gregory A. Florkowski, Howard W. Smith, Stephen P. Theobald, Richard M. Lucas and Paula A. Pryor

2021	William M. Walker	Stephen P. Theobald, Howard W. Smith, Richard M. Lucas and Paula A. Pryor
2020	William M. Walker	Stephen P. Theobald, Howard W. Smith, Richard M. Lucas and Paula A. Pryor

Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined based on the stock price at the end of each fiscal year taking into account the probable outcome as of the end of the year for outstanding performance awards, as follows:

For the fiscal year ending December 31, 2019, represents actual performance for the 2017 performance awards and assumes threshold performance for the 2018 and 2019 performance awards.

For the fiscal year ending December 31, 2020, represents actual achievement for the 2018 performance awards, assumes the achievement of the maximum performance level for ROE and EPS and target performance level for revenue for the 2019 performance award, and assumes the achievement of the maximum performance level for EPS and revenue and target performance level for ROE for the 2020 performance award.

For the fiscal year ending December 31, 2021, represents actual achievement for the 2019 performance awards, achievement of maximum performance level for EPS and revenue and target performance level for ROE for the 2020 performance awards, and assumes the achievement of threshold performance level for EPS, target performance level for revenue and ROE, and no achievement under the TSR outperformance component for the 2021 performance award.

For the fiscal year ending December 31, 2022, represents actual achievement for the 2020 performance awards, assumes the achievement of a below-threshold performance level for EPS, target performance level for revenue, threshold performance level for ROE and no achievement under the TSR outperformance component for the 2021 performance awards, and assumes the achievement of a below-threshold performance level for EPS and ROE, threshold performance level for revenue and no achievement under the TSR outperformance component for the 2022 performance award.

For the fiscal year ending December 31, 2023, represents actual achievement for the 2021 performance awards, and assumes the achievement of a below-threshold performance level for EPS, revenue, and ROE and no achievement under the TSR outperformance component for the 2022 and 2023 performance awards.

The following table sets forth the adjustments we made in the pay-versus-performance table in order to arrive at the amount of compensation “actually paid” to our NEOs

Adjustments to Determine Compensation “Actually Paid” for PEO ($)	2023
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	(2,833,238)
Increase in Fair Value of Awards Granted during year that Remain Unvested as of Year-end, determined as of Year-end	1,623,077
Increase/deduction for Change in Fair Value from Prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	(290,222)
Increase/deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	1,358,492
Total Adjustments	(141,891)

Adjustments to Determine Compensation “Actually Paid” for Non-PEO NEOs (Average)($)	2023
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	(1,103,668)
Increase in Fair Value of Awards Granted during year that Remain Unvested as of Year-end, determined as of Year-end	667,142
Increase/deduction for Change in Fair Value from Prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	1,976
Increase/deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	444,444
Total Adjustments	9,894
(2)	Represents the value of an investment of $100 on December 31, 2019, and that all dividends, if any, were reinvested.

Tabular List of Important Financial Measures

The following reflects the financial measures that that we have determined represent the most important financial measures used to link compensation actually paid to performance for 2023:

Most Important Financial Measures for 2023
Diluted Earnings Per Share
Return on Equity (ROE)
Total Revenues
Adjusted EBITDA

Relationship between Compensation Actually Paid and Financial Measures

Our compensation program is designed to be aligned with our performance, with the majority of our NEOs’ compensation awarded in the form of variable performance-based pay that is tied to the achievement of financial and operational performance. Additionally, a significant portion of our NEOs’ compensation is equity-based and subjects our NEOs to the same market fluctuations as our stockholders. The above table illustrates this alignment as follows:

●	2020 and 2021 represented strong performance years for the Company, including record levels of performance in 2021 with double-digit growth in revenues and adjusted EBITDA and record diluted earnings per share. As depicted in the pay-versus-performance table, compensation actually paid to our NEOs in 2020 and 2021 reflects these outstanding achievements and also reflects the significant growth in our Company’s stock price in both 2020 and 2021 on both an absolute and relative basis, including a 46% increase in absolute TSR in 2020 and a 67% increase in absolute TSR in 2021.
●	In 2022, our Company’s stock price continued to outperform our peer index but declined relative to the Company’s record-high 2021 performance. Accordingly, the compensation actually paid to our NEOs in 2022 was negative due to a decrease in fair value of outstanding and unvested equity awards and lower attainment under our annual cash incentive and performance share programs.
●	In 2023, market performance for the Company improved on both an absolute and relative basis. Total shareholder return was 46%, which significantly outperformed the S&P 600 small cap financials index. Strong market performance contributed to higher compensation actually paid values than those in 2022, largely due to the increase in fair value of vested and outstanding awards. Despite an increase from 2022, compensation actually paid remains lower than reported compensation, as summarized below:
●	Our Company experienced a decline in revenues, adjusted EBITDA, and earnings per share during 2023;
●	The majority of our NEOs’ compensation is granted in the form of equity awards with a long-term vesting component that resulted in a significant amount of unvested and unearned equity awards due to low performance share vesting;
●	Our performance share plans are earned based on pre-established performance goals that are established at levels that are designed to promote and reward significant growth;
●	As a result of our highly formulaic pay-for-performance structure of our annual cash incentive plan that is earned primarily based on (i) adjusted EBITDA, (ii) total revenues, and (iii) diluted EPS, and our equity awards, the majority of which are earned based on (i) diluted EPS, (ii) total revenues and (iii) return on equity, our compensation actually paid and performance are strongly aligned as further illustrated in the graphs below:

Director Compensation

The following table sets forth 2023 compensation for each non-employee director who was a member of our Board in 2023. Messrs. Walker and Smith also serve as members of our Board but do not receive any additional compensation for providing these services. Refer to our “2023 Summary Compensation Table” for information regarding 2023 compensation for Messrs. Walker and Smith.

2023 Director Compensation

	Fees Earned or		Stock Awards
Name	Paid in Cash ($)		($)(1)	Total ($)
Michael D. Malone	165,000		149,971	314,971
Donna C. Wells	135,000		149,971	284,971
John Rice	125,000		149,971	274,971
Dana L. Schmaltz	120,000	(2)	149,971	269,971
Ellen D. Levy	120,000		149,971	269,971
Michael J. Warren	110,000	(2)	149,971	259,971
(1)	Amounts shown in this column represent the grant date fair value in accordance with FASB ASC Topic 718 of restricted common stock and restricted stock units multiplied by the number of shares or restricted stock units, respectively, granted to each Board member. As of December 31, 2023, each director held 2,303 shares of unvested restricted stock or unvested restricted stock units.

(2)	Amount includes the value of restricted stock units received in lieu of directors’ fees for service in 2023 and fees received in cash. 2023 compensation for our non-employee directors consisted of the following:
●	an annual base cash retainer of $100,000; and
●	an annual award of $150,000 of shares of restricted stock (rounded down to the nearest whole share) under our 2020 Equity Incentive Plan granted on the date of the 2023 annual meeting of stockholders, which vests on the one-year anniversary of the date of grant, subject to the director’s continued service on our Board

In addition, our compensation program for non-employee directors provided for the following additional annual cash retainers:

●	Audit and Risk Committee: Chair — $25,000; Member — $10,000;
●	Compensation Committee: Chair — $25,000; Member — $10,000;
●	Nominating and Corporate Governance Committee: Chair — $15,000; Member — $10,000; and
●	the Lead Director receives an additional annual cash retainer of $30,000.

Under the Deferred Compensation Plan for Non-Employee Directors (“Director Deferred Compensation Plan”), non-employee directors may voluntarily elect to purchase shares of the Company’s common stock with up to 100% of their annual director compensation. On the date that the compensation would otherwise be paid, the portion of the compensation that is deferred will be used to purchase deferred stock units at the fair market value of the Company’s common stock on such date. These deferred stock units granted under the Director Deferred Compensation Plan are fully vested and non-forfeitable on the date of purchase with respect to deferred stock units received in respect of cash compensation, and the deferred stock units granted in respect of restricted stock are subject to the same vesting or other forfeiture restrictions that would have otherwise applied to such restricted stock. With respect to each deferred stock unit granted under the Director Deferred Compensation Plan, the Company will issue to the participant one share of the Company’s common stock on the date elected by the participant, which will be the first to occur of (i) within 90 days following the participant’s separation from the Company, (ii) immediately prior to, on or within 30 days following a change in control, (iii) within 90 days following the participant’s disability, (iv) within 90 days following the participant’s death or (v) if the participant has elected to receive payment while still a member of our Board, the date that is three, five or ten years following the last day of the applicable plan year in which an amount was deferred.

Stock Ownership Guidelines for Our Non-Employee Directors

Our Board has adopted stock ownership guidelines for our non-employee directors. Under those guidelines, our non-employee directors, are required to own stock equal to five times the annual base cash retainer. Stock ownership for the purpose of these guidelines includes stock, restricted stock and stock units, but does not include shares underlying vested or unvested stock options. Non-employee directors are required to achieve the ownership threshold by the five-year anniversary of the director joining our Board.

Equity Compensation Plan Information

The table below sets forth information as of the end of our 2023 fiscal year for (i) all equity compensation plans approved by our stockholders and (ii) all equity compensation plans not approved by our stockholders. See note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for a description of our 2020 Equity Incentive Plan. See “— Management Deferred Stock Unit Purchase Plan” above for a description of our MSPP.

Number of
Securities
	Number of		Available for
	Securities to be	Weighted-	Future Issuance
	Issued Upon	Average Exercise	Under Equity
	Exercise of	Price of	Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in First
	Rights	Rights	Column)
Plan Category	(#)(3)	($)(4)	(#)
Equity compensation plans approved by security holders(1)	1,077,312	19.68	856,789
Equity compensation plans not approved by security holders(2)	144,429	—	334,381
Total	1,221,741	N/A	1,191,170
(1)	The 2020 Equity Incentive Plan was approved by our stockholders on May 14, 2020 and amended and restated our 2015 Equity Incentive Plan.
(2)	Represents shares registered on a Registration Statement on Form S-8 on May 10, 2013 and November 24, 2020 to be used for purchases under the MSPP.
(3)	Represents the purchased and matching deferred and restricted stock units under the MSPP, dividend equivalent units associated with the matching deferred and restricted stock units under the MSPP, outstanding Performance Share Units under our 2020 Equity Incentive Plan and shares to be issued upon exercise of options. Amounts representing Performance Share Units assume maximum performance and amounts.
(4)	Restricted and deferred stock units under the MSPP and Performance Share Units under the 2020 Equity Incentive Plan have no exercise price and were not factored into the calculation of the weighted average exercise price. This column represents the weighted average exercise price of 82,380 options outstanding under the 2020 Equity Incentive Plan.

Compensation Committee Interlocks and Insider Participation

During 2023, the following individuals served on our Compensation Committee for all or part of the year: Ellen D. Levy, Michael D. Malone, John Rice and Dana Schmaltz. None of these individuals is or was an officer or employee, or former officer or employee, of ours. None of these individuals has or had relationships with us requiring disclosure under Item 404 of Regulation S-K. No interlocking relationship exists or existed between members of the Compensation Committee or the Board, and the board of directors or compensation or similar committees of any other company.

Proposal 3: Advisory Resolution to Approve Executive Compensation

We are presenting this proposal, commonly known as a “say on pay” proposal pursuant to Section 14A of the Exchange Act, to provide stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement.

We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our stockholders. As described under the heading “COMPENSATION DISCUSSION AND ANALYSIS,” our executive compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and stockholders by tying compensation to the achievement of key financial and operating objectives that we believe enhance stockholder value over the long term and by encouraging executive share ownership so that a portion of each executive’s compensation is tied directly to stockholder value.

For these reasons, we are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders hereby approve the compensation of the NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this proxy statement.”

While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our Compensation Committee and Board intend to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding the compensation of our NEOs. Unless the Board modifies its policy on the frequency of future “say on pay” advisory votes, the “say on pay” advisory vote occurs every year and, accordingly, the next “say on pay” advisory vote will be held at the 2025 annual meeting of stockholders.

Vote Required

The affirmative vote of a majority of the votes cast at the annual meeting with respect to the matter is required to approve, on a non-binding advisory basis, the compensation of the NEOs. Abstentions and broker non-votes will not count as votes cast with respect to the proposal and will have no effect on the result of the vote.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

Proposal 4: Adoption of the Company’s 2024 Equity Incentive Plan

Overview

We are asking our stockholders to consider and approve adoption of the Walker & Dunlop, Inc. 2024 Equity Incentive Plan (the “2024 Plan”), which constitutes an amendment and restatement of the Walker & Dunlop, Inc. 2020 Equity Incentive Plan, as amended (the “Existing Plan”).

Upon the recommendation of the Compensation Committee, on February 14, 2024, the Board adopted the 2024 Plan, subject to and effective upon approval of the 2024 Plan by the stockholders at the annual meeting. If approved by our stockholders, the 2024 Plan would:

●	Amend and restate the Existing Plan;
●	Increase the number of shares of our common stock reserved for issuance under the Existing Plan by 1,500,000 shares;
●	Extend the termination date of the Existing Plan to February 14, 2034, the tenth anniversary of the date the 2024 Plan was approved by the Board; and
●	Increase the limits on certain annual incentive awards that may be granted to participants under the 2024 Plan.

The purpose of the 2024 Plan is to (i) provide incentives to eligible persons to align their efforts towards the success of the Company and to operate and manage its business in a manner that will provide for the long-term growth and profitability of the Company; and (ii) provide a means of recruiting, rewarding, and retaining key personnel. To this end, the 2024 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units (including deferred stock units), dividend equivalent rights, performance awards, annual incentive awards and other equity-based awards.

If the stockholders approve the 2024 Plan, the 2024 Plan will become effective on the date of the annual meeting of stockholders for 2024, which is scheduled for May 2, 2024. If the stockholders do not approve the 2024 Plan, the Existing Plan will continue in accordance with its terms as in effect immediately prior to the date the 2024 Plan was approved by the Board.

Considerations for Approval of the 2024 Plan

In determining the number of shares by which to increase the reserve under the Existing Plan, the Board reviewed the Compensation Committee’s recommendations, which were based on analyses prepared by management and feedback provided by Pay Governance, its independent compensation consultant. This review included the Board and Compensation Committee’s consideration of the following key metrics, factors and philosophies:

Equity compensation supports our pay-for-performance culture and aligns management and stockholder interests

●	Equity compensation is an important tool for aligning management and stockholder interests and driving long-term stockholder value; and
●	We have delivered a cumulative total return to shareholders of 189% over the past five years, and our use of equity compensation to attract, motivate, reward and retain talent has played an important role in driving these results.

Equity incentives support our growth strategy

●	Over the past five years, we have made several strategic acquisitions in support of our Drive to ‘25 strategic plan. These acquisitions have, in turn created significant value for our stockholders. In the last five years (from 2019-2023), we have achieved a total stockholder return of 189%;
●	In connection with these acquisitions and in connection with our execution of new employment agreements with our bankers and brokers, we have awarded a significant amount of equity to align our employees’ long-term performance interests with those of our stockholders; and
●	85% of our current employees have been awarded equity, including 50% of our bankers and brokers as of December 31, 2023. We believe that allowing a greater number of employees to participate in our equity incentive plan ensures that they are appropriately aligned with shareholders. We intend to continue acquiring companies and hiring new bankers and brokers and incentivizing them using equity awards.

Approval of the 2024 Plan is critical to our future compensation practices and ability to align pay and performance going forward

●	If the 2024 Plan is not approved by stockholders, we expect there will be an insufficient number of shares available to make equity-based compensation awards going forward, which would negatively impact our ability to deliver competitive levels of compensation and effectively align employee and stockholder interests;
●	The inability to grant meaningful equity-based compensation would limit our ability to attract and retain executive and loan origination and property sales talent and prevent us from executing on certain strategic plans, both of which have been integral to our past success and remain vital to future performance; and
●	Equity-based compensation is a critical element of our pay-for-performance compensation philosophy, which is designed to drive stockholder value creation.

The 2024 Plan cost is reasonable

●	The 2024 Plan would permit continued alignment of interests through use of equity compensation;
●	The number of additional shares requested, 1,500,000 shares, is reasonable as it is 25% fewer shares than we requested in 2020 under the Existing Plan;
●	Awards granted under the 2024 Plan would not have a substantially dilutive effect, since the number of shares requested reflect less than 4% of shares outstanding as of January 31, 2024; and
●	Based on our historical grant practices and certain other assumptions, including the price of our Common Stock, we currently expect that the proposed number of shares to be authorized for issuance under the 2024 Plan will provide sufficient equity-based compensation awards for approximately three years.

We have engaged in reasonable grant practices and equity dilution management

●	Our 1.47% three-year average burn rate is well below the ISS industry benchmark of 3.36%;
●	All equity awards granted to our executive officers vest in total over a period of at least three years;
●	We use robust performance-based hurdles for performance-based equity awards;
●	We maintain robust stock ownership guidelines; and
●	Since the beginning of 2021, we have repurchased a number of shares, equal to 41% of the number of shares we have granted under the Existing Plan over the same period.

The 2024 Plan contains provisions that are consistent with best practices. These include:

●	No Discounted Options or Stock Appreciation Rights. Stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date;
●	No Repricing Without Stockholder Approval. Other than in connection with certain corporate transactions, we may not reduce the exercise price of an option or stock appreciation right, exchange an option or stock appreciation right for a new award with a lower exercise price or cancel an option or stock appreciation right with an exercise price that is above the market value of a share for cash or other securities, in each case, unless such action is approved by the stockholders or would not be deemed to be a repricing under the rules of the NYSE;
●	No Liberal Share Recycling. Shares used to pay the exercise price of an option or the withholding taxes related to an outstanding award, unissued shares resulting from the net settlement of stock-settled stock appreciation rights, and shares purchased by us in the open market using the proceeds of option exercises would not become available for issuance for future awards under the 2024 Plan;
●	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee;
●	No Evergreen Provision. The 2024 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance can be automatically replenished;
●	No Automatic Grants. The 2024 Plan does not provide for automatic grants to any individual; and
●	No Tax Gross-Ups. The 2024 Plan does not provide for any tax gross-ups.

Shares Available For Issuance

The 2024 Plan increases the number of shares of our common stock available for issuance under the 2024 Plan by 1,500,000 shares. As of March 8, 2024, there were 794,928 shares remaining available for future grants under the Prior Plan. By increasing the reserved shares, we will be able to continue to use equity awards to attract, retain and motivate employees. We believe that having an equity incentive compensation plan in place with a sufficient number of shares is critical to our ability to attract, retain and motivate employees in a highly competitive marketplace and ensure that our executive compensation program is structured in a manner that aligns the executives’ interests with our success. If our stockholders approve this increase in the shares for grants under the 2024 Plan, we anticipate we will have sufficient shares to provide equity awards to attract, retain and motivate employees for approximately at least the next three years.

As of March 8, 2024, there were approximately 1,180,958 shares of common stock subject to outstanding awards granted under the Existing Plan, consisting of (i) 722,113 shares subject to unvested time-based restricted stock awards and (ii) 287,335 shares subject to performance-based restricted stock awards that have been granted but not yet earned.

Burn Rate

The following table sets forth information regarding historical awards granted and earned for the period 2021 through 2023, and the corresponding burn rate, which is defined as the number of shares subject to stock awards granted (or, for awards subject to performance-based vesting, earned) in a fiscal year divided by the weighted average common shares outstanding for that fiscal year, for each of the last three fiscal years.

Year	Time-Based Full-Value Awards Granted(1)	Performance-Based Full-Value Awards Earned	Total Full-Value Awards Granted or Earned(2)	Weighted Average Common Shares Outstanding	Current Burn Rate(3)
2023	320,894	212,065	532,959	32,697,000	1.63%
2022	228,187	210,022	438,209	32,326,000	1.36%
2021	383,390	55,483	438,873	31,081,000	1.41%
				3-Year Average	1.47%

_________________

(1)	Time-Based Full-Value Awards Granted includes the matching units granted under the Management Deferred Stock Unit Purchase Plan (MSPP), but excludes the purchased shares under the MSPP.
(2)	Total full-value awards granted is the sum of time-based awards granted during each fiscal year and performance-based full-value shares earned each fiscal year (regardless of whether the settlement of such earned shares was in the following year).
(3)	The current burn rate is equal to the total full-value shares granted or earned as a percentage of the weighted average common shares outstanding.

In consideration of these factors, and the judgement of the Board and the Compensation Committee that awards under the 2024 Plan are valuable incentives and serve the ultimate benefit of stockholders by aligning more closely the interests of participants in the 2024 Plan with those of our stockholders, the Board and the Compensation Committee believe that it is necessary to increase the number of shares authorized under the Existing Plan to enable the Company to continue appropriately incentivizing new and existing employees.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADOPT THE COMPANY’S 2024 EQUITY INCENTIVE PLAN.

Vote Required

Approval of the 2024 Plan requires the affirmative vote of the holders of a majority of the votes cast. Abstentions and broker non-votes will not count as votes cast with respect to the proposal and will have no effect on the result of the vote.

Material Amendments included in the 2024 Plan

Increase in Number of Shares

The 2024 Plan will increase the number of shares currently reserved for issuance under the Existing Plan by 1,500,000 shares. The following table sets forth the number of shares available for issuance pursuant to outstanding awards and future awards under the Existing Plan as of March 8, 2024:

Shares subject to outstanding stock options(1)	42,380
Shares subject to outstanding stock awards(2)	1,180,958
Shares available for future awards	794,928

(1)	As of March 8, 2024, options outstanding under the Existing Plan had a weighted average per share exercise price of $22.48 and a weighted average remaining term of 1.7 years.
(2)	Represents shares subject to time-based restricted stock and restricted stock units and performance-based restricted stock units (calculated at target). As of March 8, 2024, the weighted average remaining vesting term for restricted stock was 2.4 years and for restricted stock units was 1.1 years.

As of March 8, 2024, the market value of a share of our common stock was $92.70.

Extension of Termination Date

Unless terminated earlier pursuant to the terms of the 2024 Plan, the 2024 Plan will extend the termination date of the Existing Plan from March 19, 2030 to February 14, 2034, the tenth anniversary of the date the 2024 Plan was approved by the Board. Upon termination, the 2024 Plan will continue to govern outstanding awards.

Increase to Certain Individual Annual Incentive Award Limits

The 2024 Plan increases the maximum amount that may be paid as an annual incentive award (whether or not cash-settled) in a calendar year to any person from $7.5 million to $10 million.

Summary of the Material Terms of the 2024 Plan

A summary of the material terms of the 2024 Plan is set forth below. This summary is qualified in its entirety by the complete text of the 2024 Plan, a copy of which is attached as Annex A to this proxy statement and which is incorporated by reference into this proposal. We encourage stockholders to read and refer to the complete plan document in Annex A for a more complete description of the 2024 Plan.

Effective Date; Amendment, Suspension and Termination.    If approved by our stockholders at the annual meeting, the 2024 Plan will become effective as of the date of the annual meeting (the “Effective Date”), and, unless terminated sooner in accordance with the terms of the 2024 Plan or extended with stockholder approval, the 2024 Plan will terminate on February 14, 2034, the tenth anniversary of the date the Board approved the 2024 Plan. Our Board may amend, suspend or terminate the 2024 Plan at any time, provided that no amendment, suspension or termination may impair the rights or obligations under outstanding awards without the consent of the grantee. Our stockholders must approve any amendment to the 2024 Plan to the extent determined by the Board or if such approval is required under applicable law or NYSE regulations. Our stockholders also must approve any amendment that changes the prohibition on re-pricings or the option pricing and stock appreciation right pricing provisions of the 2024 Plan.

Administration of the 2024 Plan.    The 2024 Plan will be administered by our Compensation Committee. Each member of our Compensation Committee is both a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and, for so long as our common stock is listed on the NYSE, an “independent director” within the meaning of the NYSE listing requirements. The Compensation Committee will determine all terms of awards granted under the 2024 Plan, including, without limitation, the type of award, its terms and conditions and the number of shares of common stock subject to the award, if the award is equity-based. To the extent permissible under applicable law, the Board may delegate to a committee the authority to make grants to non-executive employees. References in this proposal to the Compensation Committee include a reference to the Board or another committee appointed by the Board for those periods in which the Board or such other committee appointed by the Board is acting.

Eligibility.    All of our employees and the employees of our subsidiaries and affiliates are eligible to receive awards under the 2024 Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our subsidiaries and affiliates may receive awards under the 2024 Plan, other than incentive stock options. As of March 8, 2024, there were five named executive officers, seven non-employee directors and 1,321 employees of the Company who were eligible to participate in the 2024 Plan.

Share Authorization and Usage.    The maximum number of shares of common stock that may be issued under the 2024 Plan with respect to awards granted on or after the Effective Date, consisting of authorized but unissued shares or issued shares that have been reacquired by the Company, will be equal to the sum of (i) 1,500,000 shares of common stock, plus (ii) the number of shares of common stock available for future awards under the Existing Plan as of the Effective Date, plus (iii) the number of shares of common stock related to awards outstanding under the Existing Plan as of the Effective Date that thereafter terminate by expiration or forfeiture, cancellation or otherwise without the issuance of such shares of common stock. The maximum number of shares of common stock available for issuance pursuant to incentive stock options granted under the 2024 Plan will be the same as the number of shares of common stock available for issuance under the 2024 Plan.

Shares of common stock that are subject to awards will be counted against the 2024 Plan’s share limit as of the date of grant (based on the share limit in effect as of the grant date) as one share for every one share subject to the award. The number of shares subject to any stock appreciation rights awarded under the 2024 Plan will be counted against the 2024 Plan’s share limit regardless of the number of shares actually issued to settle the stock appreciation right upon exercise, and the target number of shares issuable under a performance award shall be counted against the 2024 Plan’s share limit as of the date of grant, but such number will be adjusted to equal the actual number of shares issued upon settlement of the performance award to the extent different from such target number of shares.

If any awards terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any awards are forfeited or expire or otherwise terminate without the delivery of any shares of common stock or are settled in cash in lieu of shares, the shares subject to such awards will again be available for the grant of awards under the 2024 Plan. However, the number of shares of common stock available for issuance under the 2024 Plan will not be increased by the number of shares of common stock (i) tendered, withheld or subject to an award surrendered in connection with the exercise of an option, (ii) deducted or delivered from payment of an award in connection with the Company’s tax withholding obligations, (iii) purchased by the Company with proceeds from option exercises or (iv) not issued upon the net settlement or net exercise of a stock-settled stock appreciation right.

The number and kinds of shares for which awards may be made under the 2024 Plan, including the award limits described below, will be adjusted proportionately and accordingly by the Compensation Committee if the number of outstanding shares is increased or decreased or the shares are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of common stock effected without receipt of consideration by the Company.

Award Limitations.    The 2024 Plan contains limitations on the maximum number of shares available for issuance with respect to specified types of awards. Subject to adjustments described above, (i) the maximum number of shares of common stock subject to (A) options or stock appreciation rights that may be granted under the 2024 Plan to any person in a calendar year is 600,000 shares and (B) awards other than options or stock appreciation rights that may be granted under the 2024 Plan to any person in a calendar year is 600,000 shares, and (ii) the maximum amount that may be paid as (X) an annual incentive award (whether or not cash-settled) in a calendar year to any person will be $10 million and (Y) a cash-denominated performance award (whether or not cash-settled) in respect of a performance period in excess of 12 months to any person will be $10 million.

In addition, the sum of any cash compensation, or other compensation, and the grant date fair value as determined in accordance with FASB ASC Topic 718 (or any successor thereto) of awards granted to any non-employee director for services as a director pursuant to the 2024 Plan during any fiscal year may not exceed $750,000. The Compensation Committee may, however, make exceptions to such limit on director compensation in extraordinary circumstances, subject to the limitations in the 2024 Plan.

Types of Awards.    The 2024 Plan authorizes the Compensation Committee to grant the following types of awards:

Options.    Options may be granted under the 2024 Plan, including incentive stock options (as defined in Section 422 of the Code) and options that do not qualify as incentive stock options (“non-qualified stock options”). To the extent that the aggregate fair market value of shares of common stock determined on the date of grant with respect to which incentive stock options are exercisable for the first time during any calendar year exceeds $100,000, the option will be treated as a non-qualified stock option. The exercise price of each option will be determined by the Compensation Committee, provided that the exercise price will be equal to or greater than 100% of the fair market value of a share of common stock on the date of grant. If we were to grant incentive stock options to any 10 percent stockholder, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant.

The term of an option cannot exceed ten years from the date of grant. If we were to grant incentive stock options to any 10 percent stockholder, the term cannot exceed five years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options are nontransferable, except (i) for transfers by will or the laws of descent and distribution or (ii) if authorized in the applicable award agreement, for transfers of non-qualified stock options, not for value, to family members pursuant to the terms and conditions of the 2024 Plan.

Stock Appreciation Rights.    Stock appreciation rights provide the grantee with the right to receive, upon exercise, cash, shares of common stock, or a combination of the foregoing. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of our common stock on the date of exercise over the stock appreciation right’s exercise price, which must be equal to or greater than 100% of the fair market value of our common stock on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by our Compensation Committee. Stock appreciation rights may be granted in tandem with, or independently from, an option. The term of a stock appreciation right cannot exceed ten years from the date of grant. Stock appreciation rights are nontransferable, except (i) for transfers by will or the laws of descent and distribution or (ii) if authorized in the applicable award agreement, not for value, to family members pursuant to the terms and conditions of the 2024 Plan.

Restricted Stock and Restricted Stock Units.    The Compensation Committee will determine the terms and conditions of each award of restricted stock and restricted stock units, including the restricted period for all or a portion of the award, the restrictions applicable to the award, and the purchase price (if any) for the shares of common stock subject to the award. Restricted stock and restricted stock units may vest solely by the passage of time and/or pursuant to achievement of performance goals, and the restrictions and/or the restricted period may differ with respect to each award of restricted stock and restricted stock units. An award will be subject to forfeiture if events specified by the Compensation Committee occur before the lapse of the restrictions. During the period, if any, when shares of restricted stock and restricted stock units are non-transferable or forfeitable or prior to the satisfaction of any other restrictions prescribed by the Compensation Committee, a grantee is prohibited from selling, transferring, assigning, pledging or otherwise encumbering or disposing of the restricted stock or restricted stock units.

A grantee of restricted stock will have all the rights of a stockholder, including the right to vote the shares and receive dividends or distributions on the shares, except to the extent limited by the Compensation Committee or the 2024 Plan. The Compensation Committee may provide that any cash dividend payments or distributions paid on restricted stock either shall be reinvested in shares of common stock, or shall be paid in cash at the same time paid to other stockholders of the Company as of the record date for such dividend, in each case, which may or may not be subject to the same vesting conditions and restrictions as applicable to such underlying shares of restricted stock. Unless otherwise determined by the Compensation Committee, grantees of restricted stock units will have no voting or dividend rights or other rights associated with share ownership, although the Compensation Committee may award dividend equivalent rights on such units. The Compensation Committee may subject dividends and dividend equivalent rights paid on time-vested awards of restricted stock and restricted stock units to such forfeiture and repayment obligations if the underlying awards are forfeited before they vest. Grantees will not vest in dividends paid on performance-based awards of restricted stock or in dividend equivalent rights paid on performance-based awards of restricted stock units, and will be required to forfeit and/or repay to the Company such dividends and dividend equivalent rights if the performance goals for the underlying awards are not achieved or such awards otherwise do not vest.

Unrestricted Stock.    Awards of unrestricted stock may be granted or sold in respect of past or future services or other valid consideration in lieu of or in addition to any cash compensation due to the grantee.

Dividend Equivalent Rights.    Dividend equivalent rights entitle the grantee to receive credits for dividends or distributions that would be paid if the grantee held a specified number of shares underlying the right. The Compensation

Committee may grant dividend equivalent rights to a grantee in connection with an award under the 2024 Plan, or without regard to any other award, except that no dividend equivalent rights may be granted in connection with, or related to, an option or stock appreciation right.

Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of common stock or awards, which may thereafter accrue additional dividend equivalent rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment will be at the fair market value of the common stock on the reinvestment date. Dividend equivalent rights may be settled in cash, shares of common stock, or a combination of the foregoing, in a single installment or in multiple installments, as determined by the Compensation Committee.

A dividend equivalent right granted as a component of another award may provide that the dividend equivalent right will be settled upon exercise, settlement or payment of, or lapse of restrictions on, the other award, and that the dividend equivalent right will expire or be forfeited or annulled under the same conditions as the other award. A dividend equivalent right granted as a component of another award also may contain terms and conditions that are different from the terms and conditions of the other award, except that dividend equivalent rights credited as a component of another award that vests or is earned based upon the achievement of performance goals may not vest unless the performance goals for the underlying award are achieved and the underlying award vests.

Performance and Annual Incentive Awards.    The Compensation Committee may grant performance and annual incentive awards, payable in shares of common stock or cash, in such amounts and upon such terms as determined by the Compensation Committee. Each grant of a performance or annual incentive award will have an initial cash value or an actual or target number of shares of common stock that is established by the Compensation Committee on the date of grant. The Compensation Committee may set performance goals in its discretion that, depending on the extent to which they are met, will determine the value and/or number of shares of common stock that will be paid to a grantee.

The performance goals upon which the payment or vesting of a performance or annual incentive award may be based may include, but are not limited to, on one or more of the following performance measures, with or without adjustment: net earnings or net income; operating earnings; pretax earnings; earnings per share; earnings per share (as adjusted to include contingent consideration accretion and/or fair value adjustments, and/or exclude any one or more of the following: income from discontinued operations; gain on cancellation of debt; debt extinguishment and related costs; restructuring, separation and/or integration charges and costs; reorganization and/or recapitalization charges and costs; impairment charges; merger-related events; gain or loss related to investments; sales and use tax settlements; gain on non-monetary transactions; provision (benefit) for credit losses; net write-offs; fair value of expected net cash flows from servicing; and one-time, non-recurring gains or losses) stock price, including growth measures and total stockholder return; earnings before interest and taxes; earnings before interest, taxes, depreciation and/or amortization; earnings before interest, taxes, depreciation and/or amortization (as adjusted to exclude any one or more of the following: stock-based compensation expense; income from discontinued operations; gain on cancellation of debt; debt extinguishment and related costs; restructuring, separation and/or integration charges and costs; reorganization and/or recapitalization charges and costs; impairment charges; merger-related events; gain or loss related to investments; sales and use tax settlements; gain on non-monetary transactions; provision (benefit) for credit losses; net write-offs; fair value of expected net cash flows from servicing; and one-time, non-recurring gains or losses); sales, originations or revenue growth or targets, whether in general or by type of product, service, or customer; diversification of sales or revenues, whether in general or by type of product, service or customer; gross or operating margins; return measures, including return on assets, capital, investment, equity, sales or revenue; cash flow (including: operating cash flow, free cash flow, levered free cash flow, cash flow return on equity and cash flow return on investment); productivity ratios; costs, reductions in costs and cost control measures; expense targets; underwriting cost per loan; credit losses; market or market segment share or penetration; financial ratios as provided in credit agreements of the Company and its subsidiaries; working capital targets; completion of acquisitions of businesses or companies; development of new lines of business or substantially expanding existing lines of business; completion of divestitures and asset sales; revenues under management; funds from operations; employee hiring, retention, growth in population and diversity; employee or customer satisfaction measurements; opening new offices expanding geographic coverage; execution of contractual arrangements or satisfaction of contractual requirements or milestones; and any combination of any of the foregoing business criteria.

Performance under any of the foregoing performance measures may be used to measure the performance of (i) the Company and our subsidiaries and other affiliates as a whole; (ii) the Company, any subsidiary and/or any other affiliate or any combination thereof; or (iii) any one or more business units of the Company, any subsidiary and/or any other affiliate, as the Compensation Committee deems appropriate. In addition, performance under any of the performance measures may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Compensation Committee. The Compensation Committee may select performance under the performance measure of stock price for comparison to performance under one or more stock market indices designated or approved by the Compensation Committee. The Compensation Committee has the authority to provide for accelerated vesting of any performance or annual incentive award based on the achievement of any performance measures.

Other Equity-Based Awards.    Other equity-based awards are payable in cash, shares of common stock or other equity, or a combination of the foregoing, and may be restricted or unrestricted, as determined by our Compensation Committee. The terms and conditions that apply to other equity-based awards are determined by the Compensation Committee.

Form of Payments.    The exercise price for any option or the purchase price (if any) for restricted stock or restricted stock units is generally payable (i) in cash or cash equivalents, (ii) to the extent the award agreement provides, by the surrender of shares of common stock (or attestation of ownership of shares of common stock) with an aggregate fair market value, on the date of such surrender, of the exercise price or purchase price, (iii) to the extent permissible by applicable law and to the extent the award agreement provides, by payment through a broker in accordance with procedures set forth by the Company or (iv) to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable law, including net exercise and service rendered to the Company or our affiliates.

Change in Control.    Unless provided otherwise in an award agreement or other written agreement, if the Company experiences a change in control in which awards are not assumed or continued by the surviving entity: (i) immediately before the change in control, except with respect to performance awards or as otherwise provided in clause (ii)(b) below, all restricted stock, restricted stock units and dividend equivalent rights will vest, and all shares of common stock and/or cash subject to such awards will be delivered, and (ii) at the Compensation Committee’s discretion, (a) all options and stock appreciation rights will become exercisable 15 days before the change in control, and terminate upon the consummation of the change in control and/or (b) all options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalent rights will be terminated and cashed out or redeemed for securities of equivalent value. Performance awards will vest as to the greater of (i) vesting based on pro rata actual performance or (ii) vesting assuming target performance has been achieved. Other equity-based awards will be governed by the terms of the applicable award agreement.

No Repricing.    Except in connection with certain corporate transactions involving the Company, we may not (i) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price, (ii) cancel outstanding options or stock appreciation rights in exchange for or substitution of options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights or (iii) cancel outstanding options or stock appreciation rights with an exercise price above the current fair market value in exchange for cash or other securities, in each case, unless such action (a) is subject to and approved by the Company’s stockholders or (b) would not be deemed to be a repricing under the rules of the NYSE or any established stock exchange or securities market on which our common stock is listed or publicly traded.

Summary of U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of awards under the 2024 Plan for participants and the Company will depend on the type of award granted. The following summary description of U.S. federal income tax consequences is intended only for the general information of stockholders. A participant in the 2024 Plan should not rely on this description and instead should consult his or her own tax advisor.

Incentive Stock Options.    The grant of an incentive stock option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain (or loss) realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain (or loss) if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirements”). We will not be entitled to any deduction under these circumstances.

If the grantee fails to satisfy either of the holding period requirements, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a deduction to the extent the grantee recognizes ordinary income, subject to possible limitations imposed by Section 162(m) of the Code.

Non-Qualified Options.    The grant of a non-qualified option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). We will be entitled to a deduction in the same amount and generally at the same time as the grantee recognizes ordinary income, subject to possible limitations imposed by Section 162(m) of the Code.

A non-qualified stock option can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A non-qualified stock option that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition and an additional 20% tax obligation, plus penalties and interest.

Stock Appreciation Rights.    There are no immediate U.S. federal income tax consequences of receiving an award of stock appreciation rights under the 2024 Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. We will be entitled to a deduction in the same amount and generally at the same time as the grantee recognizes ordinary income, subject to possible limitations imposed by Section 162(m) of the Code.

A stock appreciation right also can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A stock appreciation right that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition and an additional 20% tax obligation plus penalties and interest.

Restricted Stock.    A grantee who is awarded restricted stock will not recognize any taxable income for U.S. federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the shares of restricted stock are nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be subject to withholding taxes. We will be entitled to a deduction in the same amount and generally at the same time as the grantee recognizes ordinary income, subject to possible limitations imposed by Section 162(m) of the Code.

Restricted Stock Units.    There are no immediate U.S. federal income tax consequences of receiving an award of restricted stock units under the 2024 Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued, or, in the case of a cash-settled award, the amount of the cash payment made, to such grantee at the end of the restriction period or, if later, the payment date. We will be entitled to a deduction in the same amount and generally at the same time as the grantee recognizes ordinary income, subject to possible limitations imposed by Section 162(m) of the Code.

Restricted stock units also can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A grant of restricted stock units that does not meet the requirements of Code Section 409A results in the acceleration of income recognition and an additional 20% tax obligation, plus penalties and interest.

Dividend Equivalent Rights.    Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. We will be entitled to a deduction in the same amount and generally at the same time as the grantee recognizes ordinary income, subject to possible limitations imposed by Section 162(m) of the Code.

Section 280G of the Code.    To the extent payments which are contingent on a change in control are determined to exceed certain limitations, such payments may be subject to a 20% nondeductible excise tax, and the Company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part. The 2024 Plan includes a Section 280G “best after tax” provision, meaning, if any of the payments under the 2024 Plan or otherwise would constitute parachute payments within the meaning of Section 280G of the Code and be subject to the excise tax imposed under Section 4999 of the Code, the payments will be reduced by the amount required to avoid the excise tax if such a reduction would give the grantee a better after-tax result than if the grantee received the payments in full.

Section 162(m) of the Code.    In general, under Section 162(m) of the Code, income tax deductions of publicly traded companies may be limited to the extent total compensation for certain current or former executive officers exceeds $1 million in any one taxable year.

Plan Benefits

Other than awards that will be made automatically under our non-employee director compensation program, awards under the 2024 Plan are subject to the discretion of the Compensation Committee, and no determinations have been made by the Compensation Committee as to any future awards that may be granted pursuant to the 2024 Plan. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2024 Plan. However, our directors and executive officers are eligible to receive awards under the 2024 Plan and could benefit from the grant of equity-based awards under the 2024 Plan.

Additional Prior Award Information

The following table sets forth, with respect to the individuals and groups identified therein, the number of shares subject to stock options, restricted stock and restricted stock units that have been granted to such individuals and groups under the Existing Plan through March 8, 2024:

Name and Position(1)	Shares Subject to Stock Options (Vested and Unvested) (#)(1)	Shares Subject to Time-Based Restricted Stock and Restricted Stock Units (Vested and Unvested) (#)(1)	Shares Subject to Performance- Based Restricted Stock Units (Vested) (#)(1)(2)	Shares Subject to Performance- Based Restricted Stock Units (Unvested) (#)(1)(3)
Named Executive Officers:
William M. Walker, Chairman and Chief Executive Officer	534,429	323,157	519,943	58,804
Gregory A. Florkowski, Executive Vice President and Chief Financial Officer	7,000	116,235	49,246	8,905
Howard W. Smith, III, President (retired effective January 1, 2024 and currently serving on our board)	372,166	287,243	236,625	33,732
Stephen P. Theobald, Executive Vice President and Chief Operating Officer	99,207	202,870	141,889	22,483
Richard M. Lucas, Executive Vice President, General Counsel and Secretary	149,192	245,562	141,889	10,377
All current executive officers as a group (5 persons)	799,428	1,000,307	906,354	108,870
Non-executive officer current directors/director nominees:
Jeffery R. Hayward	—	—	—	—
Ellen D. Levy	—	9,698	—	—
Michael D. Malone	—	27,259	—	—
John Rice	—	34,879	—	—
Dana L. Schmaltz	—	46,351	—	—
Michael J. Warren (not standing for re-election at the 2024 annual meeting)	—	22,501	—	—
Donna C. Wells	—	4,845	—	—
All non-executive officer current directors as a group (7 persons)(4)	372,166	432,776	236,625	—
Each associate of any of such directors, executive officers or nominees	—	—	—	—
Each other person who received or is to receive 5% of options, warrants or rights	—	—	—	—
All employees, including all current officers who are not executive officers, as a group (1,321 persons)	537,248	1,980,055	651,617	144,733
(1)	Share numbers shown do not take into account shares subject to awards that that have been cancelled, forfeited or expired unexercised. The closing price per share of our common stock on the NYSE on March 8, 2024 was $92.70.
(2)	Vested performance-based restricted stock units are shown based on the actual number of shares issued upon settlement of such awards.
(3)	Unvested performance-based restricted stock units are shown based on the target level of performance. The maximum number of performance-based restricted stock units that may vest as a percentage of the target level for executive officers is equal to 250% for Mr. Walker, Mr. Theobald, and Mr. Smith, 225% for the other executive officers and 150% – 200% of the target level for all other employees.
(4)	Includes Howard W. Smith, III.

Interest of Certain Persons in the 2024 Plan

Stockholders should understand that our executive officers and non-employee directors may be considered to have an interest in the approval of the 2024 Plan because they may in the future receive awards under the 2024 Plan. Nevertheless, the Board believes that it is important to provide incentives and rewards for superior performance and the retention of experienced directors and officers by adopting the 2024 Plan.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 8, 2024, certain information regarding the beneficial ownership of our common stock by:

●	each person known to us to be the beneficial owner of more than 5% of our common stock;
●	each NEO;
●	each of our directors and nominees for director; and
●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes for each executive officer and director options that are currently exercisable or exercisable within 60 days of March 8, 2024. Each director, officer or 5% or more stockholder, as the case may be, furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. We have based our calculations of the percentage of beneficial ownership of 33,602,593 shares of common stock outstanding as of March 8, 2024.

Unless otherwise noted below, the address of the persons and entities listed on the table is c/o Walker & Dunlop, Inc., 7272 Wisconsin Avenue, Suite 1300, Bethesda, Maryland 20814.

	Shares of	% of Shares of
	Common Stock	Common Stock
	Beneficially	Beneficially
Beneficial Owner	Owned	Owned
5% Stockholders:
BlackRock, Inc.(1)	5,348,919	15.92%
The Vanguard Group(2)	3,761,413	11.19%
FMR LLC(3)	2,081,461	6.19%
Janus Henderson Group plc(4)	2,032,290	6.05%
Directors/Director Nominees and Named Executive Officers:
William M. Walker(5)	891,415	2.65%
Howard W. Smith, III(6)	487,269	1.45%
Stephen P. Theobald(7)	106,236	*
Richard M. Lucas(8)	134,226	*
Gregory A. Florkowski(9)	11,809	*
Dana L. Schmaltz(10)	74,277	*
John Rice(11)	29,740	*
Michael D. Malone	31,519	*
Michael J. Warren	528	*
Ellen D. Levy	—	*
Donna C. Wells	—	*
Jeffery R. Hayward	—	*
Executive Officers and Directors/Director Nominees as a group (13 persons)	1,770,726	5.26%
*	Less than 1%.
(1)	This amount includes 5,279,192 shares and 5,348,919 shares in which the holder exercises sole voting power and sole dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on January 22, 2024 by BlackRock, Inc. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A. The address of the principal business office of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(2)	This amount includes 22,447 shares, 3,704,255 shares and 57,158 shares in which the holder exercises shared voting power, sole dispositive power and shared dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)	This amount includes 2,079,925 shares and 2,081,461 shares in which the holder exercises sole voting power and sole dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on February 9, 2024 by FMR LLC. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A. The address of the principal business office of FMR LLC is 245 Summer Street, Boston, MA 02210.
(4)	This amount includes 2,032,290 shares in which the holder exercises shared voting power and shared dispositive power. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on February 13, 2024 by Janus Henderson Group plc. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A. The address of the principal business office of Janus Henderson Group plc is 201 Bishopsgate, EC2M 3AE, United Kingdom.
(5)	Includes 13,127 shares of restricted stock, which represent the unvested portions of restricted stock grants. All restricted stock grants were made to vest ratably on February 15 of each of the three successive years following the applicable grant date. Includes 3,955 shares of common stock held as custodian for each of his three sons, for an aggregate of 11,865 shares of common stock, as well as 540,147 shares of common stock held by a family limited liability company for which Mr. Walker serves as the managing member. The reported number also includes 0 shares underlying currently exercisable stock options.
(6)	Includes 252,321 shares of common stock held by HIII 2011 Trust, 4,764 shares of common stock held by ESS 2022 Trust, 4,764 shares of common stock held by ADS 2015 Trust, 4,560 shares of common stock held by HWS IV 2012 Trust, 4,764 shares of common stock held by MHS 2010 Trust and 4,422 shares of common stock held by MMAS 2008 Trust. The reported number also includes 20,166 shares underlying currently exercisable stock options.
(7)	Includes 5,019 shares of restricted stock, which represent the unvested portions of restricted stock grants. All restricted stock grants were made to vest ratably on February 15 of each of the three successive years following the applicable grant date. The reported number also includes 38,219 shares of common stock held by a family limited liability company. The reported number also includes 22,214 shares underlying currently exercisable stock options.
(8)	Includes 4,633 shares of restricted stock, which represent the unvested portions of restricted stock grants. All restricted stock grants were made to vest ratably on February 15 of each of the three successive years following the applicable grant date. The reported number also includes 0 shares underlying currently exercisable stock options.
(9)	Includes 4,878 shares of restricted stock, which represent the unvested portions of restricted stock grants. All restricted stock grants were made to vest ratably on February 15 of each of the three successive years following the applicable grant date. The reported number also includes 0 shares underlying currently exercisable non-qualified stock options.
(10)	Includes 2,303 shares of restricted stock, which represent the unvested portions of restricted stock grants.
(11)	Includes 2,303 shares of restricted stock, which represent the unvested portions of restricted stock grants. Also includes 55 shares of common stock held by the Rice Family Trust.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policies

Our Board has adopted a written policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is (or are to be) a participant, the amount involved exceeds $120,000 and a “related person” (as defined under SEC rules) has a direct or indirect material interest; provided, however, that approval is not required for competitive bidding and similar transactions that are not deemed to be related party transactions under Item 404(a) of Regulation S-K. Under the policy, a related person would need to promptly disclose to our compliance officer any related person transaction and all material facts about the transaction. Our compliance officer would then assess and promptly communicate that information to the Audit and Risk Committee of our Board. Based on its consideration of all of the relevant facts and circumstances, the Audit and Risk Committee will either approve or reject the transaction or refer the transaction to the full Board or other appropriate Board committee, in its discretion. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit and Risk Committee, which will evaluate all options available, including ratification, revision or termination of such transaction, and will either approve or reject the transaction or refer the transaction to the full Board or other appropriate Board committee, in its discretion. Our policy provides that any director who may be interested in a related person transaction should recuse himself or herself from any consideration of such related person transaction.

2010 Registration Rights Agreement

In December 2010, in connection with our initial public offering, we completed formation transactions through which Walker & Dunlop, LLC became our wholly owned subsidiary. In connection with such formation transactions, we entered into a registration rights agreement with regard to shares of our common stock issued to former direct and indirect equity holders of Walker & Dunlop, LLC, which we refer to collectively as the 2010 registrable shares. Among the parties to such registration rights agreement, which we refer to as the 2010 registration rights agreement, were several of our then stockholders, including two of our current NEOs, Messrs. Walker and Smith, together with their permitted assignees and transferees, who we refer to collectively as holders of 2010 registrable shares.

Pursuant to the 2010 registration rights agreement, we granted to holders of 2010 registrable shares demand registration rights, subject to certain limitations, to have such shares registered for resale on a registration statement that must remain effective for the shorter of: (a) two (2) years from its date of effectiveness, (b) the period ending on the date on which all of the 2010 registrable shares covered by such registration are eligible for sale without registration pursuant to Rule 144 or any successor provision under the Securities Act, without volume limitations or other restrictions on transfer thereunder, and (c) the date on which the parties to the 2010 registration rights agreement complete the sale of all of the 2010 registrable shares. We also granted to holders of 2010 registrable shares holding a number of 2010 registrable shares equal to at least ten percent (10%) of the total number of shares of our common stock issued in the formation transactions described above demand registration rights, subject to certain limitations, pursuant to which such holder will be entitled to effect the sale of such 2010 registrable shares through an underwritten public offering.

In addition to demand registration rights, we also granted to holders of 2010 registrable shares tag-along (or “piggy-back”) rights, subject to certain limitations, pursuant to which such holders have the right to have such shares registered if we propose to file a registration statement with respect to an underwritten offering of shares for our own account. We will bear all of the costs and expenses incident to our registration obligations under the 2010 registration rights agreement, including, among other things, fees and disbursements of one counsel retained by the selling holders of 2010 registrable shares. We have also agreed, subject to certain limitations, to indemnify holders of 2010 registrable shares against specified liabilities, including certain potential liabilities arising under the Securities Act.

As of March 8, 2024, there are 0.9 million shares of our common stock that are registrable under the 2010 registration rights agreement, all of which are owned directly or indirectly by Messrs. Walker and Smith.

Investments in Walker & Dunlop Investment Partners’ Funds

Our executive officers are permitted to invest on a discretionary basis their personal capital directly in funds managed by our registered investment adviser, WDIP. In 2023, Messrs. Walker, Smith and Theobald each committed to invest up $1,000,000, $100,000 and $500,000, respectively, in funds managed by WDIP. During 2023, Messrs. Walker, Smith and Theobald each funded $100,000, $10,000 and $50,000 of their respective capital commitments.

OTHER MATTERS

Other Matters to Come Before the 2024 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by the Board, or, if no recommendation is given, in their own discretion.

Stockholder Proposals and Nominations for the 2025 Annual Meeting

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of stockholders must be received at our principal executive offices no later than November 15, 2024.

Any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws, which are on file with the SEC, posted on our investor relations web page and may be obtained from the Secretary of the Company upon request. These notice provisions require that nominations for directors must be received by the Secretary at our principal executive offices not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting nor earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, such notice to be timely must be so delivered not earlier than the 150th day prior to such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

In connection with our solicitation of proxies for our 2025 annual meeting of stockholders, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

* * * *

By Order of the Board of Directors

	Name:	Richard M. Lucas
	Title:	Executive Vice President,
General Counsel and Secretary

Bethesda, Maryland
March 15, 2024

ANNEX A

WALKER & DUNLOP, INC.

2024 EQUITY INCENTIVE PLAN

A-i

A-ii

WALKER & DUNLOP, INC.

2024 EQUITY INCENTIVE PLAN

Walker & Dunlop, Inc., a Maryland corporation (the “Company”), sets forth herein the terms of its 2024 Equity Incentive Plan (the “Plan”), as follows:

1.PURPOSE

This Plan is intended to (i) provide incentive to eligible persons to stimulate their efforts toward the success of the Company and to operate and manage its business in a manner that will provide for the long-term growth and profitability of the Company and that will benefit the stockholders and other important stakeholders of the Company, including its employees and customers; and (ii) provide a means of recruiting, rewarding and retaining key personnel. To this end, the Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock, Unrestricted Stock, Restricted Stock Units (including Deferred Stock Units), Dividend Equivalent Rights, Performance Awards, Annual Incentive Awards and Other Equity-Based Awards. Any of these Awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms of the Plan. Options granted under the Plan may be Non-qualified Stock Options or Incentive Stock Options, as provided herein.

The Plan is an amendment and restatement of the Walker & Dunlop, Inc. 2020 Equity Incentive Plan, as amended from time to time and originally approved by the Board on March 19, 2020 and by the Company’s stockholders on May 14, 2020 (the “Prior Plan”). In the event that the Company’s stockholders do not approve this Plan, the Prior Plan will continue in full force and effect on its terms and conditions as in effect immediately prior to the date this Plan is approved by the Board.

2.DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following capitalized terms shall have the meanings specified below, unless the context clearly indicates otherwise:

2.1“Affiliate” means, with respect to the Company, any Person that controls, is controlled by, or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary. For purposes of granting Options or Stock Appreciation Rights, an entity may not be considered an Affiliate of the Company unless the Company holds a Controlling Interest in such entity.

2.2“Annual Incentive Award” means an Award, denominated in cash, made subject to attainment of performance goals (as described in Section 14) over a Performance Period of up to one (1) year (the Company’s fiscal year, unless otherwise specified by the Board or the Committee).

2.3“Applicable Laws” means the legal requirements relating to the Plan and the Awards under (i) applicable provisions of the Code, the Securities Act, the Exchange Act, any rules or regulations thereunder, and any other laws, rules, regulations, and government orders of any jurisdiction applicable to the Company or its Affiliates or to the Awards, (ii) applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders, and the rules of any applicable stock exchange or national market system, of any jurisdiction applicable to Awards granted to residents therein, and (iii) the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

2.4“Award” means a grant under the Plan of an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Restricted Stock Unit, Dividend Equivalent Right, Performance Award, Annual Incentive Award, or Other Equity-Based Award.

2.5“Award Agreement” means the written agreement, in such written, electronic, or other form as determined by the Committee, between the Company and a Grantee that evidences and sets forth the terms and conditions of an Award.

2.6“Benefit Arrangement” means any formal or informal plan or other arrangement for the direct or indirect provision of compensation to a Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee.

2.7“Board” means the Board of Directors of the Company.

2.8“Capital Stock” means with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting) in equity of such Person, including, without limitation, all shares of Stock.

2.9“Cause” shall have the meaning set forth in an applicable written agreement between a Grantee and the Company or an Affiliate, and in the absence of such agreement, means, with respect to any Grantee and as determined by the Committee, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of, or pleading guilty or nolo contendere to, a criminal offense (other than minor traffic offenses); (iii) a material violation of a Company policy; or (iv) a material breach of any term of any employment, consulting, or other services, confidentiality, intellectual property, or non-competition agreements, if any, between the Grantee and the Company or an Affiliate.

2.10“Change in Control” means, subject to Section 18.9, the occurrence of any of the following:

(i)The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (1) the then outstanding shares of Stock (the “Outstanding Company Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (a) any acquisition by the Company; (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or trust controlled by the Company; and (c) any acquisition by any Person pursuant to a transaction which complies with clauses (1), (2), and (3) of Section 2.10(iii); or
(ii)Individuals who, as of the date this Plan, as amended and restated, is approved by the Company’s stockholders, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be; (2) no Person (excluding any corporation or trust resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or trust resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then outstanding shares of the corporation or trust resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or trust except to the extent that such ownership existed prior to the Business Combination; and (3) at least a majority of the members of the board of directors of the corporation or trust resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company and consummation of such transaction.

The Board shall have full and final authority, in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto.

2.11“Code” means the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Sections shall be deemed to include, as applicable, regulations and guidance promulgated under such Code Section.

2.12“Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1 (or, if no Committee has been so designated, the Board itself).

2.13“Company” means Walker & Dunlop, Inc., a Maryland corporation, and any successor thereto.

2.14“Controlling Interest” shall have the meaning set forth in Treasury Regulation Section 1.414(c)-2(b)(2)(i); provided that (i) except as specified in clause (ii) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i) and (ii) where a grant of Options or Stock Appreciation Rights is based upon a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).

2.15“Deferred Stock Unit” means a Restricted Stock Unit, the terms of which provide for delivery of the underlying shares of Stock, cash, or a combination thereof subsequent to the date of vesting, at a time or times consistent with the requirements of Code Section 409A.

2.16“Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months; provided, however, that, with respect to rules regarding the expiration of an Incentive Stock Option following termination of a Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

2.17“Disqualified Individual” shall have the meaning set forth in Code Section 280G(c).

2.18“Dividend Equivalent Right” means a right, granted to a Grantee pursuant to Section 13, entitling the Grantee thereof to receive, or to receive credits for the future payments of, cash, Stock, other Awards, or other property equal in value to dividend payments or distributions, or other periodic payments, declared or paid with respect to a number of shares of Stock specified in such Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) as if such shares of Stock had been issued to and held by the Grantee as of the record date.

2.19“Exchange Act” means the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended, and any successor thereto.

2.20“Fair Market Value” means the fair market value of a share of Stock for purposes of the Plan, which shall be, as of any date of determination:

(i)If on such date the shares of Stock are listed on a Stock Exchange or are publicly traded on another Securities Market, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such date, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock on the last preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.
(ii)If on such date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of a share of Stock as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

Notwithstanding this Section 2.20 or Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 18.3, the Fair Market Value will be determined by the Committee in good faith using any reasonable method as it deems appropriate, to be applied consistently with respect to Grantees; provided, further, that the Committee shall determine the Fair Market Value of shares of Stock for tax withholding obligations due in connection with sales, by or on behalf of a Grantee, of such shares of Stock subject to an Award to pay the Option Price, SAR Exercise Price, and/or any tax withholding obligation on the same date on which such shares may first be sold pursuant to the terms of the applicable Award Agreement (including broker-assisted cashless exercises of Options and Stock Appreciation Rights and sell-to-cover transactions) in any manner consistent with applicable provisions of the Code, including, without limitation, using the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date) as the Fair Market Value of such shares, so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.

2.21“Family Member” means, with respect to a Grantee as of any date of determination, (i) a Person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of such Grantee; (ii) any Person sharing such Grantee’s household (other than a tenant or employee); (iii) a trust in which any one or more of the Persons specified in clauses (i) and (ii) of this Section 2.21 (and such Grantee) own more than fifty percent (50%) of the beneficial interest; (iv) a foundation in which any one or more of the Persons specified in clauses (i) and (ii) of this Section 2.21 (and such Grantee) control the management of assets; and (v) any other entity in which one or more of these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

2.22“Grant Date” means, as determined by the Committee, the latest to occur of (i) the date as of which the Committee approves the Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6, or (iii) such other subsequent date specified by the Committee in the corporate action approving the Award.

2.23“Grantee” means a person who receives or holds an Award under the Plan.

2.24“Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422.

2.25“Non-Employee Director” shall have the meaning set forth in Rule 16b-3 under the Exchange Act.

2.26“Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.27“Officer” shall have the meaning set forth in Rule 16a-1(f) under the Exchange Act.

2.28“Option” means an option to purchase one or more shares of Stock at a specified Option Price awarded to a Grantee pursuant to Section 8.

2.29“Option Price” means the per share exercise price for shares of Stock subject to an Option.

2.30“Other Agreement” means any agreement, contract, or understanding heretofore or hereafter entered into by the Grantee with the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Code Section 280G and/or Code Section 4999.

2.31“Other Equity-Based Award” means an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, other than an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Restricted Stock Unit, Dividend Equivalent Right, Performance Award, or Annual Incentive Award.

2.32“Parachute Payment” shall mean a “parachute payment” within the meaning of Code Section 280G(b)(2).

2.33“Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 14) over a Performance Period as specified by the Committee.

2.34“Performance Measures” means measures on which the performance goal or goals under Performance Awards are based, including, but not limited to, those set forth in Section 14.5.3.

2.35“Performance Period” means the period of time, up to a maximum of ten (10) years with respect to Performance Awards and one (1) year with respect to Annual Incentive Awards, during or over which the performance goals under Performance Awards and Annual Incentive Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance Award or Annual Incentive Award.

2.36“Person” means an individual, corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; provided that, for purposes of Section 2.10, Person shall have the meaning set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.

2.37“Plan” means this Walker & Dunlop, Inc. 2024 Equity Incentive Plan, as amended and/or restated from time to time.

2.38“Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock, Restricted Stock Units, or Unrestricted Stock.

2.39“Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act.

2.40“Restricted Period” means a period of time established by the Committee during which an Award of Restricted Stock, Restricted Stock Units, or Deferred Stock Units is subject to restrictions.

2.41“Restricted Stock” means shares of Stock awarded to a Grantee pursuant to Section 10.

2.42“Restricted Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock awarded to a Grantee pursuant to Section 10 that may be settled, subject to the terms and conditions of the applicable Award Agreement, in shares of Stock, cash, or a combination thereof.

2.43“SAR Exercise Price” means the per share exercise price of a SAR.

2.44“Securities Act” means the Securities Act of 1933, as amended, as now in effect or as hereafter amended, and any successor thereto.

2.45“Securities Market” means an established national or regional securities market.

2.46“Separation from Service” shall have the meaning set forth in Code Section 409A.

2.47“Service” means service qualifying a Grantee as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, any determination by the Committee whether a termination of Service shall have occurred for purposes of the Plan shall be final, binding and conclusive. If a Service Provider’s employment or other Service relationship is with an Affiliate and the applicable Person ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when such Person ceases to be an Affiliate unless the Service Provider transfers his or her employment or other Service relationship to the Company or any other Affiliate.

2.48“Service Provider” means (i) an employee, officer, or director of the Company or an Affiliate, or (ii) a consultant or adviser to the Company or an Affiliate (1) who is a natural person, (2) who is currently providing bona fide services to the Company or an Affiliate, and (3) whose services are not in connection with the Company’s sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s Stock.

2.49“Service Recipient Stock” shall have the meaning set forth in Code Section 409A.

2.50“Share Limit” shall have the meaning set forth in Section 4.1.

2.51“Short-Term Deferral Period” shall have the meaning set forth in Code Section 409A.

2.52“Stock” means the common stock, par value $0.01 per share, of the Company, or any security into which shares of Stock may be changed or for which shares of Stock may be exchanged as provided in Section 17.1.

2.53“Stock Appreciation Right” or “SAR” means a right granted to a Grantee pursuant to Section 9.

2.54“Stock Exchange” means the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, or another established national or regional stock exchange.

2.55“Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (i) such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America and (ii) in the case of an Award of Options or Stock Appreciation Rights, such Award would be considered to be granted in respect of Service Recipient Stock under Code Section 409A.

2.56“Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan of the Company, an Affiliate, or other business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

2.57“Ten Percent Stockholder” means a natural Person who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding voting securities of the Company, the Company’s parent (if any), or any of the Company’s Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

2.58“Unrestricted Stock” means Stock that is free of any restrictions granted pursuant to Section 11.

3.ADMINISTRATION OF THE PLAN

3.1Committee.

3.1.1Powers and Authorities.

The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws. Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award, or any Award Agreement and shall have full power and authority to take all such other actions and to make all such other determinations not inconsistent with the specific terms and provisions of the Plan which the Committee deems to be necessary or appropriate to the administration of the Plan, any Award, or any Award Agreement. All such actions and determinations shall be made by (i) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (ii) the unanimous consent of the members of the Committee executed in writing or evidenced by electronic transmission in accordance with the Company’s certificate of incorporation and bylaws and Applicable Laws. Unless otherwise expressly determined by the Board, the Committee shall have the authority to interpret and construe all provisions of the Plan, any Award, and any Award Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Committee shall be final, binding, and conclusive on all Persons, whether or not expressly provided for in any provision of the Plan, such Award, or such Award Agreement.

In the event that the Plan, any Award, or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee constituted in accordance with this Section 3.1.1 if the Board has delegated the power and authority to do so to such Committee.

3.1.2Composition of the Committee.

The Committee shall be a committee composed of not fewer than two (2) directors of the Company designated by the Board to administer the Plan. Each member of the Committee shall be (i) a Non-Employee Director and (ii) an independent director in accordance with the rules of any Stock Exchange on which the Stock is listed; provided that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1.2 or otherwise provided in any charter of the Committee. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.

3.1.3Other Committees.

The Board also may appoint one or more committees of the Board, each composed of one or more directors of the Company, which (i) may administer the Plan with respect to Grantees who are not Officers or directors of the Company, (ii) may grant Awards under the Plan to such Grantees, and (iii) may determine all terms of such Awards, in each case, subject, if applicable, to the requirements of Rule 16b-3 under the Exchange Act and the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

3.1.4Delegation by Committee.

To the extent permitted by Applicable Laws, the Committee may, by resolution, delegate some or all of its authority with respect to the Plan and Awards to the Chief Executive Officer of the Company and/or any other officer of the Company designated by the Committee; provided that the Committee may not delegate its authority hereunder (i) to make Awards to directors of the Company, (ii) to make Awards to employees who are Officers or officers of the Company who are delegated authority by the Committee pursuant to this Section 3.1.4, or (iii) to interpret the Plan, any Award, or any Award Agreement. Any delegation hereunder will be subject to the restrictions and limits that the

Committee specifies at the time of such delegation or thereafter. Nothing in the Plan will be construed as obligating the Committee to delegate authority to any officer of the Company, and the Committee may at any time rescind the authority delegated to an officer of the Company appointed hereunder and delegate authority to one or more other officers of the Company. At all times, an officer of the Company delegated authority pursuant to this Section 3.1.4 will serve in such capacity at the pleasure of the Committee. Any action undertaken by any such officer of the Company in accordance with the Committee’s delegation of authority will have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the “Committee” will, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to each such officer.

3.2Board.

The Board, from time to time, may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws.

3.3Terms of Awards.

Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(i)designate Grantees;
(ii)determine the type or types of Awards to be made to a Grantee;
(iii)determine the number of shares of Stock to be subject to an Award or to which an Award relates;
(iv)establish the terms and conditions of each Award (including the Option Price, SAR Exercise Price, and Purchase Price; the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto; the treatment of an Award in the event of a Change in Control (subject to applicable agreements); and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);
(v)prescribe the form of each Award Agreement evidencing an Award;
(vi)subject to the limitation on repricing in Section 3.5, amend, modify, or supplement the terms of any outstanding Award, which authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural Persons who are foreign nationals or are natural Persons who are employed or engaged outside the United States, or establish subplans or procedures under the Plan, to reflect differences in local law, rules, regulations, tax policy, or custom; provided that, notwithstanding the foregoing, no amendment, modification, or supplement of the terms of any outstanding Award shall, without the consent of the Grantee, impair the Grantee’s rights under such Award; and
(vii)make Substitute Awards.

3.4Forfeiture; Recoupment.

The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of or in conflict with any (i) employment agreement, (ii) non-competition agreement, (iii) agreement prohibiting solicitation of employees or clients of the Company or an Affiliate, (iv) confidentiality obligation with respect to the Company or an Affiliate, (v) Company or Affiliate policy or procedure, (vi) other agreement, or (vii) other obligation of such Grantee to the Company or an Affiliate, as and to the extent specified in such Award Agreement. Furthermore, if the Grantee of an outstanding Award is an employee of the Company or an Affiliate thereof and such Grantee’s Service is terminated for Cause, the Committee may annul such Grantee’s outstanding Award as of the date of the Grantee’s termination of Service for Cause.

Any Award (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Grantee upon any receipt or exercise of the Award or upon the receipt or sale of any shares of Stock underlying the Award) granted pursuant to the Plan is subject to mandatory repayment by the Grantee to the Company (x) to the extent set forth in the Plan or an Award Agreement or (y) to the extent the Grantee is, or in the future becomes, subject to (1) any Company or Affiliate “clawback” or recoupment policy (including, without limitation, the Company’s Policy for Recovery of Erroneously Awarded Compensation) that is adopted to comply with the requirements of any Applicable Laws or (2) any Applicable Laws which impose mandatory recoupment, under circumstances set forth in such Applicable Laws.

Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under Applicable Laws, the natural Persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and any Grantee who knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or was grossly negligent in failing to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12)-month period following the first public issuance or filing (whichever first occurred) with the United States Securities and Exchange Commission of the financial document that contained such material noncompliance.

Notwithstanding any other provision of this Plan or any provision of any Award Agreement, if the Company is required to prepare an accounting restatement, then a Grantee shall forfeit any cash or Stock received in connection with an Award (or an amount equal to the Fair Market Value of such Stock on the date of delivery if the Grantee no longer holds the shares of Stock) if, pursuant to the terms of the Award Agreement for such Award, the amount of the Award earned or the vesting in the Award was explicitly based on the achievement of pre-established performance goals set forth in the Award Agreement (including earnings, gains, or other criteria) that are later determined, as a result of the accounting restatement, not to have been achieved.

3.5No Repricing without Stockholder Approval.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Stock, other securities, or other property), stock split, extraordinary dividend, recapitalization, Change in Control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Stock, or other securities or similar transaction), the Company may not: (i) amend the terms of outstanding Options or SARs to reduce the Option Price or SAR Exercise Price, as applicable, of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for or substitution of Options or SARs with an Option Price or SAR Exercise Price, as applicable, that is less than the Option Price or SAR Exercise Price, as applicable, of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an Option Price or SAR Exercise Price, as applicable, above the current Fair Market Value in exchange for cash or other securities, in each case, unless such action (a) is subject to and approved by the Company’s stockholders or (b) would not be deemed to be a repricing under the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

3.6Deferral Arrangement.

The Committee may permit or require the deferral of any payment pursuant to an Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into Deferred Stock Units and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV); provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Any such deferrals shall be made in a manner that complies with Code Section 409A, including, if applicable, with respect to when a Separation from Service occurs.

3.7No Liability.

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award, or any Award Agreement. Notwithstanding any provision of the Plan to the contrary, neither the Company, an Affiliate, the Board, the Committee, nor any person acting on behalf of (including, without limitation, designees of) the Company, an Affiliate, the Board, or the Committee will be liable to any Grantee or to the estate or beneficiary of any Grantee or to any other holder of an Award under the Plan by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Code Section 422 or Code Section 409A or by reason of Code Section 4999, or otherwise asserted with respect to the Award; provided that this Section 3.7 shall not affect any of the rights or obligations set forth in an applicable agreement between the Grantee and the Company or an Affiliate.

3.8Stock Issuance/Book-Entry.

Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including, without limitation, book-entry or direct registration or the issuance of one or more share certificates.

4.STOCK SUBJECT TO THE PLAN

4.1Number of Shares of Stock Reserved for Awards.

Subject to adjustment as provided in Section 4.2 and Section 17, the number of shares of Stock reserved for issuance under the Plan with respect to Awards granted on or after the Restatement Effective Date will be equal to the sum of (i) 1,500,000 shares of Stock, plus (ii) the number of shares of Stock available for future Awards under the Prior Plan as of the Restatement Effective Date, plus (iii) the number of shares of Stock related to Awards outstanding under the Prior Plan as of the Restatement Effective Date that thereafter terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares of Stock (the “Share Limit”). Any of the shares of Stock reserved and available for issuance under the Plan may be used for any type of Award under the Plan, and any or all of the shares of Stock reserved for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options. Shares of Stock to be issued under the Plan shall be authorized but unissued shares or, to the extent permitted by Applicable Laws, issued shares that have been reacquired by the Company.

4.2Adjustments in Authorized Shares of Stock.

In connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan of another business entity that is a party to such transaction and/or to grant Substitute Awards under the Plan for such awards. The Share Limit pursuant to Section 4.1 shall be increased by the number of shares of Stock subject to any such assumed awards and Substitute Awards. Shares available for issuance under a stockholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect the transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock available for issuance under the Plan, subject to applicable requirements of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

4.3Share Usage.

Shares of Stock covered by an Award shall be counted as used as of the Grant Date for purposes of calculating the number of shares of Stock available for issuance under Section 4.1 based on the Share Limit in effect as of the Grant Date. Any shares of Stock that are subject to Awards shall be counted against the Share Limit set forth in Section 4.1 as one (1) share of Stock for every one (1) share of Stock subject to an Award. With respect to SARs, the number of shares of Stock subject to an award of SARs will be counted against the Share Limit set forth in Section 4.1 as one (1) share of Stock for every one (1) share of Stock subject to such Award regardless of the number of shares of Stock actually issued to settle the SAR upon exercise. The target number of shares issuable under a Performance Award shall be counted against the Share Limit set forth in Section 4.1 as of the Grant Date, but such number shall be adjusted to equal the actual number of shares issued upon settlement of the Performance Award to the extent different from such target number of shares.

If any shares of Stock covered by an Award granted under the Plan are not purchased or are forfeited or expire, or if an Award otherwise terminates without delivery of any shares of Stock subject thereto or is settled in cash in lieu of shares of Stock, then the number of shares of Stock counted against the Share Limit with respect to such Award shall, to the extent of any such forfeiture, termination, expiration, or settlement, again be available for making Awards under the Plan in the same amount as such shares of Stock were counted against the Share Limit set forth in Section 4.1. The number of shares of Stock available for issuance under the Plan shall not be increased by the number of shares of Stock (i) tendered, withheld, or subject to an Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option, (ii) deducted or delivered from payment of an Award payment in connection with the Company’s tax withholding obligations as described in Section 18.3, (iii) purchased by the Company with proceeds from Option exercises, or (iv) not issued upon the net settlement or net exercise of a Stock-settled SAR.

5.TERM; AMENDMENT, SUSPENSION, AND TERMINATION

5.1Term.

The Plan, as amended and restated, shall become effective as of the date on which it is approved by the Company’s stockholders (such date, the “Restatement Effective Date”). In the event that the Company’s stockholders do not approve this Plan, the Prior Plan will continue in full force and effect on its terms and conditions as in effect immediately prior to the date this Plan is approved by the Board. The Plan shall terminate on the first to occur of (i) the tenth (10th) anniversary of the date this Plan, as amended and restated, is approved by the Board, (ii) the date determined in accordance with Section 5.2, and (iii) the date determined in accordance with Section 17.3; provided, however, that Incentive Stock Options may not be granted under the Plan after the tenth (10th) anniversary of the date of the Board’s adoption of this Plan, as amended and restated. Upon such termination of the Plan, all outstanding Awards shall continue to have full force and effect in accordance with the provisions of the terminated Plan and the applicable Award Agreement (or other documents evidencing such Awards). For the avoidance of doubt, any Awards granted prior to the Restatement Effective Date shall remain subject to the terms of the Award Agreement governing such Award, and the effectiveness of this Plan shall not constitute an amendment of such Award Agreement.

5.2Amendment, Suspension, and Termination of the Plan.

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan; provided that, with respect to Awards theretofore granted under the Plan, no amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair the rights or obligations under any such Award. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board or required by Applicable Laws (including applicable Stock Exchange listing requirements); provided that no amendment will be made to the no-repricing provisions of Section 3.5, the Option Price provisions of Section 8.1, and the SAR Exercise Price provisions of Section 9.1 without the approval of the Company’s stockholders.

6.AWARD ELIGIBILITY AND LIMITATIONS

6.1Service Providers and Other Persons.

Subject to this Section 6, Awards may be made under the Plan to: (i) any Service Provider, as the Committee shall determine and designate from time to time, and (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Committee.

6.2Limitation on Shares of Stock Subject to Awards and Cash Awards.

Subject to adjustment as provided in Section 17:

(i)the maximum number of shares of Stock that may be granted under the Plan, pursuant to Options or SARs, in a calendar year to any Person eligible for an Award under Section 6 is six hundred thousand (600,000) shares;
(ii)the maximum number of shares of Stock that may be granted under the Plan, other than pursuant to Options or SARs, in a calendar year to any Person eligible for an Award under Section 6 is six hundred thousand (600,000) shares; and
(iii)the maximum amount that may be paid as an Annual Incentive Award (whether or not cash-settled) in a calendar year to any Person eligible for an Award under Section 6 shall be ten million dollars ($10,000,000), and the maximum amount that may be paid as a cash-denominated Performance Award (whether or not cash-settled) in respect of a Performance Period in excess of twelve (12) months by any Person eligible for an Award under Section 6 shall be ten million dollars ($10,000,000).
6.3	Director Compensation.

Notwithstanding any provision to the contrary in the Plan, the Committee may establish compensation for non-employee directors from time to time, subject to the limitations in the Plan. The Committee will from time to time determine the terms, conditions and amounts of all such non-employee director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year of the Company may not exceed $750,000. The Committee may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

6.4Stand-Alone, Additional, Tandem and Substitute Awards.

Subject to Section 3.4, Awards granted under the Plan may, in the sole discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (i) any other Award, (ii) any award granted under another plan of the Company, any Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, or (iii) any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem, exchange, or Substitute Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or for an award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such exchange or Substitute Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate. Notwithstanding Section 8.1 and Section 9.1 but subject to

Section 3.5, the Option Price of an Option or the SAR Exercise Price of an SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original Grant Date; provided, that the Option Price or SAR Exercise Price is determined in accordance with the principles of Code Section 424 and the regulations thereunder for any Incentive Stock Option and consistent with Code Section 409A for any other Option or SAR.

7.AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Committee shall from time to time determine. Award Agreements utilized from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options. In the event of any inconsistency between the Plan and an Award Agreement, the provisions of the Plan shall control.

8.TERMS AND CONDITIONS OF OPTIONS

8.1Option Price.

The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of one (1) share of Stock on the Grant Date; provided, however, that in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of one (1) share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2Vesting and Exercisability.

Subject to Sections 8.3 and 17.3, each Option granted under the Plan shall become vested and/or exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement, in another agreement with the Grantee, or otherwise in writing; provided that no Option shall be granted to Grantees who are entitled to overtime under Applicable Laws that will vest or be exercisable within a six (6)-month period starting on the Grant Date. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number.

8.3Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, on the tenth (10th) anniversary of the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the fifth (5th) anniversary of the Grant Date of such Incentive Stock Option.

8.4Termination of Service.

Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee thereof, if at all, shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5Limitations on Exercise of Option.

Notwithstanding any provision of the Plan to the contrary, in no event may any Option be exercised, in whole or in part, after the occurrence of an event which results in termination of the Option in accordance with Section 17.

8.6Method of Exercise.

Subject to the terms of Section 12 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which the Option is being exercised, plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.

8.7Rights of Holders of Options.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other Person holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option or to direct the voting of the shares of Stock subject to such Option) until the shares of Stock subject thereby are fully paid and issued to such Grantee or other Person. Except as provided in Section 17, no adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date of issuance of such shares of Stock.

8.8Delivery of Stock.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive evidence of such Grantee’s ownership of the shares of Stock subject to the Option as shall be consistent with Section 3.8.

8.9Transferability of Options.

Except as provided in Section 8.10, during the lifetime of a Grantee of an Option, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise such Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10Family Transfers.

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) unless Applicable Law does not permit such transfers, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and shares of Stock acquired pursuant to the Option shall be subject to the same restrictions on transfer of shares as would have applied to the Grantee. Subsequent transfers of transferred Options shall be prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The provisions of Section 8.4 relating to termination of Service shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any corporate Subsidiary; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed one hundred thousand dollars ($100,000). Except to the extent provided in the regulations under Code Section 422, this limitation shall be applied by taking Options into account in the order in which they were granted.

8.12Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition immediately but in no event later than ten (10) days thereafter.

9.TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1Right to Payment and SAR Exercise Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one (1) share of Stock on the date of exercise over (ii) the SAR Exercise Price as determined by the Committee. The Award Agreement for a SAR shall specify the SAR Exercise Price, which shall be no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or part of any other Award, or without regard to any Option or other Award; provided, that a SAR that is granted in tandem with all or part of an Option will have the same term, and expire at the same time, as the related Option; provided, further, that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Exercise Price that is no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR.

9.2Other Terms.

The Committee shall determine, on the Grant Date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements); the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions; the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be in tandem or in combination with any other Award; and any other terms and conditions of any SAR; provided, that no SARs shall be granted to Grantees who are entitled to overtime under Applicable Laws that will vest or be exercisable within a six (6)-month period starting on the Grant Date.

9.3Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, on the tenth (10th) anniversary of the Grant Date of such SAR, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR.

9.4Rights of Holders of SARs.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other Person holding or exercising a SAR shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such SAR or to direct the voting of the shares of Stock subject to such SAR) until, if applicable, the shares of Stock subject thereby are fully paid and issued to such

Grantee or other Person. Except as provided in Section 17, no adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date of issuance of such shares of Stock, if applicable.

9.5Transferability of SARs.

Except as provided in Section 9.6, during the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise such SAR. Except as provided in Section 9.6, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.6Family Transfers.

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.6, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) unless Applicable Law does not permit such transfers, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 9.6, any such SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and shares of Stock acquired pursuant to a SAR, if any, shall be subject to the same restrictions on transfer of shares as would have applied to the Grantee. Subsequent transfers of transferred SARs are prohibited except to Family Members of the original Grantee in accordance with this Section 9.6 or by will or the laws of descent and distribution.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK, RESTRICTED STOCK UNITS, AND DEFERRED STOCK UNITS

10.1Grant of Restricted Stock, Restricted Stock Units, or Deferred Stock Units.

Awards of Restricted Stock, Restricted Stock Units, and Deferred Stock Units may be made for consideration, such as a Purchase Price, or no consideration, other than par value of the shares of Stock, which may be deemed paid by past or future Services to the Company or an Affiliate.

10.2Restrictions.

At the time a grant of Restricted Stock, Restricted Stock Units, or Deferred Stock Units is made, the Committee may, in its sole discretion, (a) establish a Restricted Period applicable to such Restricted Stock, Restricted Stock Units, or Deferred Stock Units and (b) prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the achievement of corporate or individual performance goals, which may be applicable to all or any portion of such Restricted Stock, Restricted Stock Units, or Deferred Stock Units as provided in Section 14. Awards of Restricted Stock, Restricted Stock Units, and Deferred Stock Units may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.

10.3Registration; Restricted Stock Certificates.

Subject to Section 3.8 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Stock. The Committee may provide in an Award Agreement with respect to an Award of Restricted Stock that either (i) the Secretary of the Company shall hold such certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each certificate, or (ii) such certificates shall be delivered to such Grantee, provided that such certificates shall bear legends that comply with Applicable Laws and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement. Pursuant to

Section 3.8, to the extent that ownership of Restricted Stock is evidenced by a book-entry registration or direct registration (including transaction advices), such registration will contain an appropriate legend or restriction similar to the foregoing to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement.

10.4Rights of Holders of Restricted Stock.

Unless the Committee provides otherwise in an Award Agreement and subject to the restrictions set forth in the Plan, any applicable Company program, and the applicable Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividend payments or distributions declared or paid with respect to such shares of Restricted Stock. The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock that (i) any cash dividend payments or distributions paid on Restricted Stock either shall be reinvested in shares of Stock or shall be paid in cash at the same time paid to other stockholders of the Company as of the record date for such dividend, in each case which may or may not be subject to the same vesting conditions and restrictions as applicable to such underlying shares of Restricted Stock or (ii) any dividend payments or distributions declared or paid on shares of Restricted Stock shall only be made or paid upon satisfaction of the vesting conditions and restrictions applicable to such shares of Restricted Stock. Dividend payments or distributions declared or paid on shares of Restricted Stock which vest or are earned based upon the achievement of performance goals shall not vest or be paid unless such performance goals for such shares of Restricted Stock are achieved. All stock dividend payments or distributions, if any, received by a Grantee with respect to shares of Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the same vesting conditions and restrictions as applicable to such underlying shares of Restricted Stock.

10.5Rights of Holders of Restricted Stock Units and Deferred Stock Units.

10.5.1Voting and Dividend Rights.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other Person holding Restricted Stock Units or Deferred Stock Units shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Award or to direct the voting of the shares of Stock subject to such Award) until, if applicable, the shares of Stock subject thereby are fully paid and issued to such Grantee or other Person. The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock Units or Deferred Stock Units that the holder of such Restricted Stock Units or Deferred Stock Units, as applicable, shall be entitled to receive Dividend Equivalent Rights, in accordance with Section 13.

10.5.2Creditor’s Rights.

A holder of Restricted Stock Units or Deferred Stock Units shall have no rights other than those of a general, unsecured creditor of the Company. Restricted Stock Units and Deferred Stock Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6Termination of Service.

Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after the Award Agreement is issued, but prior to termination of the Grantee’s Service, upon the termination of a Grantee’s Service, any Restricted Stock, Restricted Stock Units, or Deferred Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of such Restricted Stock, Restricted Stock Units, or Deferred Stock Units, the Grantee shall have no further rights with respect to such Award, including, without limitation, any right to vote such Restricted Stock or any right to receive dividends or Dividend Equivalent Rights, as applicable, with respect to such Restricted Stock, Restricted Stock Units, or Deferred Stock Units.

10.7	Purchase of Restricted Stock and Shares of Stock Subject to Restricted Stock Units and Deferred Stock Units.

The Grantee of an Award of Restricted Stock, vested Restricted Stock Units, or vested Deferred Stock Units shall be required, to the extent required by Applicable Laws, to purchase such Restricted Stock or the shares of Stock subject to such vested Restricted Stock Units or Deferred Stock Units from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock, vested Restricted Stock Units, or vested Deferred Stock Units, or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock, Restricted Stock Units, or Deferred Stock Units. The Purchase Price shall be payable in a form described in Section 12 or, in the discretion of the Committee, in consideration for past or future Services rendered or to be rendered to the Company or an Affiliate.

10.8Delivery of Shares of Stock.

Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, including, without limitation, any performance goals or delayed delivery period, the restrictions applicable to Restricted Stock and to Restricted Stock Units or Deferred Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration (including transaction advices) or a certificate evidencing ownership of such shares of Stock shall, consistent with Section 3.8, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Restricted Stock Unit or Deferred Stock Unit once the shares of Stock represented by such Restricted Stock Unit or Deferred Stock Unit have been delivered in accordance with this Section 10.8.

11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY-BASED AWARDS

11.1Unrestricted Stock.

The Committee may, in its sole discretion, grant (or sell at the par value of a share of Stock or such other higher Purchase Price determined by the Committee) an Award to any Grantee pursuant to which such Grantee may receive shares of Unrestricted Stock under the Plan. Awards of Unrestricted Stock may be granted or sold as described in the preceding sentence in respect of past or future Services or other valid consideration, in lieu of or in addition to any cash compensation due to such Grantee.

11.2Other Equity-Based Awards.

The Committee may, in its sole discretion, grant Awards in the form of Other Equity-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this Section 11.2 may be granted with vesting, value, and/or payment contingent upon the achievement of one or more performance goals. The Committee shall determine the terms and conditions of Other Equity-Based Awards on the Grant Date or thereafter. Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after the Award Agreement is issued, but prior to termination of Grantee’s Service, upon the termination of a Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of any Other Equity-Based Award, the Grantee shall have no further rights with respect to such Other Equity-Based Award.

12.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

12.1General Rule.

Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option or the Purchase Price, if any, for Restricted Stock, vested Restricted Stock Units, or vested Deferred Stock Units shall be made in cash or in cash equivalents acceptable to the Company.

12.2Surrender of Shares of Stock.

To the extent the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the Purchase Price, if any, for Restricted Stock, vested Restricted Stock Units, or vested Deferred Stock Units may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.

12.3Cashless Exercise.

To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and/or any withholding taxes described in Section 18.3.

12.4Other Forms of Payment.

To the extent the Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for shares of Stock purchased pursuant to exercise of an Option or the Purchase Price, if any, for Restricted Stock, vested Restricted Stock Units, or vested Deferred Stock Units may be made in any other form that is consistent with Applicable Laws, including, without limitation, (i) with respect to Restricted Stock, vested Restricted Stock Units, and/or vested Deferred Stock Units only, Service rendered or to be rendered by the Grantee thereof to the Company or an Affiliate and (ii) with the consent of the Company, by withholding the number of shares of Stock that would otherwise vest or be issuable in an amount equal in value to the Option Price or Purchase Price, if any, and/or any withholding taxes described in Section 18.3.

13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1Dividend Equivalent Rights.

A Dividend Equivalent Right may be granted hereunder; provided that no Dividend Equivalent Right may be granted in connection with, or related to, an Award of Options or SARs. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement therefor. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of Stock or Awards, which may thereafter accrue additional Dividend Equivalent Rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment shall be at the Fair Market Value on the date of such reinvestment. Dividend Equivalent Rights may be settled in cash, shares of Stock, or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may (i) provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award or (ii) contain terms and conditions which are different from the terms and conditions of such other Award; provided, however, that Dividend Equivalent rights credited pursuant to a Dividend Equivalent Right granted as a component of another Award which vests or is earned based upon the achievement of performance goals shall not vest or be paid unless the performance goals for such underlying Award are achieved.

13.2Termination of Service.

Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after the Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS AND ANNUAL INCENTIVE AWARDS

14.1Grant of Performance Awards and Annual Incentive Awards.

Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Awards and/or Annual Incentive Awards in such amounts and upon such terms as the Committee shall determine.

14.2Value of Performance Awards and Annual Incentive Awards.

Each Performance Award and Annual Incentive Award shall have an initial cash value or an actual or target number of shares of Stock that is established by the Committee as of the Grant Date. The Committee shall set performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the value and/or number of shares of Stock that will be paid out to the Grantee thereof.

14.3Earning of Performance Awards and Annual Incentive Awards.

Subject to the terms of this Plan, after the applicable Performance Period has ended, the Grantee of Performance Awards or Annual Incentive Awards shall be entitled to receive a payout of the value earned under such Performance Awards or Annual Incentive Awards by such Grantee over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

14.4Form and Timing of Payment of Performance Awards and Annual Incentive Awards.

Payment of the value earned under Performance Awards and Annual Incentive Awards shall be made, as determined by the Committee, in the form, at the time, and in the manner described in the applicable Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, (i) may pay the value earned under Performance Awards in the form of cash, shares of Stock, other Awards, or in a combination thereof, including shares of Stock and/or other Awards that are subject to any restrictions deemed appropriate by the Committee, and (ii) shall pay the value earned under Performance Awards and Annual Incentive Awards at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals relating thereto have been achieved; provided that, unless specifically provided in the Award Agreement, such payment shall occur no later than the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the Performance Period ends.

14.5Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

14.5.1Performance Goals Generally.

The performance goals for Performance Awards or Annual Incentive Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. The Committee may determine that such Awards shall be granted, exercised, and/or settled upon achievement of any single performance goal or of two (2) or more performance goals. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

14.5.2Settlement of Awards; Other Terms.

Settlement of such Awards shall be in cash, shares of Stock, other Awards, or a combination thereof, including shares of Stock and/or Awards that are subject to any restrictions deemed appropriate by the Committee, in each case as determined in the sole discretion of the Committee. The Committee may, in its sole discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards. The Committee shall specify the circumstances in which such Performance Awards or Annual Incentive Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a Performance Period or settlement of such Awards. In the event payment of a Performance Award is made in the form of another Award subject to Service-based vesting, the Committee shall specify the circumstances in which the Award will be paid or forfeited in the event of a termination of Service.

14.5.3Performance Measures.

The performance goals upon which the payment or vesting of a Performance Award or Annual Incentive Award may be conditioned may include, but shall not be limited to, the following Performance Measures, with or without adjustment (including pro forma adjustments):

(a)	net earnings or net income;
(b)	operating earnings;
(c)	pretax earnings;
(d)	earnings per share of Stock;
(e)	earnings per share of Stock as adjusted to (i) include contingent consideration accretion and/or fair value adjustments, and/or (ii) exclude any one or more of the following:
●	income from discontinued operations;
●	gain on cancellation of debt;
●	debt extinguishment and related costs;
●	restructuring, separation, and/or integration charges and costs;
●	reorganization and/or recapitalization charges and costs;
●	impairment charges;
●	merger-related events;
●	gain or loss related to investments;
●	sales and use tax settlements;
●	gain on non-monetary transactions;
●	provision (benefit) for credit losses;
●	net write-offs;
●	fair value of expected net cash flows from servicing; and
●	one-time, non-recurring gains or losses;
(f)	Stock price, including growth measures and total stockholder return;

(g)	earnings before interest and taxes;
(h)	earnings before interest, taxes, depreciation and/or amortization;
(i)	earnings before interest, taxes, depreciation, and/or amortization as adjusted to exclude any one or more of the following:
●	stock-based compensation expense;
●	income from discontinued operations;
●	gain on cancellation of debt;
●	debt extinguishment and related costs;
●	restructuring, separation, and/or integration charges and costs;
●	reorganization and/or recapitalization charges and costs;
●	impairment charges;
●	merger-related events;
●	gain or loss related to investments;
●	sales and use tax settlements;
●	gain on non-monetary transactions;
●	provision (benefit) for credit losses;
●	net write-offs;
●	fair value of expected net cash flows from servicing; and
●	one-time, non-recurring gains or losses;
(j)	sales, originations or revenue growth or targets, whether in general or by type of product, service, or customer;
(k)	diversification of sales or revenues, whether in general or by type of product, service, or customer;
(l)	gross or operating margins;
(m)	return measures, including return on assets, capital, investment, equity, sales, or revenue;
(n)	cash flow, including:
●	operating cash flow;

●	free cash flow, defined as earnings before interest, taxes, depreciation, and/or amortization (as adjusted to exclude any one or more of the items that may be excluded pursuant to the Performance Measure specified in clause (h) above) less capital expenditures;
●	levered free cash flow, defined as free cash flow less interest expense;
●	cash flow return on equity; and
●	cash flow return on investment;
(o)	productivity ratios;
(p)	costs, reductions in costs, and cost control measures;
(q)	expense targets;
(r)	underwriting cost per loan;
(s)	credit losses;
(t)	market or market segment share or penetration;
(u)	financial ratios as provided in credit agreements of the Company and its subsidiaries;
(v)	working capital targets;
(w)	completion of acquisitions of businesses or companies;
(x)	development of new lines of business or substantially expanding existing lines of business;
(y)	completion of divestitures and asset sales;
(z)	revenues under management;
(aa)	funds from operations;
(bb)	employee hiring, retention, growth in population, and diversity;
(cc)	employee or customer satisfaction measurements;
(dd)	opening new offices expanding geographic coverage,
(ee)	execution of contractual arrangements or satisfaction of contractual requirements or milestones; and
(ff)	any combination of any of the foregoing business criteria.

Performance under any of the foregoing Performance Measures (i) may be used to measure the performance of (x) the Company, its Subsidiaries, and other Affiliates as a whole, (y) the Company, any Subsidiary, any other Affiliate, or any combination thereof, or (z) any one or more business units or operating segments of the Company, any

Subsidiary, and/or any other Affiliate, in each case as the Committee, in its sole discretion, deems appropriate and (ii) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate. In addition, the Committee, in its sole discretion, may select performance under the Performance Measure specified in clause (e) above for comparison to performance under one or more stock market indices designated or approved by the Committee. The Committee shall also have the authority to provide for accelerated vesting of any Performance Award or Annual Incentive Award based on the achievement of any Performance Measures.

14.5.4Evaluation of Performance.

The Committee may provide in any Performance Award or Annual Incentive Award that any evaluation of performance may include or exclude the impact of certain events that occur during a Performance Period, including but not limited to: (i) asset write-downs; (ii) litigation or claims, judgments, or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization, restructuring, or capital raising events or programs; (v) extraordinary, non-core, non-operating, or non-recurring items; (vi) acquisitions or divestitures; (vii) foreign exchange gains and losses; (viii) impact of shares of Stock purchased through share repurchase programs; (ix) tax valuation allowance reversals; (x) impairment expense; and (xi) environmental expense.

15.PARACHUTE LIMITATIONS

If the Grantee is a Disqualified Individual, then, notwithstanding any other provision of this Plan or of any Other Agreement, and notwithstanding any Benefit Arrangement, any right to exercise, vesting, payment or benefit to the Grantee under this Plan shall be reduced or eliminated:

(i)to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment or benefit to the Grantee under this Plan to be considered a Parachute Payment; and
(ii)if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.

Except as required by Code Section 409A or to the extent that Code Section 409A permits discretion, the Committee shall have the right, in the Committee’s sole discretion, to designate those rights, payments, or benefits under the Plan, all Other Agreements, and all Benefit Arrangements that should be reduced or eliminated so as to avoid having such rights, payments, or benefits be considered a Parachute Payment; provided, however, to the extent any payment or benefit constitutes deferred compensation under Code Section 409A, in order to comply with Code Section 409A, the Company shall instead accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock, Restricted Stock Units, or Deferred Stock Units, then by reducing or eliminating any other remaining Parachute Payments.

16.REQUIREMENTS OF LAW

16.1General.

The Company shall not be required to offer, sell, or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option, a SAR, or otherwise, if the offer, sale, or issuance of such shares of Stock would constitute a violation by the Grantee, the Company, an Affiliate, or any other Person of any provision of the Company’s certificate of incorporation or bylaws or of Applicable Laws, including any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration, or qualification of any shares of Stock subject to an Award upon any Stock Exchange or Securities Market or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, sale, issuance, or purchase of shares of Stock in connection with any Award, no shares of Stock may be offered, sold, or issued to the Grantee or any other Person under such Award, whether pursuant to the exercise of an Option, a SAR, or otherwise, unless such listing, registration, or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award. Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell, or issue such shares of Stock unless the Committee shall have received evidence satisfactory to it that the Grantee or any other Person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination by the Committee in connection with the foregoing shall be final, binding, and conclusive. The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2Rule 16b-3.

During any time when the Company has any class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board or the Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative with respect to such Awards to the extent permitted by law and deemed advisable by the Board or Committee, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Committee may exercise its discretion to modify this Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.

17.EFFECT OF CHANGES IN CAPITALIZATION

17.1Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of share or kind of Capital Stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in Capital Stock, or other increase or decrease in such Stock effected without receipt of consideration by the Company, the number and kinds of shares of Capital Stock for which grants of Options and other Awards may be made under the Plan, including, without limitation, the Share Limit set forth in Section 4.1 and the individual limits set forth in Section 6.2, shall be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of shares of Capital Stock for which Awards are outstanding shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Exercise Price, as applicable. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee shall, in such manner as the Board or the Committee deems appropriate, adjust (i) the number and kind of shares of Capital Stock subject to outstanding Awards and/or (ii) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Exercise Price of outstanding Stock Appreciation Rights, as applicable, to reflect such distribution.

17.2	Reorganization in Which the Company Is the Surviving Entity Which Does not Constitute a Change in Control.

Subject to Section 17.3, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Award theretofore granted pursuant to the Plan shall pertain to and apply to the Capital Stock to which a holder of the number of shares of Stock subject to such Award would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the per share Option Price and SAR Exercise Price so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares of Stock remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, any restrictions applicable to such Award shall apply as well to any replacement shares of Capital Stock subject to such Award or received by the Grantee as a result of the reorganization, merger, or consolidation. In the event of a transaction described in this Section 17.2, Performance Awards shall be adjusted (including any adjustment to the Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the Capital Stock that a holder of the number of shares of Stock subject to the Performance Awards would have been entitled to receive immediately following such reorganization, merger, or consolidation.

17.3Change in Control in which Awards are not Assumed.

Except as otherwise provided in the applicable Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are not being assumed or continued, the following provisions shall apply to such Award, to the extent not assumed or continued:

(i)Subject to clause (ii)(b) below, immediately prior to the occurrence of such Change in Control, in each case with the exception of any Performance Award, all outstanding shares of Restricted Stock and all Restricted Stock Units, Deferred Stock Units, and Dividend Equivalent Rights shall be deemed to have vested, and all shares of Stock and/or cash subject to such Awards shall be delivered; and
(ii)Either or both of the following two (2) actions shall be taken:
(a)	At least fifteen (15) days prior to the scheduled consummation of such Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days. Any exercise of an Option or SAR during this fifteen (15)-day period shall be conditioned upon the consummation of the Change in Control and shall be effective only immediately before the consummation thereof, and upon consummation of such Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate, with or without consideration (including, without limitation, consideration in accordance with clause (b) below) as determined by the Committee in its sole discretion. The Committee shall send notice of an event that shall result in such a termination to all Persons who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders.

or

(b)	The Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, and/or Dividend Equivalent Rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or Capital Stock having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock, Restricted Stock Units, Deferred Stock Units, and Dividend Equivalent Rights (for shares of Stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to the Option or SAR, multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such Change in Control exceeds (II) the Option Price or SAR Exercise Price applicable to such Options or SARs.
(iii)	Performance Awards shall be deemed to have vested as to the greater of (a) vesting as though target performance has been achieved or (b) vesting based on pro rata actual performance as of a date reasonably proximal to the date of consummation of the Change in Control, as determined by the Committee in its sole discretion, where that level of performance thus determined shall be treated as achieved immediately prior to the consummation of the Change in Control. For purposes of the preceding sentence, if, based on the discretion of the Committee, actual performance is not determinable, the Performance Awards shall be treated as though target performance has been achieved. After application of this Section 17.3(iii), if any Awards arise from application of this Section 17, such Awards shall be settled under the applicable provision of Section 17.3(i) and (ii).
(iv)Other Equity-Based Awards shall be governed by the terms of the applicable Award Agreement.
17.4	Change in Control in which Awards are Assumed.

Except as otherwise provided in the applicable Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are being assumed or continued, the following provisions shall apply to such Award, to the extent assumed or continued:

The Plan, Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Dividend Equivalent Rights, and Other Equity-Based Awards theretofore granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Awards theretofore granted, or for the substitution for such Awards for new stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, dividend equivalent rights, and other equity-based awards relating to the Capital Stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices of options and stock appreciation rights.

17.5Adjustments.

Adjustments under this Section 17 related to shares of Stock or other Capital Stock of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee may provide in the Award Agreement as of the Grant Date, in another agreement with the Grantee, or otherwise in writing at any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 17.1, 17.2, 17.3 and 17.4. This Section 17 shall not limit the Committee’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of change in control events involving the Company that are not a Change in Control hereunder.

17.6No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or to engage in any other transaction or activity.

18.GENERAL PROVISIONS

18.1Disclaimer of Rights.

No provision in the Plan, any Award, or any Award Agreement shall be construed (i) to confer upon any Person the right to remain in the Service of the Company or an Affiliate, (ii) to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any Person at any time, or (iii) to terminate any Service or other relationship between any Person and the Company or an Affiliate. In addition, notwithstanding any provision of the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board or the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board or the Committee in their discretion determines desirable.

18.3Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by Applicable Law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or the issuance of any shares of Stock or cash upon the exercise of, settlement of, or otherwise with respect to, an Award. At the time of such vesting, lapse, exercise, settlement, or other payment, the Grantee shall pay in cash to the Company or such Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided, however, that if there is a same day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day that the same day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligations, in whole or in part, (i) by causing the Company or an Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or an Affiliate shares of Stock already owned by the Grantee. The number of shares of Stock so delivered or withheld shall be in an amount necessary to cover such withholding obligations (determined by the Company or an Affiliate as of the date on which the amount of tax to be withheld is to be determined). A Grantee who has made an election pursuant to this Section 18.3 may satisfy his or her withholding obligations only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state, or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award, or payment of shares of Stock pursuant to such Award, as applicable, cannot exceed such number of shares of Stock having a value equal to the maximum statutory tax rates applicable in the Grantee’s jurisdiction; provided, that, unless the Company determines otherwise (after considering any accounting consequences or costs), such shares shall be rounded up to the nearest whole share of Stock.

18.4Captions.

The use of captions in this Plan or any Award Agreement is for convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

18.6Number and Gender.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

18.7Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8Governing Law.

The validity and construction of this Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.9Section 409A of the Code.

The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan will be interpreted and administered to be in compliance with Code Section 409A. Any payments described in the Plan that are due within the Short-Term Deferral Period will not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding any provision of the Plan to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the Grantee’s Separation from Service will instead be paid on the first payroll date after the six (6)-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier).

Furthermore, notwithstanding anything in the Plan to the contrary, in the case of an Award that is characterized as deferred compensation under Code Section 409A, and pursuant to which settlement and delivery of the cash or shares of Stock subject to the Award is triggered based on a Change in Control, in no event will a Change in Control be deemed to have occurred for purposes of such settlement and delivery of cash or shares of Stock if the transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). If an Award characterized as deferred compensation under Code Section 409A is not settled and delivered on account of the provision of the preceding sentence, the settlement and delivery shall occur on the next succeeding settlement and delivery triggering event that is a permissible triggering event under Code Section 409A. No provision of this paragraph shall in any way affect the determination of a Change in Control for purposes of vesting in an Award that is characterized as deferred compensation under Code Section 409A.

Notwithstanding the foregoing, neither the Company nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Code Section 409A, and neither the Company or an Affiliate nor the Board or the Committee will have any liability to any Grantee for such tax or penalty.

18.10Data Privacy.

By accepting an Award, Grantee acknowledges and agrees that the Company (acting as data controller) may hold certain personal information about a Grantee, including the Grantee’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any shares of Stock held in the Company or its Subsidiaries and Affiliates; and Award details (the “Data”) to implement, manage and administer the Plan and Awards in accordance with this Plan and the Award Agreements and in the Company’s legitimate interests to operate a successful business. The Company may receive the Data from its Affiliates or the Grantee, and may share the Data with its Affiliates and to third parties assisting the Company with the Plan implementation, administration and management including to a broker or other third party with whom the Company or the Grantee may elect to deposit any shares of Stock. These recipients may be located outside of the Grantee’s country (and outside of the United States, European Economic Area or United Kingdom), and in such cases the Data will be transferred in accordance with applicable law, including where required using approved international data transfer mechanisms such as standard contractual clauses. The Data related to a Grantee will be held only as long as necessary to implement, administer, and manage the Grantee’s participation in the Plan. To the extent permitted under applicable law, a Grantee may, at any time, exercise their right to request access to their Data, to delete or correct their Data, to object to the Company’s use of the Data, to request that the Company restricts the use of Data or shares the Data with another controller, or to raise any issues around the Company’s use of Data with the Company or any data privacy regulator. To contact the Company, request a copy of any international data transfer mechanism, exercise any data privacy right, or find out more information about how the Company uses the Data, Grantees may contact their local human resources representative.

* * *

To record adoption of this 2024 Equity Incentive Plan by the Board as of February 14, 2024, and approval of this 2024 Equity Incentive Plan by the stockholders on May 2, 2024, the Company has caused its authorized officer to execute the Plan.

WALKER & DUNLOP, INC.

By:
Title:	Executive Vice President,
General Counsel and Secretary

Signature Page to the Walker & Dunlop, Inc. 2024 Equity Incentive Plan

01 - Jeffery R. Hayward 04 - John Rice 07 - Donna C. Wells 02 - Ellen D. Levy 05 - Dana L. Schmaltz 03 - Michael D. Malone 06 - William M. Walker For Against Abstain For Against Abstain For Against Abstain 73BM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03YP8B + + Annual Meeting Proxy Card 2. Ratification of the appointment of the independent registered public accounting firm 3. Advisory resolution to approve executive compensation 1. Election of Directors: For Against Abstain NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below For Against Abstain A Proposals — The Board of Directors recommend a vote “FOR” each Director Nominee and “FOR” proposals 2, 3 and 4. 4. Approval of the adoption of the 2024 Equity Incentive Plan, which constitutes an amendment and restatement of the Walker & Dunlop, Inc. 2020 Equity Incentive Plan, as amended q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Internet Go to www.envisionreports.com/WD or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/WD Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada You may vote online or by phone instead of mailing this card. Votes submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 1, 2024. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/WD Walker & Dunlop, Inc. Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + Notice of 2024 Annual Meeting of Stockholders THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Richard M. Lucas and William M. Walker, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Walker & Dunlop, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on May 2, 2024 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE AND “FOR” PROPOSALS 2, 3 AND 4 AS RECOMMENDED BY THE DIRECTORS. (Continued and to be marked, dated and signed, on the other side) Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders The Proxy Statement and the 2023 Annual Report to Stockholders are available at: www.envisionreports.com/WD Annual Meeting of Stockholders May 2, 2024, 10:00 a.m., EDT Hilton Garden Inn 7301 Waverly Street, Bethesda, MD 20814 Upon arrival, please present this admission ticket and photo identification at the registration desk. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q